PROSPECTUS
                                 TENGASCO, INC.
                                   12,100,000
                               SUBSCRIPTION RIGHTS
                                   TO PURCHASE
                                   36,300,000
                             SHARES OF COMMON STOCK

     We are distributing to holders of our outstanding common stock, at no charge, nontransferable subscription rights to purchase up to an aggregate of 36,300,000 shares of our common stock at a cash subscription price of $0.25 per share. You will receive for each share of our common stock you own a right to purchase three shares of our common stock at an exercise price of $0.25 for each share purchased. If you exercise your rights in full, you may over-subscribe for the purchase of additional shares that remain unsubscribed at the expiration of the rights offering, subject to availability and allocation of shares among persons exercising this over-subscription privilege. In no event, however, may any subscriber purchase shares of our common stock in the offering that, when aggregated with all of the shares of our common stock otherwise owned by the subscriber and his, her or its affiliates, would immediately following the closing represent more than 50% of our issued and outstanding shares. You will not be entitled to receive any rights unless you hold of record shares of our common stock as of the close of business on February 27, 2004.

     This rights offering is being made in order to obtain funds to pay non-bank indebtedness, including to Dolphin Offshore Partners, L.P., which we refer to as Dolphin, in the aggregate amount of up to approximately six million dollars (including up to $3,850,000 in principal amount plus accrued interest to Dolphin), with the balance of the net proceeds, if any, to be used to pay bank indebtedness and/or for working capital purposes. See "Certain Relationships and Related Transaction." Dolphin, of which Peter E. Salas, a member of our Board of Directors, is the general partner and the controlling person, is deemed to beneficially own approximately 19.8% of our outstanding common stock. Our Board of Directors has determined that this rights offering is advisable under our present financial, operational and other circumstances. Our Board of Directors formed a four-person special committee of its members charged with, among other things, recommending to the full Board of Directors the financial and other terms of this rights offering. No special committee member is an employee of ours nor has any personal interest in the rights offering. We have no agreements or understandings with any persons or entities, including Dolphin, members of our Board of Directors, our management and any broker dealers, with respect to their exercise of any rights offered hereby or their participation as an underwriter, broker or dealer in this offering. See "The Rights Offering - Background of the Rights Offering."

     The rights will expire if they are not exercised by 5:00 p.m., New York City time, on March 18, 2004, the expected expiration date of the rights offering. We may extend the period for exercising the rights for up to an additional 30 days. Subscription amounts received will be held by the subscription agent until completion of the rights offering, during which period the right holders will not earn interest on those subscription amounts. Rights that are not exercised by the expiration date of the rights offering will expire and will have no value. Rights may not be sold or transferred except under the very limited circumstances described later in this prospectus. You should carefully consider whether to exercise your rights before the expiration date. See "The Rights Offering." Our Board of Directors makes no recommendation regarding your exercise of rights.

     Shares of our common stock are traded on the American Stock Exchange under the symbol "TGC." On February 9, 2004, the last reported sales price for our common stock was $1.20 per share. Although application has been made to list the shares of common stock offered hereby on the American Stock Exchange, the

Company cannot be sure that such listing will be granted. See "Risk Factors. Delisting of our common stock from AMEX, which is possible, would adversely affect us and holders of those shares.

     AN INVESTMENT IN OUR COMMON STOCK IS VERY RISKY. YOU SHOULD CAREFULLY CONSIDER THE RISK FACTORS BEGINNING ON PAGE 8 OF THIS PROSPECTUS BEFORE EXERCISING YOUR RIGHTS.

                              PROCEEDS OF OFFERING
                                                        PER SHARE        TOTAL
                                                        ---------        -----
Subscription Price....................................    $0.25       $9,075,000
Estimated Expenses....................................   $0.004       $150,000
Net Proceeds to Tengasco..............................   $0.246       $8,925,000

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


              THE DATE OF THIS PROSPECTUS IS FEBRUARY 13, 2004.

                                   TABLE OF CONTENTS

 Summary.................................1     Management..........................45
 Risk Factors............................8     Certain Relationships And Related
 Forward Looking Statements.............14     Transactions........................50
 Use Of Proceeds........................15     Principal Stockholders..............53
 Price Range Of Common Stock............16     The Rights Offering.................55
 Capitalization.........................17     Description Of Capital Stock........66
 Selected Consolidated Financial               United States Federal Income Tax
 Data...................................18     Consequences........................69
 Management's Discussion And Analysis          Plan of Distribution................70
 Of Financial Condition And Results Of         Tennessee Anti-Takeover Law.........70
 Operations.............................19     Limitation Of Liability Of
 Quantitative And Qualitative                  Directors...........................70
 Disclosure About Market Risks..........27     Legal Matters.......................72
 Business...............................28     Experts.............................72
 Production.............................41     Where You Can Find More Information.72
 Legal Proceedings......................43     Index to Financial Statements......F-1

                                     SUMMARY

     THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY MAY NOT CONTAIN ALL OF THE INFORMATION THAT IS IMPORTANT TO YOU. THIS PROSPECTUS INCLUDES INFORMATION ABOUT OUR BUSINESS AND OUR FINANCIAL AND OPERATING DATA. BEFORE MAKING AN INVESTMENT DECISION, WE ENCOURAGE YOU TO READ THE ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE RISKS DISCUSSED IN THE "RISK FACTORS" SECTION. WE ALSO ENCOURAGE YOU TO REVIEW OUR FINANCIAL STATEMENTS AND THE OTHER INFORMATION US PROVIDE IN THE REPORTS AND OTHER DOCUMENTS THAT WE FILE WITH THE SEC, AS DESCRIBED UNDER "WHERE YOU CAN FIND MORE INFORMATION."

OUR COMPANY

     We are in the business of exploring for, producing and transporting oil and natural gas in Tennessee and Kansas. We lease producing and non-producing properties with a view toward exploration and development. Emphasis is also placed on pipeline and other infrastructure facilities to provide transportation services. We utilize seismic technology to improve the discovery and recovery of reserves.

     To date, we have drilled primarily on a portion of our Tennessee leases known as the Swan Creek Field in Hancock County focused within what is known as the Knox formation, one of the geologic formations in that field. During the first nine months of 2003, we produced an average of approximately 1.2 million cubic feet of natural gas per day and approximately 2,171 barrels of oil per month from 23 producing gas wells and six producing oil wells in the Swan Creek Field. We also operate wells in the State of Kansas. During the first nine months of 2003, we produced an average of approximately .73 million cubic feet of natural gas per day and 10,531 barrels of oil per month from 59 producing gas wells and 149 producing oil wells in Kansas.

     We were initially organized under the laws of the State of Utah on April 18, 1916, under the name "Gold Deposit Mining & Milling Company." We subsequently changed our name to Onasco Companies, Inc. We were formed originally for the purpose of mining, reducing and smelting mineral ores. On November 10, 1972, we conveyed to an unaffiliated entity substantially all of our assets and we ceased all business operations. From approximately 1983 to 1991, our operations were limited to seeking out the acquisition of assets, property or businesses. In 1995 we began acquiring oil and gas assets and have since focused our efforts on the operation of these assets as well as the acquisition of additional oil and gas assets.

     We are a Tennessee corporation, the address of our principal executive office is 603 Main Avenue, Suite 500, Knoxville, TN 37902, and our telephone number at that address is (865)523-1124.

THE RIGHTS OFFERING

     You should read "Risk Factors" before you exercise your rights.

WHAT IS THE RIGHTS OFFERING?            The rights offering is a distribution to
                                        holders  of  our  common  stock,  at  no
                                        charge, of nontransferable  subscription
                                        rights  at the  rate  of one  right  (to
                                        purchase  three  shares  of  our  common
                                        stock)  for each  share of common  stock
                                        owned  as  of  February  27,  2004,  the
                                        record   date.   Each   right   will  be
                                        evidenced by a nontransferable rights certificate.

WHAT IS  A   SUBSCRIPTION   RIGHT?      Each  subscription  right  is a right to
                                        purchase  three  shares  of  our  common
                                        stock  and  carries   with  it  a  basic
                                        subscription     privilege     and    an
                                        over-subscription privilege.

WHAT IS THE BASIC SUBSCRIPTION          The basic subscription privilege of each
PRIVILEGE?                              right  entitles  you to  purchase  three
                                        shares  of  our  common   stock  at  the
                                        subscription   price  of  $0.75  in  the
                                        aggregate,   or  $0.25  per  each  share
                                        purchased.  You must  purchase all three
                                        shares  relating  to  each   outstanding
                                        share  if  you  wish  to  exercise   the
                                        subscription privilege relating thereto.
                                        Fractional rights will be eliminated by rounding up to the next higher whole right.

WHAT IS THE OVER-SUBSCRIPTION           We  do  not  expect   that  all  of  our
PRIVILEGE?                              stockholders  will exercise all of their
                                        basic subscription  rights. By extending
                                        over-subscription   privileges   to  our
                                        stockholders,     we    are    providing
                                        stockholders  that exercise all of their
                                        basic  subscription  privileges with the
                                        opportunity  to  purchase  those  shares
                                        that   are  not   purchased   by   other
                                        stockholders  through  the  exercise  of
                                        their basic subscription privileges. The
                                        over-subscription   privilege   of  each
                                        right   entitles   you,   if  you  fully
                                        exercise    your   basic    subscription
                                        privilege,  to subscribe for  additional
                                        shares of our common stock  unclaimed by
                                        other  holders  of rights in the  rights
                                        offering, at the same subscription price
                                        per share. If an insufficient  number of
                                        shares is available to fully satisfy all
                                        over-subscription   privilege  requests,
                                        the available shares will be distributed
                                        proportionately among rights holders who
                                        exercised    their     over-subscription
                                        privilege  based on the number of shares
                                        each rights holder  subscribed for under
                                        the basic  subscription  privilege.  The
                                        subscription   agent  will   return  any
                                        excess payments by mail without interest
                                        or   deduction    promptly   after   the
                                        expiration of the rights offering.

HOW LONG WILL THE  RIGHTS  OFFERING     You  will  be  able  to  exercise   your
LAST?                                   subscription   rights   only   during  a
                                        limited  period.  If you do not exercise
                                        your  subscription  rights  before  5:00
                                        p.m.,  New York City time,  on March 18,
                                        2004,  your  subscription   rights  will
                                        expire.   We  may,  in  our  discretion,
                                        extend the rights offering for up to an additional 30 days.

IS THERE ANY LIMITATION ON THE          Yes.  In no  event  may  any  subscriber
NUMBER OF MY RIGHTS THAT I MAY          purchase  shares of our common  stock in
EXERCISE?                               the offering that,  when aggregated with
                                        all of the  shares of our  common  stock
                                        otherwise  owned by the  subscriber  and
                                        his,  her  or  its   affiliates,   would
                                        immediately    following   the   closing
                                        represent more than 50% of our issued and outstanding shares.

WHY IS TENGASCO ENGAGING IN A           The net proceeds of the rights  offering
RIGHTS OFFERING?                        will be used  initially  to pay non-bank
                                        indebtedness in the aggregate  amount of
                                        up to six million dollars  (including up
                                        to $3,850,000  in principal  amount plus
                                        accrued  interest to Dolphin),  with the
                                        balance of the net proceeds,  if any, to
                                        be  used  to  repay  bank   indebtedness
                                        and/or  for  working  capital  purposes,
                                        including  the  drilling  of  additional
                                        wells.  See "Certain  Relationships  and
                                        Related    Transactions."   The   rights
                                        offering gives you the opportunity to participate in this fund-raising effort and to purchase additional shares of our common stock.

WHAT HAPPENS IF I CHOOSE NOT TO         You will retain your  current  number of
EXERCISE MY SUBSCRIPTION RIGHTS?        shares  of common  stock  even if you do
                                        not exercise your  subscription  rights.
                                        If you choose not to exercise your subscription rights, then the percentage of our common stock that you own will decrease. Rights not exercised prior to the expiration of the rights offering will expire.

HOW DO I EXERCISE MY SUBSCRIPTION       You may exercise your rights by properly
RIGHTS?                                 completing   and  signing   your  rights
                                        certificate.   You  must   deliver  your
                                        rights  certificate with full payment of
                                        the  subscription  price  (including any
                                        amounts     in     respect     of    the
                                        over-subscription   privilege)   to  the
                                        subscription  agent  on or  prior to the
                                        expiration date. If you use the mail, we
                                        recommend    that   you   use   insured,
                                        registered    mail,    return    receipt
                                        requested.  If you cannot  deliver  your
                                        rights  certificate to the  subscription
                                        agent  on  time,   you  may  follow  the
                                        guaranteed delivery procedures described under "The Rights Offering--Guaranteed
                                        Delivery  Procedures"  beginning on page
                                        55.

WHAT SHOULD I DO IF I WANT TO           If you hold  shares of our common  stock
PARTICIPATE IN THE RIGHTS OFFERING through a broker, custodian bank or BUT MY SHARES ARE HELD IN THE NAME other nominee, we will ask your broker,
OF MY  BROKER, CUSTODIAN  BANK OR       custodian   bank  or  other  nominee  to
OTHER NOMINEE?                          notify  you of the rights  offering.  If
                                        you wish to exercise your rights, you will need to have your broker, custodian bank or other nominee act for you.

                                        To indicate  your  decision,  you should
                                        complete  and  return  to  your  broker,
                                        custodian bank or other nominee the form
                                        entitled   "Beneficial   Owner  Election
                                        Form." You should receive this form from
                                        your  broker,  custodian  bank or  other
                                        nominee with the other  rights  offering
                                        materials.   You  should   contact  your
                                        broker, custodian bank or other nominee if you believe you are entitled to participate in the rights offering but you have not received this form.

WHAT SHOULD I DO IF I WANT              The subscription  agent will mail rights
TO PARTICIPATE IN THE RIGHTS OFFERING certificates to you if you are a rights AND I AM A STOCKHOLDER IN A FOREIGN holder whose address is outside the
COUNTRY OR IN THE ARMED SERVICES?       United  States  or if you  have  an Army
                                        Post Office or a Fleet Post Office address. To exercise your rights, you must notify the subscription agent on or prior to 5:00 p.m., New York City time, on March 18, 2004, and take all other steps which are necessary to exercise your rights, on or prior to that time.
                                        If you do not follow these procedures prior to the expiration of the rights offering, your rights will expire.

WHAT IF THE MARKET PRICE PER SHARE      Consult  your  broker.  Depending on the
OF OUR COMMON STOCK IS LESS THAN        market  price of our  common  stock,  it
THE SUBSCRIPTION PRICE PER SHARE        most likely will be more cost  effective
WHEN I AM DECIDING TO EXERCISE MY       for you to purchase shares of our common
SUBSCRIPTION RIGHTS?                    stock  on the  American  Stock  Exchange
                                        rather than exercise your subscription rights.

WILL I BE CHARGED A SALES COMMISSION No. We will not charge a brokerage OR A FEE BY TENGASCO IF I EXERCISE commission or a fee to rights holders
MY SUBSCRIPTION RIGHTS?                 for exercising their rights. However, if
                                        you  exercise  your  rights   through  a
                                        broker   or   nominee,   you   will   be
                                        responsible for any fees charged by your broker or nominee.

WHAT IS THE  BOARD OF  DIRECTORS'       Our board of directors is not making any
RECOMMENDATION  REGARDING  THE RIGHTS   recommendation  as to whether you should
OFFERING?                               exercise your subscription  rights.  You
                                        are urged to make your decision based on
                                        your  own   assessment   of  the  rights
                                        offering and Tengasco.

HOW MANY SHARES MAY I PURCHASE?         You  will  receive  one  nontransferable
                                        subscription  right  for  each  share of
                                        common   stock   that   you   owned   on
                                        February 27,  2004,  the   record  date.
                                        Each  subscription  right  contains  the
                                        basic  subscription  privilege  and  the
                                        over-subscription  privilege. Each basic
                                        subscription  privilege  entitles you to
                                        purchase  three  shares of common  stock
                                        for  $0.25  per  each  share  purchased.
                                        Fractional  rights will be eliminated by
                                        rounding  up to the  next  higher  whole
                                        right.   See  "The  Rights   Offering  -
                                        Subscription    Privileges    -    Basic
                                        Subscription Privilege."

                                        The over-subscription privilege entitles
                                        you to subscribe for  additional  shares
                                        of  our   common   stock   at  the  same
                                        subscription   price   per  share  on  a
                                        pro-rata  basis to the  number of shares
                                        you    purchased    under   your   basic
                                        subscription  privilege,   provided  you
                                        fully  exercise your basic  subscription
                                        privilege.     "Pro-rata"    means    in
                                        proportion  to the  number  of shares of
                                        our common  stock that you and the other
                                        rights  holders   electing  to  exercise
                                        their over-subscription  privileges have
                                        purchased   by   exercising   the  basic
                                        subscription    privileges    on   their
                                        holdings  of  common  stock.   See  "The
                                        Rights Offering - Subscription Privilege
                                        -Over-Subscription Privilege."

HOW WAS THE SUBSCRIPTION PRICE          The  subscription  price  per  share has
ESTABLISHED?                            been   recommended   to  our   Board  of
                                        Directors by a special  committee of our
                                        Board charged with,  among other things,
                                        recommending  to our Board the financial
                                        and other  terms of this  offering.  The
                                        special committee considered a number of
                                        factors, including the historic and then
                                        current   market  price  of  the  common
                                        stock,  our  business   prospects,   our
                                        recent   and    anticipated    operating
                                        results,   general   conditions  in  the
                                        securities   markets   and  the   energy
                                        markets,    our   need   for    capital,
                                        alternatives available to us for raising
                                        capital, the amount of proceeds desired,
                                        the pricing of similar transactions, the
                                        liquidity  of our  common  stock and the
                                        level  of  risk  to our  investors.  The
                                        matters   considered   by  the   special
                                        committee  in  its  determination   also
                                        included     negotiations     with     a
                                        representative of Dolphin,  of which Mr.
                                        Salas is the controlling person, as to a
                                        subscription   price  at  which  Dolphin
                                        might   participate   in  the  offering,
                                        although  Dolphin has not  entered  into
                                        any  agreement  with  the  Company  with
                                        respect  to  such   participation.   The
                                        special   committee's    recommendations
                                        regarding  subscription  price per share
                                        and  other  terms of the  offering  were
                                        finally   presented   to  our  Board  of
                                        Directors    (with    Mr.    Salas   not
                                        participating   with  respect  to  these
                                        matters) on December 23, 2003. In its deliberations, the special committee was advised by a financial adviser and by counsel. See "The Rights Offering -
                                        Background of the Rights Offering."

IS EXERCISING MY SUBSCRIPTION           Yes.   The   exercise   of  your  rights
RIGHTS RISKY?                           involves  risks.  Exercising your rights
                                        means buying additional shares of our common stock and should be considered as carefully as you would consider any other equity investment. Among other things, you should carefully consider the risks described under the heading
                                        "Risk Factors," beginning on page 8.

MAY I TRANSFER MY RIGHTS IF I DO        No.  Should you  choose not to  exercise
NOT WANT TO PURCHASE ANY SHARES?        your rights, you may not sell, give away
                                        or  otherwise   transfer   your  rights.
                                        However, rights will be transferable to certain affiliates of the recipient and by operation of law - for example, upon death of the recipient.

AM I REQUIRED TO SUBSCRIBE IN THE       No.
RIGHTS OFFERING?

HOW MANY SHARES WILL BE OUTSTANDING     Assuming  the rights  offering  is fully
AFTER THE RIGHTS OFFERING?              subscribed,  the  number  of  shares  of
                                        common  stock  that will be  outstanding
                                        immediately  after the  rights  offering
                                        will be approximately 48,400,000 shares,
                                        subject  to  any  increase(s)  that  may
                                        occur after the date of this  prospectus
                                        as a result of the exercise,  conversion
                                        or   exchange   of   outstanding   stock
                                        options,   convertible   securities   or
                                        exchangeable securities.

WHAT HAPPENS IF THE RIGHTS OFFERING     Any rights not  exercised  after  giving
IS NOT FULLY SUBSCRIBED AFTER           effect    to    the    over-subscription
GIVING EFFECT TO THE                    privilege will expire.
OVER-SUBSCRIPTION PRIVILEGE?

HOW WILL THE RIGHTS OFFERING AFFECT     The  members  of our board of  directors
OUR BOARD'S OWNERSHIP OF OUR COMMON     and  their   affiliates  are  deemed  to
STOCK?                                  beneficially own 4,363,661 shares of our
                                        common stock, representing approximately
                                        34.5% of our  outstanding  common stock.
                                        Dolphin  is deemed to  beneficially  own
                                        2,441,019 shares of our common stock, representing approximately 19.8% of our outstanding common stock. See "Principal
                                        Stockholders."

                                        If no rights  holders other than Dolphin
                                        exercise  their  rights  in  the  rights
                                        offering,  Dolphin  will, as a result of
                                        its subscription for and purchase of the
                                        maximum number of  unsubscribed  shares,
                                        be limited by the terms of this offering
                                        to ownership of not more than 50% of our
                                        issued and outstanding shares, when such
                                        ownership   is   aggregated   with   the
                                        ownership  of  its  affiliates.   If  no
                                        rights  holders  other  than  all of the
                                        members   of  our  board  of   directors
                                        exercise their respective  rights in the
                                        rights offering,  our board of directors
                                        collectively  will,  as a result  of its
                                        subscription  for  and  purchase  of all
                                        unsubscribed  shares,  own  81.9% of our
                                        issued  and  outstanding  shares  and be
                                        deemed to beneficially own approximately
                                        84.1%   of   our   common   stock.   See
                                        "Principal Stockholders."

AFTER I EXERCISE MY RIGHTS, CAN I       No.  Once you send in your  subscription
CHANGE MY MIND AND CANCEL MY            certificate   and   payment  you  cannot
PURCHASE?                               revoke the exercise of your rights, even
                                        if you later learn  information about us
                                        that you consider to be unfavorable  and
                                        even if the  market  price of our common
                                        stock  is  below  the  $0.25  per  share
                                        subscription   price.   You  should  not
                                        exercise your subscription rights unless
                                        you  are   certain   that  you  wish  to
                                        purchase additional shares of our common stock at a price of $0.25 per share. See
                                        "The Rights Offering - No Revocation."

WHAT ARE THE  FEDERAL  INCOME TAX       A  holder  of  common   stock  will  not
CONSEQUENCES OF EXERCISING MY           recognize  income  or loss  for  federal
SUBSCRIPTION  RIGHTS AS A HOLDER OF     income tax purposes in  connection  with
COMMON STOCK?                           the receipt or exercise of  subscription
                                        rights  in  the  rights  offering.   See
                                        "United   States   Federal   Income  Tax
                                        Consequences" on page 62.

WHEN WILL I RECEIVE MY NEW SHARES?      If you  purchase  shares of common stock
                                        through this rights  offering,  you will
                                        receive certificates  representing those
                                        shares as soon as practicable  after the
                                        expiration   of  the  rights   offering.
                                        Subject  to  state  securities  laws and
                                        regulations,  we have the  discretion to
                                        delay allocation and distribution of any
                                        shares  you may  elect  to  purchase  by
                                        exercise     of    your     basic     or
                                        over-subscription privilege in order to comply with state securities laws.

WILL THE NEW SHARES BE INITIALLY        Yes.  Our common  stock is traded on the
LISTED ON THE AMERICAN STOCK            American Stock Exchange under the symbol
EXCHANGE AND TREATED LIKE OTHER         "TGC." On  February  9,  2004,  the last
SHARES?                                 reported sales price of our common stock
                                        on the AMEX was $1.20 per share.

IF THE RIGHTS OFFERING IS NOT           Yes.  The  subscription  agent will hold
COMPLETED, WILL MY SUBSCRIPTION         all funds it  receives  in escrow  until
PAYMENT BE REFUNDED TO ME?              completion  of the rights  offering.  If
                                        the right offering is not completed, the
                                        subscription agent will return promptly,
                                        without   interest,   all   subscription
                                        payments.

WHAT SHOULD I DO IF I HAVE OTHER        If   you   have    questions   or   need
QUESTIONS?                              assistance,    please   contact   Mellon
                                        Investor Services LLC, the subscription agent, at: (800) 932-6798.


                                        For a more complete  description  of the
                                        rights   offering,   see   "The   Rights
                                        Offering" beginning on page 50.

AMERICAN STOCK EXCHANGE TRADING         TGC
SYMBOL:

TO WHOM SHOULD I SEND FORMS AND
PAYMENTS:

                                MELLON BANK, N.A.

                BY MAIL:                              BY HAND:

         Mellon Bank, N.A.                     Mellon Bank, N.A.
         c/o Mellon Investor Services LLC      c/o Mellon Investor Services LLC
         P.O. Box 3301                         120 Broadway, 13th Floor
         South Hackensack, NJ 07606            New York, New York 10271
         Attention: Reorganization Dept.       Attention: Reorganization Dept


               BY OVERNIGHT COURIER:

         Mellon Bank, N.A.
         c/o Mellon Investor Services LLC
         85 Challenger Road
         Overpeck Centre
         Ridgefield Park, NJ 07660
         Attention: Reorganization Dept.

         For instructions on how your subscription payment should be sent to the subscription agent, see "The Rights Offering - Required Forms of Payment of Subscription Price" on page 55.

         If you have questions, need additional copies of offering documents or otherwise need assistance, please contact the information agent for this offering:

         Mellon Investor Services LLC
         85 Challenger Road
         Overpeck Centre
         Ridgefield Park, NJ 07660
         800-932-6798

         To ask other questions or to receive copies of our recent SEC filings, you also can contact us by mail or telephone, or refer to the other sources described under "Where You Can Find More Information" on the inside back cover of this prospectus.

SUMMARY CONSOLIDATED FINANCIAL DATA

     The following summary financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and notes thereto, and other financial information included elsewhere in this prospectus. Our consolidated statement of loss data set forth below for the years ended December 31, 2002 and 2001 and 2000 and the consolidated balance sheet data as of December 31, 2002 and 2001 have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The consolidated statement of loss data set forth below for the years ended December 31, 1999 and 1998 and the consolidated balance sheet data as of December 31, 2000, 1999 and 1998 have been derived from our audited consolidated financial statements that are not included in this prospectus. The balance sheet data and the statement of loss data as of and for the nine months ended September 30, 2003 and 2002 have been derived from our unaudited financial statements, included elsewhere in this prospectus, which we believe have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of the summary financial data shown.

                                                                                                          Nine Months Ended
                                                Year Ended December 31, (1)                                 September 30,
                             ---------------------------------------------------------------------     -------------------------
                               2002           2001           2000         1999          1998               2003         2002
                                                                                                              (unaudited)
LOSS STATEMENT DATA.
Oil and Gas Revenues         $5,437,723     $6,656,758    $5,241,076     $3,017,252      $2,078,101    $4,907,216    $3,859,050
Production Costs and Taxes   $3,094,731     $2,951,746    $2,614,414     $2,564,932      $1,943,944    $2,571,898    $2,084,597
Depreciation, Depletion
  and Amortization           $2,413,597     $1,849,963      $371,249       $283,907        $290,030    $1,887,333    $1,731,182
General and Administrative   $1,868,141     $2,957,871    $2,602,311     $1,961,348      $1,372,132    $1,112,289
Interest Expense               $578,039       $850,965      $415,376       $417,497        $574,906      $462,518      $448,046
Net Loss Before
  Cumulative Effect of a
  Change in Accounting
  Principle                 $(3,154,555)   $(2,262,787)  $(1,541,884)   $(2,671,923)    $(3,083,638)  $(1,897,568)  $(2,820,539)
Cumulative Effect of a
   Change in Accounting
   Principle                          -              -             -              -               -     $(351,204)           -
Net Loss Attributable to
   Common Stockholders      $(3,661,334)   $(2,653,970)  $(1,799,441)   $(2,791,270)    $(3,083,638)  $(2,248,772)  $(2,820,539)
Earnings Per Share Data:
Net Loss Before
  Cumulative Effect of a
  Change in Accounting
  Principle Per Share            $(0.33)        $(0.26)       $(0.19)        $(0.33)         $(0.42)       $(0.16)       $(0.26)
Cumulative Effect of a
   Change in Accounting
   Principle Per Share               -              -              -              -               -        $(0.03)           -
Net Loss Attributable to
  Common Stockholders Per
  Share                          $(0.33)        $(0.26)       $(0.19)        $(0.33)         $(0.42)       $(0.19)       $(0.26)

                                                                                                         Nine Months
                                                      As  of December 31,(2)(3)                             Ended
                            -------------------------------------------------------------------------    September 30,
                                2002            2001           2000           1999            1998           2003
                                                                                                         (unaudited)
BALANCE SHEET DATA.
Working Capital Deficit     $(7,998,835)   $(6,326,204)     $(708,317)    $(1,406,263)   $(1,929,215)    $(9,296,959)
Oil and Gas Properties,     $13,864,321    $13,269,930     $9,790,047      $8,444,036     $7,747,655     $13,096,898
Net
Pipeline Facilities, Net    $15,372,843    $15,039,762     $11,047,038     $4,212,842     $4,019,209     $15,312,212
Total Assets                $32,584,391    $32,128,245     $25,224,724    $15,182,712    $13,525,777     $31,662,903
Debt                         $9,867,454    $10,302,588      $9,217,085     $4,894,378     $4,693,865      $9,549,053
Asset Retirement Obligations        --              --             --             --             --         $666,421
Mandatorily Redeemable       $6,762,218     $5,459,050      $3,938,900     $1,988,900       $800,000      $6,884,257
Preferred Stock
Stockholders Equity         $14,210,623    $14,991,847     $10,864,202     $7,453,930     $7,245,090     $12,458,833

(1) All references in this table to common stock and per share data have been retroactively adjusted to reflect the 5% stock dividend declared by the Company effective as of September 4, 2001.
(2) With respect to the pipeline facilities, during the years ended December 31, 2000, 1999, and 1998, this information included portions which were under construction.
(3) No cash dividends have been declared or paid by the Company for the periods presented.

                                  RISK FACTORS

     THIS OFFERING AND AN INVESTMENT IN THE SHARES OF OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE FOLLOWING FACTORS AND OTHER INFORMATION PRESENTED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS BEFORE DECIDING TO INVEST IN OUR COMMON STOCK. IF WE DO NOT SUCCESSFULLY ADDRESS ANY ONE OR MORE OF THE RISKS DESCRIBED BELOW, THERE COULD BE A MATERIAL ADVERSE EFFECT ON OUR FINANCIAL CONDITION, OPERATING RESULTS AND BUSINESS.

RISKS RELATED TO OUR BUSINESS

     OUR AUDITORS HAVE GIVEN US A GOING CONCERN QUALIFICATION, INDICATING SUBSTANTIAL DOUBT ABOUT OUR ABILITY TO CONTINUE AS A GOING CONCERN.

     Our independent certified public accountants have indicated in their report on our Consolidated Financial Statements for the year ended December 31, 2002, that these circumstances raise substantial doubt about our ability to continue as a going concern, which depends upon our ability to obtain long-term debt or raise capital to satisfy our cash flow requirements. We must make substantial capital expenditures for the acquisition, exploration and development of oil and gas reserves. Historically, we have paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. Our ability to re-work existing wells and resume our drilling program in the Swan Creek Field is dependent upon our ability to fund these expenditures.
Although we anticipated that by this time we would be able to fund the completion of our drilling program in the Swan Creek Field from revenues from the sales of gas, we are unable to do so. Further, the availability of additional borrowings under our credit facility with Bank One has been revoked by Bank One. As a result of Bank One's revocation of the credit facility and the corresponding demand for repayment, combined with the fact that we are still in the early stages of our oil and gas operating history, during which time we have a history of losses from operations and have an accumulated deficit of $(30,147,538) and a working capital deficit of $(9,296,959) as of September 30, 2003 our independent certified public accountants have indicated their going concern qualification as described above.

     WE  HAVE  SIGNIFICANT  CAPITAL  REQUIREMENTS  AND  A  NEED  FOR  ADDITIONAL
FINANCING.

     At the present time and if and until we are able to increase our production and sales of gas, we must obtain the necessary funds to proceed with our drilling program from other sources, such as this offering as well as other equity investments, bank loans or joint ventures with other companies. In addition, our revenues or cash flows could decline in the future because of a variety of reasons, including lower oil and gas prices or the inoperability of some or all of our existing wells. If our revenues or cash flows decrease and/or we are unable to procure additional financing, we would be required to reduce production over time or would otherwise be adversely affected, which would adversely impact our ability to continue in business. Where we are not the majority owner or operator of an oil and gas project, we may have no control over the timing or amount of capital expenditures required with the particular project. If we cannot fund our capital expenditures in such projects, our interests in such projects may be reduced or forfeited. In addition to our operational cash requirements, we have a significant amount of loans and other obligations either due or maturing January 4, 2004 and April 4, 2004. These loans, excluding our obligations to Bank One (in outstanding principal amount in excess of $4.7 million), include interest-bearing loans in the aggregate principal amount of approximately $5.6 million (of which approximately $3.9 million is owed to Dolphin) plus accrued interest and past due accounts payable in the aggregate amount of approximately $600,000 (including preferred dividends in arrears in an aggregate amount in excess of $600,000). See "Certain Relationships and Related Transactions." We cannot assure you that the proceeds of this offering will be sufficient to pay all of our loans and obligations currently due or maturing as described above or that we will be able to obtain any additional funding required as described above, in either or which events we may not be able to continue as a going concern.

     DECLINES IN OIL AND GAS PRICES WILL MATERIALLY ADVERSELY AFFECT US.

     Our future financial condition and results of operations will depend in part upon the prices obtainable for our oil and natural gas production and the costs of finding, acquiring, developing and producing reserves. Prices for oil and natural gas are subject to fluctuations in response to relatively minor changes in supply, market uncertainty and a variety of additional factors that are beyond our control. These factors include worldwide political instability

(especially in the Middle East and other oil-producing regions), the foreign supply of oil and gas, the price of foreign imports, the level of drilling activity, the level of consumer product demand, government regulations and taxes, the price and availability of alternative fuels and the overall economic environment. A substantial or extended decline in oil and gas prices would have a material adverse effect on our financial position, results of operations, quantities of oil and gas that may be economically produced, and access to capital. Oil and natural gas prices have historically been and are likely to continue to be volatile. This volatility makes it difficult to estimate with precision the value of producing properties in acquisitions and to budget and project the return on exploration and development projects involving our oil and gas properties. In addition, unusually volatile prices often disrupt the market for oil and gas properties, as buyers and sellers have more difficulty agreeing on the purchase price of properties.

     THERE  ARE  RISKS  IN  RATES  OF  OIL  AND  GAS   PRODUCTION;   DEVELOPMENT
EXPENDITURES; AND CASH FLOWS.

      Projecting the effects of commodity prices on production, and timing of development expenditures include many factors beyond our control. The future estimates of net cash flows from our proved reserves and their present value are based upon various assumptions about future production levels, prices, and costs that may prove to be incorrect over time. Any significant variance from assumptions could result in the actual future net cash flows being materially different from the estimates.


      OIL AND GAS OPERATIONS INVOLVE SUBSTANTIAL COSTS AND ARE SUBJECT TO VARIOUS ECONOMIC RISKS.

     Our oil and gas operations are subject to the economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities, the presence of unanticipated pressure or irregularities in formations, miscalculations or accidents may cause our exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment. In addition, the cost and timing of drilling, completing and operating wells is often uncertain.

     WE HAVE SIGNIFICANT COSTS TO CONFORM TO GOVERNMENT REGULATION OF THE OIL AND GAS INDUSTRY.

     Our exploration, production and marketing operations are regulated extensively at the federal, state and local levels. We have made and will continue to make large expenditures in our efforts to comply with the requirements of environmental and other regulations. Further, the oil and gas regulatory environment could change in ways that might substantially increase these costs. Hydrocarbon-producing states regulate conservation practices and the protection of correlative rights. These regulations affect our operations and limit the quantity of hydrocarbons we may produce and sell. In addition, at the federal level, the Federal Energy Regulatory Commission regulates interstate transportation of natural gas under the Natural Gas Act. Other regulated matters include marketing, pricing, transportation and valuation of royalty payments.

     WE HAVE SIGNIFICANT COSTS RELATED TO ENVIRONMENTAL MATTERS.

     Our operations are subject to numerous and frequently changing laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. We own or lease, and have in the past owned or leased, properties that have been used for the exploration and production of oil and gas and these properties and the wastes disposed on these properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act, the Oil Pollution Act of 1990, the Resource
Conservation and Recovery Act, the Federal Water Pollution Control Act and analogous state laws. Under such laws, we could be required to remove or remediate previously released wastes or property contamination.

     Laws and regulations protecting the environment have generally become more stringent and, may in some cases, impose "strict liability" for environmental damage. Strict liability means that we may be held liable for damage without regard to whether we were negligent or otherwise at fault. Environmental laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties.

     Our  ability  to conduct  continued  operations  is  subject to  satisfying applicable regulatory and permitting controls. Our current permits and authorizations and ability to get future permits and authorizations may be susceptible, on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs or delays in receiving appropriate authorizations.

     INSURANCE DOES NOT COVER ALL RISKS.

     Exploration for and production of oil and natural gas can be hazardous, involving unforeseen occurrences such as blowouts, cratering, fires and loss of well control, which can result in damage to or destruction of wells or production facilities, injury to persons, loss of life, or damage to property or the environment. Insurance is not available to us against all operational risks.

     WE ARE NOT COMPETITIVE WITH RESPECT TO ACQUISITIONS OR PERSONNEL.

     The oil and gas business is highly competitive. In addition, we have a weak financial condition. In seeking any suitable oil and gas properties for acquisition, or drilling rig operators and related personnel and equipment, we are not able to compete with most other companies, including large oil and gas companies and other independent operators with greater financial and technical resources and longer history and experience in property acquisition and operation.

     WE DEPEND ON KEY PERSONNEL, WHOM WE MAY NOT BE ABLE TO RETAIN OR RECRUIT.

     Members of present management and certain company employees have substantial expertise in the areas of endeavor presently conducted and to be engaged in by us. To the extent that their services become unavailable, we will be required to retain other qualified personnel. We do not know whether we would be able to recruit and hire qualified persons upon acceptable terms. We do not maintain "Key Person" insurance for any of our key employees.

RISKS RELATING TO THIS RIGHTS OFFERING

     THE SUBSCRIPTION PRICE DETERMINED FOR THIS OFFERING IS NOT AN INDICATION OF OUR VALUE OR THE VALUE OF OUR COMMON STOCK.

     The subscription price for this rights offering has been determined to be $0.25 for each share purchased. The subscription price was determined by a special committee of our Board of Directors formed for that purpose, among others, and recommended to our full Board of Directors and does not necessarily bear any relationship to the book value of our assets, past operations, cash flows, losses, financial condition or any other established criteria for value. The matters considered by the special committee in its determination included negotiations with a representative of Dolphin as to a subscription price at which Dolphin might participate, although Dolphin has not entered into any agreement with us with respect to such participation. You should not consider the subscription price as an indication of our value. After the date of this prospectus, our common stock may trade at prices below the subscription price.

     DELISTING OF OUR COMMON STOCK FROM AMEX, WHICH IS POSSIBLE, WOULD ADVERSELY AFFECT US AND HOLDERS OF THOSE SHARES.

     Our common stock is listed on the American Stock Exchange, which we refer to as AMEX. To maintain listing of securities, AMEX requires satisfaction of certain maintenance criteria that we are not sure that we will continue to be able to satisfy. For example, AMEX may require prior shareholder approval of this offering, which has not been obtained. If we are unable to satisfy such maintenance criteria in the future, or if AMEX requires prior shareholder approval and we fail to comply, our common stock may be delisted from trading on AMEX. If our common stock is delisted from trading on AMEX, then trading, if any, would thereafter be conducted in the over-the-counter market in the so-called "pink sheets" or on the "Electronic Bulletin Board" of the National Association of Securities Dealers, Inc. (the "NASD") and consequently an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the price of, our common stock.

     OUR COMMON STOCK MAY NOT BE EXCEPTED FROM "PENNY STOCK" RULES, WHICH MAY ADVERSELY EFFECT THE MARKET LIQUIDITY FOR OUR COMMON STOCK.

     The Securities Enforcement and Penny Stock Reform Act of 1990 requires additional disclosure relating to the market for penny stocks in connection with trades in any stock defined as a penny stock. Commission regulations generally define a penny stock to be an equity security that has a market price of less than $5.00 per share, subject to certain exception. Such exceptions include any equity security listed on a national securities exchange and any equity security issued by an issuer that has (i) net tangible assets of at least $2,000,000, if such issuer has been in continuous operation for three years, (ii) net tangible assets of at least $5,000,000, if such issuer has been in continuous operation for less than three years, or (iii) average annual revenue of at least $6,000,000, if such issuer has been in continuous operation for less than three years. Unless an exception is available, the regulations require the delivery, prior to any transaction involving a penny stock, of a disclosure schedule explaining the penny stock market and the risks associated therewith.

     In addition, if our common stock is not listed on AMEX, or if we do not meet the other exceptions to the penny stock regulations cited above, trading in our common stock, including exercising the rights offered hereby, would be covered by the Commission's Rule 15g-9 under the Exchange Act for non-national securities exchange listed securities. Under this rule, broker/dealers who recommend such securities to persons other than established customers and accredited investors must make a special written suitability determination for the purchaser and receive the purchaser's written agreement to a transaction prior to sale. Securities also are exempt from this rule if the market price is at least $5.00 per share.

     If the our common stock becomes subject to the regulations applicable to penny stocks, the market liquidity for our common stock could be adversely affected. In such event, the regulations on penny stocks could limit the ability of broker/dealers to sell our common stock and thus the ability of purchasers of our common stock to sell their shares in the secondary market.

     AS A RESULT OF THIS OFFERING, CERTAIN PERSONS MAY OBTAIN EFFECTIVE VOTING CONTROL OF US AND BE ABLE TO DIRECT OUR ACTIONS.

     As a result of this offering, Dolphin would, in the event that it were to subscribe for and purchase the maximum number of unsubscribed shares, be able to acquire the ownership of up to 50% of our issued and outstanding shares. Similarly, if no rights holders other than all of the members of our board of directors exercise their respective rights in this offering, our board of directors collectively would, as a result of its subscription for and purchase of all unsubscribed shares, own up to 81.9% of our issued and outstanding shares and be deemed to beneficially own approximately 84.1% of our common stock. Consequently, such control would allow such persons to be able to elect all of our directors and otherwise control our operations, including being able to direct our actions. Further, such control might discourage potential acquirers from seeking to acquire control of us through the purchase of our common stock, which could have a limiting effect on the price of our common stock.

     IF YOU EXERCISE YOUR RIGHTS, YOU MAY LOSE MONEY IF THERE IS A DECLINE IN THE TRADING PRICE OF OUR SHARES OF COMMON STOCK.

     The trading price of our common stock in the future may decline below the subscription price. We cannot assure you that the subscription price will remain below any future trading price for the shares of our common stock. Future prices of the shares of our common stock may adjust negatively depending on various factors including our future revenues and earnings, changes in earnings estimates by analysts, our ability to meet analysts' earnings estimates, speculation in the trade or business press about our operations, and overall conditions affecting our businesses, economic trends and the securities markets.

     YOU MAY NOT REVOKE THE EXERCISE OF YOUR RIGHTS EVEN IF THERE IS A DECLINE IN OUR COMMON STOCK PRICE PRIOR TO THE EXPIRATION DATE OF THE SUBSCRIPTION PERIOD.

     Even if our common stock price declines below the subscription price for the common stock, resulting in a loss on your investment upon the exercise of rights to acquire shares of our common stock, you may not revoke or change your exercise of rights after you send in your subscription forms and payment.

     YOU MAY NOT REVOKE THE EXERCISE OF YOUR RIGHTS EVEN IF WE DECIDE TO EXTEND THE EXPIRATION DATE OF THE SUBSCRIPTION PERIOD.

     We may, in our discretion, extend the expiration date of the subscription period for up to an additional 30 days. During any potential extension of time, our common stock price may decline below the subscription price and result in a loss on your investment upon the exercise of rights to acquire shares of our common stock. If the expiration date is extended after you send in your subscription forms and payment, you still may not revoke or change your exercise of rights.

     YOU WILL NOT RECEIVE INTEREST ON SUBSCRIPTION FUNDS RETURNED TO YOU.

     If we cancel the rights offering, neither we nor the subscription agent will have any obligation with respect to the subscription rights except to return, without interest, any subscription payments to you.

     WE MAY NOT RECEIVE SUFFICIENT PARTICIPATION TO GENERATE SUFFICIENT PROCEEDS FOR ALL INTENDED PURPOSES

     We have no agreements or understandings with any persons or entities, including Dolphin, members of our Board of Directors, our management and any broker dealers, with respect to their exercise of any rights offered hereby or their participation as an underwriter, broker or dealer in this offering. As such, we do not know to what extent stockholders will participate in the offering and therefore what amount of proceeds will be raised in the offering. Assuming that stockholders exercise all of the rights we are offering, we will receive gross proceeds of approximately $9,075,000. We intend to use the net proceeds initially to pay non-bank indebtedness of up to $6 million, with the balance, if any, to pay bank indebtedness to some extent and/or for working capital purposes in our discretion. The net proceeds of this offering, even at a maximum participation level, may provide insufficient working capital to us for any minimum period of time. The net proceeds of this offering at less than a maximum participation level will be used in the priorities described above and will be available in the amounts at the levels described below:

              Percentage
            Participation         Gross Proceeds        Net Proceeds
            -------------         --------------        ------------
                 25%                $2,268,750           $2,118,750

                 50%                $4,537,500           $4,387,500

                 75%                $6,806,250           $6,656,250

                 100%               $9,075,000           $8,925,000

     It should be noted from the table above that, unless the offering is approximately 75% participated, there may not be sufficient proceeds remaining for other purposes following payment of non-bank indebtedness. See "-- Significant Capital Requirements and a Need for Additional Financing" and "Use of Proceeds."

     BECAUSE WE MAY TERMINATE THE OFFERING, YOUR PARTICIPATION IN THE OFFERING IS NOT ASSURED.

     Once you exercise your subscription rights, you may not revoke the exercise for any reason unless we amend the offering. If we decide to terminate the offering, we will not have any obligation with respect to the subscription rights except to return any subscription payments, without interest.

     OUR  ABILITY  TO  USE  OUR  NET  OPERATING   LOSS   CARRYFORWARDS   MAY  BE
SUBSTANTIALLY REDUCED AS A RESULT OF THIS OFFERING.

     Section 382 of the Internal Revenue Code of 1986 imposes a limitation on a corporation's use of net operating loss ("NOL") carryforwards if the corporation has undergone an "ownership change." Depending on a number of circumstances, including the extent to which the rights offered hereby are exercised out of proportion to existing common stock ownership, this offering may create an ownership change in us for purposes of Section 382 and therefore substantially reduce the amount of NOL carryforwards that we may use in future years to offset our taxable income. At December 31, 2002, we had federal tax NOL carryforwards of $7,139,000. Because we previously have taken a full valuation reserve for our deferred tax assets on our financial statements, an ownership change would not have an immediate impact on our reported earnings for financial accounting purposes.

                           FORWARD LOOKING STATEMENTS

     The statements contained in this prospectus that are not purely historical are forward-looking statements within the meaning of applicable securities laws. Forward-looking statements include statements regarding our "expectations," "anticipations," "intentions," "beliefs," or "strategies" regarding the future. Forward-looking statements also include statements regarding revenue, margins, expenses, and earnings analysis for 2003 and thereafter; our going concern qualification; oil and gas prices; exploration activities; development expenditures; costs of regulatory compliance; environmental matters; technological developments; future products or product development; our products and distribution development strategies; potential acquisitions or strategic alliances; liquidity and anticipated cash needs and availability; prospects for success of this offering; impact of this offering on our financial condition or prospects or the market for or price of our common stock; and control of our company. All forward-looking statements included in this prospectus are based on information available to us as of the date of this prospectus, and we assume no obligation to update any such forward-looking statements. Our actual results could differ materially from the forward-looking statements. Among the factors that could cause results to differ materially are the factors discussed in "Risk Factors."

      Projecting the effects of commodity prices on production, and timing of development expenditures include many factors beyond our control. The future estimates of net cash flows from our proved reserves and their present value are based upon various assumptions about future production levels, prices, and costs that may prove to be incorrect over time. Any significant variance from assumptions could result in the actual future net cash flows being materially different from the estimates.

     This prospectus is part of a registration statement filed with the SEC. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. This prospectus may only be used where it is legal for us to sell these securities.

                                 USE OF PROCEEDS

     Assuming  that  stockholders  exercise  subscription  rights for all of the
common  stock  that  we  are  offering,   we  will  receive  gross  proceeds  of
approximately $9,075,000. We will pay estimated expenses of approximately $150,000 in connection with the rights offering. We intend to use the net proceeds from this offering initially to pay non-bank indebtedness in the aggregate amount of up to approximately $6,000,000 (including up to $3,850,000 in principal amount plus accrued interest to Dolphin), and to apply the balance of such proceeds, if any, to repay bank indebtedness to some extent and/or for working capital purposes, possibly including the drilling of additional wells. In the event that less than all $9,075,000 of gross proceeds is received in the offering, we intend to apply the received gross proceeds, unless the offering is terminated by us by reason of the insufficiency of investor participation or any other reason in our discretion, first for the repayment of non-bank indebtedness, including to Dolphin, with secured non-bank indebtedness to be repaid before unsecured non-bank indebtedness, and next to pay bank indebtedness to some extent and/or for working capital purposes in our discretion. The non-bank indebtedness to be discharged with the proceeds hereof includes secured loans from Dolphin from time to time since December 2002 in the aggregate principal amount of $3,350,000 bearing interest at 12% per annum and matured January 4, 2004, unsecured convertible loans from Dolphin and others in the aggregate principal amount of $1,150,000 bearing interest at 8% per annum and matured January 4, 2004, all of which loans were made to us to provide working capital and to cover certain due and payable liabilities and accounts payable. See `Certain Relationships and Related Transactions." There can be no assurance that the net proceeds of this offering will provide sufficient working capital to us for any minimum period of time. See "Risk Factors - Going Concern Qualification" and "- Significant Capital Requirements; Need for Additional Financing."

     We have no agreements or understandings with any persons or entities, including Dolphin, members of our Board of Directors, our management and any broker dealers, with respect to their exercise of any rights offered hereby or their participation as an underwriter, broker or dealer in this offering. As such, we do not know to what extent stockholders will participate in the offering and therefore what amount of proceeds will be raised in the offering. As noted above, assuming that stockholders exercise all of the rights we are offering, we will receive gross proceeds of approximately $9,075,000, which we intend to use initially to pay non-bank indebtedness of up to $6 million, with the balance, if any, to pay bank indebtedness to some extent and/or for working capital purposes in our discretion. Also as noted, the net proceeds of this offering, even at a maximum participation level, may provide insufficient working capital to us for any minimum period of time. The net proceeds of this offering at less than a maximum participation level will be used in the priorities described above and will be available in the amounts at the levels described below:

               Percentage
             Participation        Gross Proceeds         Net Proceeds
             -------------        --------------         ------------
                  25%               $2,268,750            $2,118,750

                  50%               $4,537,500            $4,387,500

                  75%               $6,806,250            $6,656,250

                  100%              $9,075,000            $8,925,000

     It should be noted from the table above that, unless the offering is approximately 75% participated, there may not be sufficient proceeds remaining for other purposes following payment of non-bank indebtedness.

                           PRICE RANGE OF COMMON STOCK

     Our common stock is listed on the American Stock Exchange under the symbol "TGC." The following table sets forth the high and low closing sales prices per share of our common stock for the periods indicated. The prices for the first three quarters of 2001 have been retroactively adjusted by a 5% reduction to take into account the 5% stock dividend declared by us payable on October 1, 2001 to all stockholders of record as of September 4, 2001.

                                                          HIGH            LOW
                                                          ----            ---
Year Ending December 31, 2004

         First Quarter (through February 9, 2004)......   $1.21          $0.71

Year Ending December 31, 2003

         First Quarter.................................    2.00           1.00

         Second Quarter................................    1.23           0.36

         Third Quarter.................................    1.28           0.65

         Fourth Quarter ...............................    0.94           0.63

Year Ended December 31, 2002

         First Quarter.................................    8.19           5.80

         Second Quarter................................    6.49           2.71

         Third Quarter.................................    3.45           2.20

         Fourth Quarter................................    2.90           1.05

Year Ended December 31, 2001

         First Quarter.................................   14.20           9.69

         Second Quarter................................   15.01          11.16

         Third Quarter.................................   13.69           7.60

         Fourth Quarter................................   10.54           7.39

                                 CAPITALIZATION

     The following table sets forth our summary capitalization as of September 30, 2003, and our summary capitalization as of September 30, 2003 as adjusted to reflect the assumed sale of 36,300,000 shares of our common stock (the maximum number of shares offered) in this rights offering at an offering price of $0.25 per share and the application of the estimated net proceeds therefrom, after deducting estimated offering expenses of $150,000.

                                                                                 September 30, 2003
                                                                          --------------------------------
                                                                                                  As
                                                                              Actual           Adjusted
                                                                          ------------      --------------
Total Debt:
     Long-term debt, less current maturities............................. $    590,055      $      590,055
                                                                          ------------      --------------
Mandatorily Redeemable Preferred Stock:
     Cumulative convertible redeemable preferred; redemption value
     $7,072,000; 70,720 shares outstanding...............................    6,884,257           6,884,257
                                                                          ------------      --------------
Stockholders Equity:
     Common Stock, $0.001 par value, 50,000,000 shares authorized........       12,065              48,365
     Additional paid-in capital..........................................   42,855,693          51,744,393
     Treasury stock, at cost.............................................     (145,887)           (145,887)
     Accumulated other comprehensive loss................................     (115,500)           (115,500)
     Accumulated deficit................................................. (30,147,538)         (30,147,538)
                                                                          ------------      --------------
              Total stockholders' equity.................................   12,458,833          21,383,833
                                                                          ------------      --------------

Total capitalization.....................................................  $19,933,145      $   28,858,145
                                                                          ============      ==============

                      SELECTED CONSOLIDATED FINANCIAL DATA

     The following selected consolidated financial data should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the consolidated financial statements and notes thereto, and other financial information included elsewhere in this prospectus. Our consolidated statement of loss data set forth below for the years ended December 31, 2002, 2001 and 2000 and the consolidated balance sheet data as of December 31, 2002 and 2001 have been derived from our audited consolidated financial statements which are included elsewhere in this prospectus. The consolidated statement of loss data set forth below for the years ended December 31, 1999 and 1998 and the consolidated balance sheet data as of December 31, 2000, 1999, and 1998 have been derived from our audited consolidated financial statements that are not included in this prospectus. The balance sheet data and the statement of loss data as of and for the nine months ended September 30, 2003 and 2002 have been derived from our unaudited financial statements included elsewhere in this prospectus, which we believe have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments, which we consider necessary for a fair presentation of the selected financial data shown.

                                                                                                       Nine Months Ended
                                               Year Ended December 31,(1)                                 September 30,
                                                                                                    -------------------------
                               2002          2001            2000         1999         1998             2003         2002
                                                                                                          (unaudited)
LOSS STATEMENT DATA.
Oil and Gas Revenues         $5,437,723    $6,656,758    $5,241,076    $3,017,252    $2,078,101     $4,907,216     $3,859,050
Production Costs and Taxes   $3,094,731    $2,951,746    $2,614,414    $2,564,932    $1,943,944     $2,571,898     $2,084,597
Depreciation, Depletion
and Amortization             $2,413,597    $1,849,963      $371,249      $283,907      $290,030     $1,887,333     $1,731,182
General and Administrative   $1,868,141    $2,957,871    $2,602,311    $1,961,348    $1,372,132     $1,112,289
Interest Expense               $578,039      $850,965      $415,376      $417,497      $574,906       $462,518       $448,046
Net Loss Before
  Cumulative Effect of a
  Change in Accounting
  Principle                 $(3,154,555)  $(2,262,787)  $(1,541,884)  $(2,671,923)  $(3,083,638)    $(1,897,568)  $(2,820,539)
Cumulative Effect of a
   Change in Accounting
   Principle                          -             -             -             -             -       $(351,204)           -
Net Loss Attributable to
   Common Stockholders      $(3,661,334)  $(2,653,970)  $(1,799,441)  $(2,791,270)  $(3,083,638)    $(2,248,772)  $(2,820,539)
Earnings Per Share Data:
Net Loss Before
  Cumulative Effect of a
  Change in Accounting
  Principle
  Per Share                      $(0.33)       $(0.26)       $(0.19)       $(0.33)       $(0.42)         $(0.16)      $(0.26)
Cumulative Effect of a
   Change in Accounting
   Principle Per Share                -            -              -             -            -           $(0.03)          -
Net Loss Attributable to
  Common Stockholders Per
  Share                         $(0.33)        $(0.26)       $(0.19)       $(0.33)       $(0.42)         $(0.19)      $(0.26)

                                                                                                          Nine Months
                                                    As of December 31,(2)(3)                                 Ended
                             ------------------------------------------------------------------------     September 30,
                                 2002           2001           2000           1999           1998             2003
                                                                                                          (unaudited)
BALANCE SHEET DATA.
Working Capital Deficit      $(7,998,835)   $(6,326,204)    $(708,317)    $(1,406,263)   $(1,929,215)     $(9,296,959)
Oil and Gas Properties,      $13,864,321    $13,269,930    $9,790,047      $8,444,036     $7,747,655      $13,096,898
Net
Pipeline Facilities, Net     $15,372,843    $15,039,762    $11,047,038     $4,212,842     $4,019,209      $15,312,212
Total Assets                 $32,584,391    $32,128,245    $25,224,724    $15,182,712    $13,525,777      $31,662,903
Debt                          $9,867,454    $10,302,588     $9,217,085     $4,894,378     $4,693,865       $9,549,053
Asset Retirement Obligations          --             --            --              --             --         $666,421
Mandatorily Redeemable
Preferred Stock               $6,762,218     $5,459,050     $3,938,900     $1,988,900       $800,000       $6,884,257
Stockholders Equity          $14,210,623    $14,991,847    $10,864,202     $7,453,930     $7,245,090      $12,458,833

(1) All references in this table to common stock and per share data have been retroactively adjusted to reflect the 5% stock dividend declared by the Company effective as of September 4, 2001.
(2) With respect to the pipeline facilities, during the years ended December 31, 2000, 1999, and 1998, this included portions which were under construction.
(3) No cash dividends have been declared or paid by the Company for the periods presented.

                     MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                  FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     This section should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. Comments on the results of operations and financial condition below refer to our continuing operations.

OVERVIEW

     We are in the business of exploring for, producing and transporting oil and natural gas in Tennessee and Kansas. We lease producing and non-producing properties with a view toward exploration and development. Emphasis is also placed on pipeline and other infrastructure facilities to provide transportation services. We utilize seismic technology to maximize the recovery of reserves.

     Our activities in the oil and gas business commenced in May 1995 with the acquisition of oil and gas leases in Hancock, Claiborne, Knox, Jefferson and Union counties in Tennessee. Our current lease position in these areas in Tennessee is approximately 41,088 acres. In addition, in 1997, we acquired approximately 32,000 acres of leases in the vicinity of Hays, Kansas.

     To date, we have drilled primarily on a portion of our Tennessee leases known as the Swan Creek Field in Hancock County focused within what is known as the Knox formation, one of the geologic formations in that field. During the first nine months of 2003, we produced an average of approximately 1.2 million cubic feet of natural gas per day and approximately 2,171 barrels of oil per month from 23 producing gas wells and six producing oil wells in the Swan Creek Field. We also operate wells in the State of Kansas. During the first nine months of 2003, we produced an average of approximately .73 million cubic feet of natural gas per day and 10,531 barrels of oil per month from 59 producing gas wells and 149 producing oil wells in Kansas.

     The availability of additional borrowings under our credit facility with Bank One has been revoked by Bank One. As a result of Bank One's revocation of the credit facility and the corresponding demand for payment, combined with the fact that we are still in the early stages of our oil and gas operating history, during which time we have a history of losses from operations and have an accumulated deficit of $(30,147,538) and a working capital deficit of $(9,296,959) as of September 30, 2003, our independent certified public accountants have indicated in their report on our Consolidated Financial Statements for the year ended December 31, 2002, that these circumstances raise substantial doubt about our ability to continue as a going concern, which depends upon our ability to obtain long-term debt or raise capital to satisfy our cash flow requirements. See "Risk Factors - Going Concern Qualification."

     A reporting issue has arisen regarding the application of certain provisions of SFAS No. 141 and SFAS No. 142 to companies in the extractive industries, including oil and gas companies. The issue is whether SFAS No. 142 requires registrants to classify the costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property costs, and provide specific footnote disclosures. Historically, we have included the costs of such mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 142 requires oil and gas companies to classify costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as a separate intangible assets line item on the balance sheet, we would be required to reclassify approximately $453,000 at September 30, 2003 and $346,000 at December 31, 2002, respectively, out of oil and gas properties and into a separate intangible assets line item. Our cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and assessed for impairment in accordance with full cost accounting rules. Further, we do not believe the classification of the costs of mineral rights associated with extracting oil and gas as intangible assets would have any impact on compliance with covenants under our debt agreements.

RESULTS OF OPERATIONS

     NINE MONTHS ENDED SEPTEMBER 30, 2003 AND 2002

     KANSAS During the first nine months of 2003, we produced and sold 94,782 barrels of oil and 196,373 Mcf of natural gas from our Kansas Properties, which are comprised of 149 producing oil wells and 59 producing gas wells. The first nine months production of 94,782 barrels of oil compares to 106,683 barrels produced in the first nine months of 2002. The first nine months production of 196,373 Mcf of gas compares to 214,859 Mcf produced in the first nine months of 2002. In summary, the first nine months production reflected expected continued relatively stable production levels from the Kansas Properties, which have been in production for many years. The decrease in production reflects a normal decline curve for the Kansas properties. The revenues from the Kansas properties were $2,959,430 in the first nine months of 2003 as compared to $2,438,136 for the first nine months of 2002. The increase in revenues is due to a significant increase in the price of oil and gas during the period.

     TENNESSEE During the first nine months of 2003, we produced gas from 23 wells in the Swan Creek Field, which gas was sold to our two industrial customers in Kingsport, Tennessee, BAE SYSTEMS Ordnance Systems Inc. as operator of the Holston Army Ammunition Plant, or BAE, and Eastman Chemical Company. Natural gas production from the Swan Creek Field for the first nine months of 2003 was an average of 1.195 million cubic feet per day during that period as compared to 2.114 million cubic feet per day during the first nine months of 2002. The first nine months production reflected expected natural decline in production from the existing Swan Creek gas wells, which were first brought into production in mid-2001 upon completion of our pipeline. Although this decline is normal, the reduced production volume was not replaced as we had expected by additional drilling. In order for overall field production to remain steady or grow, new wells must be brought online. We expect that any of the new wells we drill would also experience the same harmonic (i.e. a relatively steep initial decline curve followed by longer periods of relatively flat or stable production) decline like other natural wells in formations similar to the Knox formation, so continuous drilling is vital to maintaining or increasing initial levels of production. We have not drilled any new wells to date in 2003. The decrease in our pipeline transportation revenues is directly related to the decrease in our gas production volumes.

     We recognized $5,053,454 in oil and gas revenues from our Kansas Properties and the Swan Creek Field during the first nine months of 2003 compared to $4,059,165 in the first nine months of 2002. The increase in revenues was due to a significant increase in price from oil and gas sales. Oil prices averaged $28.60 per barrel in 2003 as compared to $22.98 during the comparable period in 2002. Gas prices averaged $5.31 per Mcf in 2003 as compared to $2.89 during the comparable period in 2002. The Swan Creek Field produced 322,739 Mcf and 570,883 Mcf in the first nine months of 2003 and 2002, respectively. This decrease was due to the declines in production, which could not be offset due to the lack of funds to continue drilling wells.

     We realized a net loss attributable to common stockholders of $2,248,772 (($0.19) per share of common stock) during the first nine months of 2003 compared to a net loss in the first nine months of 2002 attributable to common stockholders of $2,820,539 (($0.26) per share of common stock). A non-cash charge of $351,204 was recognized as a cumulative effect of a change in accounting principle during the first quarter of 2003 relating to the implementation of SFAS 143. See "--Recent Accounting Pronouncements" and the Notes to the Consolidated Financial Statements contained elsewhere in this Prospectus.

     Production costs and taxes in the first nine months of 2003 of $2,571,898 were consistent with production costs and taxes of $2,084,597 in the first nine months of 2002. The difference of $487,301 was due to a reclassification of insurance cost relating to field activities of $148,098 from general and administrative to production costs. Part of the increase in production costs in 2003 was due to the fact that our field personnel cost was capitalized as we were drilling new wells in 2002, as compared to 2003 when all employees were working to maintain production. Field salaries in Swan Creek was $209,563 in the first nine months of 2003. The remaining increase was due to increased property taxes on the pipeline as a result of its higher assessed value after completion.

     Depreciation, Depletion, and Amortization expense for the first nine months of 2003 was $1,887,333 compared to $1,731,182 in the first nine months of 2002. The December 31, 2002, Ryder Scott Company, L.P. reserve reports were used as a basis for the 2003 estimate. We review our depletion analysis and industry oil and gas prices on a quarterly basis to ensure that the depletion estimate is reasonable. The depletion taken in the first nine months of 2003 was $1,072,926 as compared to $1,019,138 in the first nine months of 2002. We also amortized $153,633 of loan fees relating to the Bank One loan and convertible notes in the first nine months of 2003 as compared to $129,540 in the same period of 2002.

     During the first nine months of 2003, we reduced our general and administrative costs significantly by $415,699 from those of the first nine months of 2002. Management has made an effort to control costs in every aspect of its operations. Some of these cost reductions included the closing of our New York office and a reduction in personnel from 2002 levels. Professional fees have remained at a high level, primarily due to costs incurred for legal and accounting services as a result of the Bank One lawsuit. Dividends on preferred stock have increased from $372,595 during the first nine months of 2002 to $402,583 during the first nine months of 2003 as a result of the increase in the amount of preferred stock outstanding from new private placements occurring during the second quarter of 2002. Our 2003 public relations costs were reduced by $146,967 from those of 2002 as part of our efforts to cut costs.

     FISCAL YEARS ENDED DECEMBER 31, 2002, 2001 AND 2000

     We realized oil and gas revenues of $5,437,723 in 2002 as compared to $6,656,758 in 2001 and $5,241,076 in 2000. The decrease in revenues in 2002 from 2001 was due to a decrease in volumes produced in 2002 from the volumes produced in 2001. Gas produced from the Swan Creek Field was 717,701 MCF in 2002 as compared to 966,967 MCF in 2001, resulting in approximately $800,000 in reduced revenues. Oil production from the Swan Creek Field was 20,122 barrels in 2002, down from 30,323 barrels in 2001, resulting in approximately $200,000 in reduced revenues. Gas production from the Kansas Properties was 287,198 MCF in 2002 compared to 324,915 MCF in 2001, resulting in approximately $100,000 in reduced revenues. Oil production from the Kansas Properties was 137,851 barrels in 2002 compared to 147,029 barrels in 2001, resulting in approximately $200,000 in reduced revenues. The reason for the decrease in volumes produced in 2002 was our disputed credit reduction by Bank One, which significantly limited our ability to drill new wells to maintain or increase production volumes. The increased revenues in 2001 of $6,656,758 compared to $5,241,076 in 2000 was primarily due to gas sales from the Swan Creek field of $2,563,935 being made for the first time during 2001. However, oil sales decreased by approximately $951,000 in 2001 from 2000 levels due to price decreases, as the number of barrels produced remained constant.

     Our subsidiary, TPC, had pipeline transportation revenues of $259,677 in 2002, a decrease compared to $296,331 in 2001, the first year of transportation revenues.

     Our production costs and taxes have increased each year from 2000 to 2002 as additional costs have been incurred to maintain the Kansas Properties and to begin production from the Swan Creek Field in 2001 and to maintain it in 2002. The production costs and taxes increased from $2,951,746 in 2001 to $3,094,731 in 2002. An increase in 2001 of $337,332 in production costs and taxes as compared to 2000 was due primarily to the commencement of production from the Swan Creek Field.

     Depletion, depreciation, and amortization increased significantly in 2002 to $2,413,597 over 2001 and 2000 levels of $1,849,963 and $371,249, respectively. The primary reason for the increase from 2002 over 2001 was due to depreciation being taken for the first time for a full year on our pipeline facilities in 2002, whereas only a half year of depreciation was taken in 2001 after the pipeline was placed in service in mid-year. Also, approximately $186,000 of loan fees were amortized in 2002. The primary increase in 2001 from 2000 was due to significant increases in depletion expense during 2001 ($1,142,000) as a result of the following: decreases in reserve estimates on oil and gas properties arising from declining commodity prices; certain of our gas wells had decreased production levels at year-end due to problems encountered with liquids in the wells. This decreased production level at year-end was factored into the estimated future proved reserves calculation performed as of December 31, 2001, resulting in a lower future proved reserves estimate. Additionally, in 2001 we depreciated the pipeline for the first time ($220,371).

     We significantly reduced our general administrative costs to $1,868,141 in 2002 from $2,957,871 in 2001. Management has made a significant effort to control costs in every aspect of its operations. Some of these cost reductions include the closing of the New York office and a reduction in personnel from 2001 levels. General and administrative expenses had increased to $2,957,871 in 2001 from $2,602,311 in 2000. The increases in 2001 from 2000 were attributable to an increase in insurance of approximately $400,000 in 2001 to expand coverage including blowout insurance and the addition of company provided medical insurance for employees.

     Interest expense for 2002 decreased significantly over 2001 levels due to the reduced interest rate on the Bank One loan over the rate applicable under previous financing arrangements. Interest expense in 2002 was $578,039 compared to $850,965 in 2001. Interest expense for 2001 had in turn increased significantly from $415,376 in 2000. This increase was due to additional interest cost associated with financing for the completion of Phase II of our 65-mile pipeline. The increase in 2001 was reduced by interest cost of approximately $148,000 which was capitalized in the first three months of 2001 during construction of the pipeline. Interest of $128,000 was capitalized in 2000.

     Public relations costs were significantly reduced in 2002 to $193,229 from $293,448 in 2001 as we applied cost saving methods in the preparation of our annual report to stockholders and in publishing of press releases. Public relations costs increased to $293,448 in 2001 as compared to 2000 costs of $106,195 due to costs associated with producing the annual report, the proxy statement and press releases.

     Professional fees increased to $707,296 in 2002 from $355,480 in 2001 due to legal and accounting services primarily related to the Bank One litigation and new accounting regulations. Professional fees had decreased substantially in 2001 from 2000 fees of $719,320 which included a charge in 2000 of $242,000 for stock options issued in 2000 to non-employees.

     Dividends on preferred stock increased to $506,789 in 2002 from $391,183 in 2001 and from $257,557, in 2000 as a result in the increase in the amount of preferred stock outstanding.

LIQUIDITY AND CAPITAL RESOURCES

     In November 2001, Bank One extended to us a line of credit of up to $35 million. The initial borrowing base under such credit agreement was $10 million. In April 2002, we received a notice from Bank One stating that it had redetermined and reduced the borrowing base under the credit agreement to approximately $3.1 million and requiring a $6 million reduction of the outstanding loan. The schedule of reserve reports required by the Credit Agreement upon which such redeterminations were to be based specifically established a procedure involving an automatic monthly principal payment of $200,000 commencing February 1, 2002. As of February 1, 2004, the outstanding principal balance under the credit agreement was approximately $4.7 million.

     As a result of Bank One's unexpected reduction of the borrowing base and the corresponding demand for payment of $6 million, combined with the fact that we are still in the early stages of our oil and gas operating history during which time we have had a history of losses from operations and have an accumulated deficit of $(29,491,533) and a working capital deficit of $(9,194,357) as of June 30, 2003, our independent auditors indicated in their report on the audit of our consolidated financial statements for the year ended December 31, 2002 that our ability to continue as a going concern is uncertain. Our ability to continue as a going concern depends upon our ability to obtain long-term debt or raise capital and satisfy cash flow requirements.

     In May 2002, we filed suit against Bank One in federal court in the Eastern District of Tennessee, Northeastern Division at Greeneville, Tennessee to restrain Bank One from taking any steps pursuant to the credit agreement to enforce its demand that we reduce our loan obligation or else be deemed in default and for actual and punitive damages resulting from the demand. See "Legal Proceedings" for a discussion of this action. Although the parties continue to discuss settlement of all outstanding issues, no settlement has been reached. The Court has adjusted the procedural schedule to lead to trial on December 7, 2004 in the event settlement is not concluded. Even if we conclude a settlement with Bank One, we do not anticipate that we will be able to either increase the borrowing base under the Bank One credit agreement or borrow any additional sums from Bank One. To fund additional drilling and to provide additional working capital, we are required to pursue other options. Although we intend to apply the net proceeds from this offering initially to repay outstanding non-bank indebtedness and to apply the balance of such proceeds, if any, to repay bank indebtedness to some extent and/or to fund the drilling of additional wells, there can be no assurances that such net proceeds will be sufficient for such purposes or that we will be able to resolve the difficulties currently preventing us from drilling additional wells and increasing production volumes of natural gas from the Swan Creek Field. See "Use of Proceeds."

     If funding for drilling becomes sufficiently available, as to which there can be no assurance, we plan to drill wells in the Swan Creek Field and in new locations in Ellis and Rush Counties, Kansas on existing leases in response to drilling activity in the area establishing new areas of oil production. Although we drilled a well in Kansas in 2001 and completed the well as an oil well, we were not able to drill any new wells in Kansas in or since 2002 due to lack of funds.

     As of September 30, 2003, we had total stockholders' equity of $12,458,833 on total assets of $31,662,903. We had a net working capital deficiency at September 30, 2003 of $(9,296,959) as compared to a net deficiency of $(7,998,835) at December 31, 2002.

     Net cash used in operating activities increased from $221,176 in 2001 to $566,017 in 2002. Net cash used in operating activities was $(724,084) during the first nine months of 2002 as compared to net cash provided by operating activities during the first nine months of 2003 of $543,258. Our net loss in 2002 increased to $(3,154,555) from $(2,262,787) in 2001 and decreased from $(2,447,944) during the first nine months of 2002 to $(1,494,985) during the first nine months of 2003.

     Net cash used in investing activities amounted to $2,889,937 for 2002 compared to net cash used in the amount of $9,408,684 for 2001 and $386,681 for the first nine months of 2003 as compared to $2,549,984 for the first nine months of 2002. The decrease in net cash used for investing activities during 2002 is primarily attributable to the construction of Phase II of the pipeline of $4,213,095 in 2001 as compared to $841,750 in 2002 and additions to oil and gas properties of $4,821,883 in 2001 as compared to $1,982,529 in 2002.

     Net cash provided by financing activities decreased to $3,246,633 in 2002 from $8,419,336 in 2001. Net cash used in financing activities amounted to $8,522 during the first nine months of 2003 as compared to net cash provided by financing activities of $3,203,156 during the first nine months of 2002. The decrease over the full years was due, in part, to our inability to enter into new financing arrangements in 2002 as a result of our dispute with Bank One as discussed above. The decrease over the nine-month periods was a result, in part, of the private placements of common stock and preferred stock during the earlier period in the aggregate amount of $3,980,168 as compared to only $250,000 during the recent period. In 2001 the primary sources of financing included proceeds from borrowings of $10,442,068 as compared to $2,063,139 in 2002 and net proceeds of issuances of common stock of $3,900,000 in 2001 as compared to $2,677,000 in 2002. In addition, proceeds from exercise of options were $2,341,000 in 2001 as compared to zero in 2002 as the market price of our stock fell below the exercise price of the earlier granted options. The primary use of cash in financing activities in 2001 was the use of the funds received from Bank One to repay our prior borrowings of $8,833,325 as compared to 2002 when $2,378,273 was used primarily to make payments to Bank One.

     We must make substantial capital expenditures for the acquisition, exploration and development of oil and gas reserves. We are presently unable to fund the resumption of our drilling program in the Swan Creek Field. At the present time and until we are able to increase our production and sales of gas and to resolve our dispute with Bank One, we must obtain the necessary funds to proceed with our drilling program from other sources, such as this offering as well as equity investment, bank loan or a joint venture with other companies, as to which there can be no assurances. Although we intend to apply the net proceeds from this offering initially to repay non-bank indebtedness and to apply the balance of such proceeds, if any, to repay in part bank indebtedness and/or other working capital purposes, including the drilling of additional wells, there can be no assurances that such net proceeds will be sufficient for such purposes or that we will be able to resolve the financial difficulties currently preventing us from drilling wells and increasing production volumes of natural gas from the Swan Creek Field. In addition, our revenues or cash flows could be reduced because of a variety of reasons, including lower oil and gas prices or the inoperability of some or all of our existing wells, as to which there can be no assurances. We do not know that we will be able to obtain additional funding. In addition to our operational cash requirements, we have a significant amount of loans and other obligations either due or maturing January 4, 2004 and April 4, 2004, including $1,150,000 principal amount of unsecured convertible notes and $3,850,000 principal amount of secured promissory notes, plus interest to Dolphin. See "Risk Factors - Significant Capital Requirements; Need for Additional Financing" and "Certain Relationships and Related Transactions."

CRITICAL ACCOUNTING POLICIES

     Our accounting policies are described in the Notes to Consolidated Financial Statements contained in this prospectus. We prepare our Consolidated Financial Statements in conformity with accounting principles generally accepted in the United States of America, which requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the year. Actual results could differ fro those estimates. We consider the following policies to be the most critical in understanding the judgments that are involved in preparing our financial statements and the uncertainties that could impact our results of operations, financial condition and cash flows.

     FULL COST METHOD OF ACCOUNTING

     We follow the full cost method of accounting for oil and gas property acquisition, exploration and development activities. Under this method, all productive and non-productive costs incurred in connection with the acquisition of, exploration for and development of oil and gas reserves for each cost center are capitalized. Capitalized costs include lease acquisitions, geological and geophysical work, daily rentals and the costs of drilling, completing and equipping oil and gas wells. We capitalized $45,312, $1,982,529, $4,821,883 and $1,456,996 of these costs for the first nine months of 2003 and for the years ended December 31, 2002, 2001 and 2000, respectively. Costs, however, associated with production and general corporate activities are expensed in the period incurred. Interest costs related to unproved properties and properties under development are also capitalized to oil and gas properties. Gains or losses are recognized only upon sales or dispositions of significant amounts of oil and gas reserves representing an entire cost center. Proceeds from all other sales or dispositions are treated as reductions to capitalized costs.

     OIL AND GAS RESERVES/DEPLETION DEPRECIATION AND AMORTIZATION OF OIL AND GAS PROPERTIES

     The capitalized costs of oil and gas properties, plus estimated future development costs relating to proved reserves and estimated costs of plugging and abandonment, net of estimated salvage value, are amortized on the unit-of-production method based on total proved reserves. The costs of unproved properties are excluded from amortization until the properties are evaluated, subject to an annual assessment of whether impairment has occurred.

      Our proved oil and gas reserves as at December 31, 2002 were estimated by Ryder Scott Company, L.P., oil and gas consultants. Projecting the effects of commodity prices on production, and timing of development expenditures include many factors beyond our control. The future estimates of net cash flows from our proved reserves and their present value are based upon various assumptions about future production levels, prices, and costs that may prove to be incorrect over time. Any significant variance from assumptions could result in the actual future net cash flows being materially different from the estimates.

     CONTINGENCIES

     We account for contingencies in accordance with Financial Accounting Standards Board Statement of Financial Accounting Standards ("SFAS") No. 5, "Accounting Contingencies." SFAS No. 5 requires that we record an estimated loss from a loss contingency when information available prior to the issuance of our financial statements indicate that it is probable an asset has been impaired or a liability has been incurred at the date of the financial statements and the amount of the loss can be reasonably estimated. Accounting for contingencies such as environmental, legal and income tax matters requires our management to use its judgment. While our management believes that our accrual for these matters are adequate, if the actual loss from a loss contingency is significantly different from the estimated loss, our results of operations may be over or understated. The primary area in which we have to estimate contingent liabilities is with respect to legal actions brought against us. See "Legal Proceedings."

RECENT ACCOUNTING PRONOUNCEMENTS

     A reporting issue has arisen regarding the application of certain provisions of SAFS No. 141 and SFAS No. 142 to companies in the extracting industries including oil and gas companies. The issue is whether SFAS No. 142 regulates registrants to classify the costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property owned and provide specific footnote disclosures. Historically, we had included the costs of such mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 142 requires oil and gas companies to classify cost of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as a separate intangible asset line item on the balance sheet, we would be required to reclassify approximately $453,000 at September 30, 2003 and $346,000 at December 31, 2002, respectively, out of oil and gas properties and into a separate intangible asset line item. Our cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and amortized for impairment in accordance with full cost accounting rules. Further, we do not believe the classification of the cost of mineral rights associated with extracting oil and gas as intangible assets would have any impact on compliance with covenants under our debt agreements.

     In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations "SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement cost. This statement requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the periods in which it is incurred. The liability is capitalized as part of the related long-lived assets carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. Our asset retirement obligations relate primarily to the plugging, dismantlement, removal site reclamation and similar activities of our oil and gas properties. Prior to adoption of this statement, such obligations were accrued ratably over the productive lives of the assets through our depreciation, depletion and amortization for oil and gas properties without recording a separate liability for such amounts. The impact of applying this statement as of January 1, 2003 and September 30, 2003 is discussed in the Notes to the Consolidated Financial Statements contained elsewhere in this Prospectus.

     In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of SFAS No. 4, 44, 64, Amendment of SFAS No. 13, and Technical Corrections" ("SFAS 145"). SFAS 4, which was amended by SFAS 64, required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result of SFAS 145, the criteria in Accounting Principles Board opinion 30 will now be used to classify those gains and losses. SFAS 13 was amended to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The adoption of SFAS 145 will not have a current impact on our consolidated financial statements.

     In July 2002, FASB issued SFAS No. 146, Accounting for Cost Associated with Exit or Disposal Activities. The standard requires companies to recognize cost associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. Examples of cost covered by the standard include lease termination costs and certain employee severance costs that are associated with restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Statement 146 replaces Issue 94-3. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. We do not currently have any plans for exit or disposal activities, and therefore do not expect this standard to have a material effect on our consolidated financial statements upon adoption.

     In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45. "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which clarifies disclosure and recognition/measurement requirements related to certain guarantees. The disclosure requirements are effective for financial statements issued after December 15, 2002 and here cognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The application of the requirements of FIN 45 did not have an impact on our financial position or results of operations.

     In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123 ("Statement 148"). This amendment provides two additional methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, more prominent disclosures in both annual and interim financial statements are required for stock-based employee compensation. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of Statement 148 did not have a material impact on our consolidated financial statements.

     In January 2003, the FASB issued FASB Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities." This interpretation of Accounting Research Bulletin No. 51 "Consolidated Financial Statements" consolidation by business enterprises of variable interest entities, which possess certain characteristics. The Interpretation requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. This Interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. We do not have any ownership in any variable interest entities.

     In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 requires three types of freestanding financial instruments to be classified as liabilities in statements of financial position. One type is mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type, which includes put options and forward purchase contracts, involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instrument is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominately to a variable such as a market index, or varies inversely with the value of the issuer's shares. The majority of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In accordance with SFAS No. 150, we adopted this standard on July 1, 2003. Adoption of SFAS No. 150 did not have a material impact on our consolidated financial statements.

                          QUANTITATIVE AND QUALITATIVE
                          DISCLOSURE ABOUT MARKET RISKS

COMMODITY RISK

     Our major market risk exposure is in the pricing applicable to our oil and gas production. Realized pricing is primarily driven by the prevailing worldwide price for crude oil and spot prices applicable to natural gas production. Historically, prices received for oil and gas production have been volatile and unpredictable and price volatility is expected to continue. Monthly oil price realizations ranged from a low of $18.56 per barrel to a high of $27.49 per barrel during 2002. Gas price realizations ranged from a monthly low of $1.91 per Mcf to a monthly high of $4.01 per Mcf during 2002.

     As required by our credit agreement with Bank One, we entered into hedge agreements on December 28, 2001 on notional volumes of oil and natural gas production for the first six months of 2002 in order to manage some exposure to oil and gas price fluctuations. Realized gains or losses from our price risk management activities were recognized in oil and gas production revenues when the associated production occurred. Notional volumes associated with our derivative contracts were 27,000 barrels and 630,000 MMBTU's for oil and natural gas, respectively. We do not generally hold or issue derivative instruments for trading purposes. These hedge agreements expired in June 2002 and have not been renewed. Hedging activities resulted in a loss to the Company of approximately $118,000 for the year ended December 31, 2002 and had no impact on operations for the first nine months of 2003. We currently have no hedging arrangements.

INTEREST RATE RISK

     At December 31, 2002, we had debt outstanding of approximately $9.9 million. The interest rate on the revolving credit facility of $7.5 million at December 31, 2002 is variable based on the financial institution's prime rate plus 0.25%. The remaining debt of $2.4 million has fixed interest rates ranging from 6% to 11.95%. As a result, our annual interest costs in 2002 fluctuated based on short-term interest rates. The impact of interest expense and our cash flows of a ten percent increase in the financial institution's prime rate (approximately 0.5 basis points) would be approximately $32,000, assuming borrowed amounts under the credit facility remain at $7.5 million. We did not have any open derivative contracts relating to interest rates at September 30, 2003.

                                    BUSINESS

OVERVIEW

     We are in the business of exploring for, producing and transporting oil and natural gas in Tennessee and Kansas. We lease producing and non-producing properties with a view toward exploration and development. Emphasis is also placed on pipeline and other infrastructure facilities to provide transportation services. We utilize seismic technology to improve the recovery of reserves.

     Our activities in the oil and gas business commenced in May 1995 with the acquisition of oil and gas leases in Hancock, Claiborne, Knox, Jefferson and Union counties in Tennessee. Our current lease position in these areas in Tennessee is approximately 41,088 acres.

     To date, we have drilled primarily on a portion of our Tennessee leases known as the Swan Creek Field in Hancock County focused within what is known as the Knox formation, one of the geologic formations in that field. During the first nine months of 2003, we produced an average of approximately 1.2 million cubic feet of natural gas per day and 2,171 barrels of oil per month from 23 producing gas wells and six producing oil wells in the Swan Creek Field.

     In 2001, our wholly-owned subsidiary, Tengasco Pipeline Corporation, or TPC, completed a 65-mile intrastate pipeline from the Swan Creek Field to Kingsport, Tennessee. Until our pipeline was completed, the gas wells that had been drilled in the Swan Creek Field could not be placed into actual production and the gas transported and sold to our industrial customers in Kingsport. We initially believed that the production of natural gas from the Swan Creek Field would be significantly higher than the actually experienced production. The reasons for the lower production volumes include initial production problems caused by naturally occurring fluids entering the well bore, slower than anticipated production of the wells due to underground reservoir characteristics that became apparent only when the wells were placed into actual production, and our inability to drill additional wells due to shortage of available capital. We have taken steps to minimize fluid problems in existing wells by mechanical means and to avoid them in future wells by drilling and completion techniques. Management believes, however, that the only way to increase production volumes of gas from this field is to drill additional wells to drain the underground reservoirs of the full reserves of gas, and our ability to do so is dependent upon raising additional capital for drilling. Although we intend to apply the net proceeds from this offering initially to repay outstanding non-bank indebtedness and to apply the balance of such proceeds, if any, to repay in part bank indebtedness and/or to fund in part the drilling of additional wells, there can be no assurances that such net proceeds will be sufficient for such purposes or that we will be able to resolve the difficulties currently preventing us from drilling additional wells and increasing production volumes of natural gas from the Swan Creek Field.

     In 1998,  we acquired  from AFG Energy,  Inc.,  or AFG, a private  company, approximately 32,000 acres of leases in the vicinity of Hays, Kansas. Included in that acquisition were 273 wells, including 208 working wells, of which 149 were producing oil wells and 59 were producing gas wells, a related 50-mile pipeline and gathering system, three compressors and 11 vehicles. The total purchase price of these assets was approximately $5.5 million. During the first six months of 2003, our Kansas properties produced an average of approximately ..13 MMcf of natural gas per day and 10,800 barrels of oil per month. Net revenues from our Kansas properties were an average of approximately $342,000 per month during the first six months of 2003.

HISTORY OF THE COMPANY

     We were initially organized under the laws of the State of Utah in 1916, under the name "Gold Deposit Mining & Milling Company." We were formed for the purpose of mining, reducing and smelting mineral ores. In 1972, we conveyed to an unaffiliated entity substantially all of our assets and we ceased all business operations. From approximately 1983 to 1991, our operations were limited to seeking out the acquisition of assets, property or businesses.

     In 1995, we acquired certain oil and gas leases, equipment, securities and vehicles owned by Industrial Resources Corporation, a Kentucky corporation, changed our name from "Onasco Companies, Inc." to "Tengasco, Inc.", and changed our domicile from the State of Utah to the State of Tennessee by merging into Tengasco, Inc., a Tennessee corporation, formed by us solely for this purpose.

     During 1996, we formed TPC to manage the construction and operation of our pipeline, as well as other pipelines planned for the future.

GENERAL

     THE SWAN CREEK FIELD

     Amoco Production Company, during the late 1970's and early 1980's acquired approximately 50,500 acres of oil and gas leases in the Eastern Overthrust in the Appalachian Basin, including the area now referred to as the Swan Creek Field. In 1982, Amoco successfully drilled two natural gas discovery wells in the Swan Creek Field to the Knox Formation at approximately 5,000 feet of total depth. These wells, once completed, had a high pressure and apparent volume of deliverability of natural gas. In the mid-1980's, however, a substantial decline in worldwide oil and gas prices occurred and further exacerbated the high cost of constructing a necessary 23-mile pipeline across three rugged mountain ranges and crossing the environmentally protected Clinch River from Sneedville to the closest market in Rogersville, Tennessee. In 1987, Amoco farmed out our leases to Eastern American Energy Company which held the leases until July 1995. In July 1995 we commenced a legal action, under laws passed by the Tennessee legislature, as to our right to lease Amoco's prior acreage. In July 1995 pursuant to such action, we acquired the Swan Creek leases. These leases provide for a landowner royalty of 12.5%.

     SWAN CREEK PIPELINE FACILITIES. In July 1998, we completed Phase I of our pipeline from the Swan Creek Field, a 30-mile pipeline made of six- and eight-inch steel pipe running from the Swan Creek Field into the main city gate of Rogersville, Tennessee. With the assistance of the Tennessee Valley Authority, or TVA, we were successful in utilizing TVA's right-of-way along its main power line grid from the Swan Creek Field to the Hawkins County Gas Utility District located in Rogersville. The cost of constructing Phase I of the pipeline was approximately $4,200,000.

     In April 2000, construction commenced on Phase II of our pipeline. This was an additional 35 miles of eight- and 12-inch pipe laid at a cost of approximately $11.1 million extending our pipeline from a point near the terminus of Phase I and connecting to an existing pipeline and meter station at Eastman Chemical Company's chemical plant. The pipeline system was completed in March 2001 at an overall cost of approximately $15.3 million and extends 65 miles from our Swan Creek Field to Kingsport, Tennessee.

     SWAN CREEK CONTRACTUAL ARRANGEMENTS. In November 1999, we entered into an agreement with Eastman Chemical Company that provides that Eastman would purchase daily from the Swan Creek Field at Eastman's plant in Kingsport a minimum of the lesser of (i) 5,000 MMBtu's (MMBtu means one million British thermal units, which is the equivalent of approximately one thousand cubic feet of gas) or (ii) forty percent (40%) of the natural gas requirements of Eastman's plant and a maximum of 15,000 MMBtu's per day. Under the terms of the agreement, we had the option to install facilities to treat the delivered gas so that the total non-hydrocarbon content of the delivered gas is not greater than two percent (2%). This would have allowed the gas to be used in certain processes in the Eastman plant requiring low levels of non-hydrocarbons. If we elected to perform this option by installing additional facilities, the minimum daily amount of gas to be purchased by Eastman from us would increase to the lesser of
(i)10,000 MMBtu's or (ii) eighty percent (80%) of the natural gas requirements of Eastman's chemical plant.

     In March 2000, we signed an amendment to the agreement with Eastman permitting us a further option with respect to the allowable level of non-hydrocarbons in the delivered gas from the Swan Creek Field. This amendment gives us the further option to tender gas without treatment, at a minimum volume of 10,000 MMBtu's per day, in consideration of which we agreed to accept a price reduction of five cents per MMBtu for the volumes per day between 5,000 and 10,000 MMBtu's per day under the pricing structure in place under the original agreement. To date, to our knowledge, none of the gas sold by us to Eastman exceeds the allowable level of non-hydrocarbons permitted under the agreement and no such gas requires treatment.

     Under the agreement as amended in March 2000, Eastman agreed to pay us the index price plus $0.10 for all natural gas quantities up to 5,000 MMBtu's delivered per day, the index price plus $0.05 for all quantities in excess of 5,000 MMBtu's per day and the index price for all quantities in excess of 15,000 MMBtu's per day. The index price means the price per MMBtu published in McGraw-Hill's INSIDE F.E.R.C Gas Market Report equal to the Henry Hub price index as shown in the table labeled Market Center Spot Gas Prices. The agreement with Eastman is for an initial term of twenty years and will be automatically extended, if the parties agree, for successive terms of one year. The initial term of the agreement commenced in March 2001.

     In January 2000, TPC, signed a franchise agreement to install and operate new natural gas utility services for residential, commercial and industrial users in Hancock County, Tennessee for the Powell Valley Utility District, which we refer to as the District. The District had no existing natural gas facilities and the system to be installed by TPC was initially intended to extend to schools and small customers and gradually be expanded over time to serve as many of the 6,900 residents of the County as is economically feasible. TPC purchases gas from us on behalf of the District, which gas is to be resold at an average retail price of about $8.00 Mcf. Under the franchise agreement, which has an initial term of ten years and may be renewed by us for an additional ten years, TPC will receive 95% of the gross proceeds of the sale of gas for our services under the agreement. In June 2000, TPC began installation of the necessary facilities to begin to serve residential and industrial consumers in the City of Sneedville, county seat of Hancock County. Our existing eight-inch main line from our Swan Creek Field passes through the city limit of Sneedville. A one-half mile of interconnecting pipeline from our existing pipeline was installed, as well as an additional four miles of pipeline as the initial phase of the distribution system. The construction was completed and delivery of initial volumes of gas into the system from the Swan Creek field occurred in December 2000. The cost of construction of these facilities was approximately $300,000. Upon enactment of initial rate schedules by the District, initial sales began in January 2001 to a small number of residential and small commercial customers.

     In March 2002, we began delivering gas to our first commercial customer, Kiefer Built, Inc, an Iowa-based manufacturer of livestock and industrial trailers, in a new industrial park in Sneedville. Although there can be no assurance, we hope to be able to supply gas to other District customers who may move into that industrial park. At this time, however, no gas sales agreements for large volume or base load sales have been signed and there can be no assurances that such agreements will be signed and if signed, we are not able to predict when such sales may begin, if at all, or what the overall volumes of gas sold may be. Due to the small number of existing customers and relatively high operating costs, we experienced a loss of approximately $35,000 attributable to the operation of this system in 2002. Although there can be no assurance, we intend to either expand the operation of this system so as to increase revenues or to sell these assets to neighboring utilities or the City of Sneedville. In the event of such a sale, we could still sell gas to the District.

     In March 2001, we signed a contract to supply natural gas to BAE Systems Ordnance Systems Inc., or BAE, operator of the Holston Army Ammunition Plant in Kingsport, Tennessee for a period of twenty years. Natural gas is used at the Holston Army ammunition facility to fire boilers and furnaces for steam production and process operations utilized in the manufacture of explosives by BAE for the United States military. Under the agreement, BAE's daily purchases of natural gas may be between 1.8 million and five million cubic feet, and volume could, although there can be no assurance, increase over the life of the agreement as BAE conducts additional operations at the Holston facility. The contract calls for a price based on the monthly published index price for spot sales of gas at the Henry Hub plus five cents per MMBtu in the same manner as the price is calculated in the contract between us and Eastman.

     We have the only gas pipeline located on the grounds of the 6,000-acre Holston facility. A portion of the Holston facility is being developed by BAE as the new Holston Business and Technology Park, which is expected to serve as a location for additional commercial and industrial customers. Although there can be no assurance, our presence at the Holston Business and Technology Park is expected to position us to provide gas service to those customers and we understand that our presence is considered by BAE to be a favorable factor in the development of the Park.

     SWAN CREEK PRODUCTION AND DEVELOPMENT. We began delivering gas through our pipeline to BAE in April 2001 and to Eastman in May 2001. Daily production in June 2001 averaged 4,936.2 Mcf and in July 2001 daily production averages increased to 5,497 Mcf per day. Although our gas production in mid-2001 was at anticipated levels, we were unable to maintain those production levels for the remainder of 2001 and since then. This was due primarily to three problems:

        o   initial fluid problems in some wells;

        o natural and expected production declines from the type of reservoir that exists in the Swan Creek field; and

        o our inability to offset expected natural declines in production by drilling new wells because of inadequate capital.

     As to the first of these problems, we experienced the in-flow of substantially more fluids in the existing wells than had been expected when they were first brought into continuous production in 2001. These fluids entered the wells from the boreholes. The fluids obstructed and significantly reduced the flow of gas from the existing wells in the Swan Creek Field and required substantial additional work and repairs to increase the production from existing wells. First, we installed a drip tank system to eliminate the fluids in the pipeline. Next, we installed mechanical devices in many of the existing wells to reduce the fluid problems. Many of the existing wells had to be shut down while the repairs were made. Gas lifts have been installed in 15 of our existing wells and act as mechanisms to remove the fluids and stabilize erratic behavior, such as large swings in individual well production. These measures have had only limited success in increasing production from existing wells. We expect that techniques used in addressing these fluid problems will be applied in our future wells in the Swan Creek Field and we anticipate, although there can be no assurance, that this will minimize or prevent these problems.

     As to the second problem, we experienced an expected and we believe normal decline in initial production from existing wells in the newly-producing Swan Creek Field. We believe that all types of gas wells experience some type of decline as in the course of initial production. These declines were expected and do not diminish either the shut-in pressure or our actual reserves in the Swan Creek Field. The declines, however, suggest the production rates from some of our smaller wells will continue to be slower, which may result in such wells lasting longer than we originally expected.

     As to the third problem, the declines in production have not been addressed and replaced by additional drilling as we had planned. We believe that in order for overall field production to remain steady or grow in a field such as the Swan Creek Field, new wells must be brought online to offset the normal production declines in wells as described above. We anticipate, although there can be no assurances, that any new wells drilled by us would experience a similar harmonic (i.e. a relatively steep initial decline curve followed by longer periods of relatively flat or stable production) decline as a normal function. Consequently, continuous drilling is important to maintaining or increasing initial levels of production. Only two gas wells were added by us in 2002. We anticipate that the natural decline of production from existing wells is now predictable in the Swan Creek Field, that the total volume of our reserves remains largely intact, and that these reserves can be extracted through both existing wells and by additional well drilled by us, subject to the availability of requisite funding. Although we intend to apply the net proceeds from this offering initially to repay outstanding non-bank indebtedness and to apply the balance of such proceeds, if any, to repay in part bank indebtedness and/or to fund such net proceeds will be sufficient for such purposes or that the drilling of additional wells, there can be no assurance that such net proceeds will be sufficient for such purposes or that we will have or be able to further raise sufficient capital to fund our proposed drilling program to successfully increase production from the Swan Creek Field.

     Due to natural and expected declines that continue to occur in ongoing production from any oil and gas well, some additional declines are expected to occur in production from our existing wells in the Swan Creek Field. Although there can be no assurance, we expect these natural declines to be less than the decline experienced to date, and that ongoing production from existing wells will tend to level off. This expectation is based on two factors:

        o first, repairs have been performed on many of the existing wells, and

        o second, the natural production decline from any well is normally greatest during the initial producing periods, which initial periods have largely elapsed.

     Natural gas production from the Swan Creek Field during 2002 averaged 2.567 million cubic feet per day in the first quarter; 2.553 million cubic feet per day in the second quarter; 2.224 million cubic feet per day in the third quarter; and, 1.467 million cubic feet per day in the fourth quarter. Natural gas production from the Swan Creek Field for the first nine months of 2003 averaged 1.195 million cubic feet per day. This production history reflects a combination of natural and expected decline from initial production from existing wells, partially offset in the second and third quarters by the addition of production from two new gas wells. During the fourth quarter of 2002 and the first nine months of 2003, no wells were added to offset the natural and expected declines in production from existing wells.

     We also experienced reductions or declines in our sales volumes during certain times in 2002 for reasons unrelated to the production capability of our wells or fields. These declines were caused by reductions in our customers' usage requirements and/or by delivery restrictions. During a period in 2002, Eastman temporarily ceased purchases from us because we were delivering most of our then available volumes to supply BAE's newly-increased requirements. During that period, we were unable to sell to Eastman all volumes of gas exceeding BAE's increased requirements, although we were able to produce these volumes, because Eastman requires a minimum volume for its meters that available volumes did not meet and a uniform rate of delivery that taking short-term volumes would interrupt. During the time Eastman was not purchasing gas from us, BAE purchased additional volumes until BAE experienced a partial equipment outage in July 2002 and reduced our purchased volumes. As a result of these occurrences, which were not within our control, our sales volume to BAE and Eastman in July 2002 declined to 42,382 Mcf or an average of 1,367 Mcf per day. In order to increase the volumes of gas for delivery from the Swan Creek Field, we must drill additional wells. However, even if additional wells are drilled, we anticipate based on all information acquired to date, although there can be no assurance, that deliverability from the Swan Creek Field, once stabilized, may not exceed approximately three million cubic feet per day, and there can be no assurances as to any minimum productivity.

     During 2002, we had 30 producing gas wells and seven producing oil wells in the Swan Creek Field. Miller Petroleum, Inc. and others had a participating interest in twelve of these wells. In total, we have completed 45 wells in the Swan Creek Field. The majority of these gas wells were drilled prior to the completion of the pipeline system so only test data was available prior to full production. Of the completed wells, twelve are shut-in or currently not producing because these wells are either not presently producing commercial quantities of hydrocarbons, or are awaiting workover or tie-in to our pipeline. However, certain of these wells may not be tied in to our pipeline since the expense of connection over rough terrain may not be justified in view of the expected volumes to be produced. During the first nine months of 2003, we produced gas from 23 gas wells in the Swan Creek Field.

     We were not able to drill a substantial number of additional gas or oil wells at Swan Creek in 2002 because we did not have sufficient funds to do so. Although we had expected to commence and continue our drilling program in 2002, we were forced to postpone any further drilling until additional funds are available and our dispute with Bank One is resolved, as to which there can be no assurance. Because the Knox formation has been defined by the accumulation of data from previously drilled wells and seismic data, new locations and new wells when drilled are expected, although there can be no assurances, to contribute to achieving increases in production totals. We believe, although there can be no assurance, that new wells can be strategically based on information we have developed from our existing wells as to the shape and key producing horizons of the Knox formation. We have obtained approval from the Tennessee regulatory authorities with jurisdiction over spacing of wells to drill additional wells on smaller spacing in the field, effectively allowing more wells to be drilled and the reservoir to produce more quickly but with no decrease in the long term efficiency of production of the maximum amount of reserves from the reservoir. We are hopeful that production from these new wells will be in line with our more productive existing wells in the Swan Creek Field and will have a noticeable effect on increasing the total production from the Field. Although there can be no assurance, our strategy is that once this work is completed and the new wells are drilled production from the Swan Creek Field will increase.

      We anticipate that even if new wells were drilled in the Swan Creek field, the deliverability of natural gas from the Swan Creek field will not be sufficient to satisfy the volumes deliverable under our contracts with Eastman Chemical and BAE in Kingsport, Tennessee. The Eastman Contract provides that Eastman Chemical will buy a minimum of the lesser of eighty percent of that customer's daily usage or 10,000 MMBtu per day, and the BAE contract provides that BAE will buy a minimum of all of that customer's usage or 5,000 MMbtu per day after Eastman's volumes have been provided. Our current production from the Swan Creek field is approximately 1,000 MMBtu per day. Our contracts with these customers are only for gas produced from the Swan Creek field. So long as that field is not capable of supplying these volumes, we are not in breach or violation of these contracts. No penalty is associated with the inability of the field to produce the volumes that we could deliver and buyers would be obligated to buy under these industrial contracts if the volumes were physically available from the field. However, in the event that we were found to be in breach of our obligations for failure to deliver any volumes of gass that is produced from the Swan Creek field to either of these customers, the agreements limit potential exposure to damages. Damages are limited to no more than $.40 per MMBtu for any replacement volumes that are proved in a court proceeding as having been obtained to replace volumes required to be furnished but not furnished by us.

     Our strategy also includes commencing drilling in other formations in our Swan Creek Field. To date, drilling in the Swan Creek Field has focused on production of gas primarily from the Knox formation. Immediately adjacent to this formation, however, and shallower over these formations, are other formations that we believe, although there can be no assurance, have a potential for gas production. These other formations hold the possibility for yielding both oil and gas and have produced some gas to date and have not been a primary target for gas production. The shallower depths needed for drilling in these other formations and the moderate gas production from them may make the production of additional gas feasible. As noted above, we can not proceed with such drilling until such time as funding is available, as to which there can be no assurance.

THE KANSAS PROPERTIES

     In 1997, we acquired the Kansas Properties, which presently include 134 producing oil wells and 51 producing gas wells in the vicinity of Hays, Kansas and a gathering system including 50 miles of pipeline. We also acquired 37 other wells, which now serve as saltwater disposal wells in the vicinity of Hays, Kansas. Saltwater wells are used to store saltwater encountered in the drilling process that would otherwise have to be transported out of the area. These saltwater disposal wells reduce operating costs by eliminating the need for transport. The aggregate production for the Kansas Properties at present is approximately 800 Mcf and 336 barrels of oil per day. Revenue for the Kansas Properties was approximately $275,000 per month in 2002.

     We employ a full time geologist in Kansas to oversee operations of the Kansas Properties. We have identified five new locations for drilling wells in Ellis and Rush Counties, Kansas on our existing leases in response to drilling activity in the area indicating new areas of production. In 2001 we successfully drilled the Dick No. 7 well in Kansas and completed the well as an oil well. We did not drill any new wells in Kansas in 2002 or the first nine months of 2003 due to lack of funds available for such drilling. We are also engaged in gathering for a fee the gas produced from wells owned by others located in Kansas adjacent to our wells and near our gathering lines. Our plans for our Kansas properties include maintaining the current productive capacity of our existing wells through normal workovers and maintenance of the wells, performing gathering or sales services for adjacent producers, and expanding our own production through drilling these additional wells. Such plans are subject to the availability of funds, in addition to the funds raised by this offering, to finance the work.

     In addition, there are several capital development projects that we have considered with respect to the Kansas Properties, including recompletion of wells and major workovers to increase current production. Although there can be no assurances, these projects when completed might increase production in Kansas. Management, however, has made the decision not to undertake any of these projects, as we do not presently have the necessary funds. We will, however, reconsider our decision if such funds become available.

OTHER AREAS OF DEVELOPMENT

     We are presently exploring other geological structures in the East Tennessee area that are similar to the Swan Creek Field and which we believe, although there can be no assurance, have a high probability of producing hydrocarbons. We have either acquired seismic data on these structures from third-party sources or are conducting our own seismic studies with our own trucks and equipment. The seismic analysis is continuing and related leasing activities have begun based on initial analysis of seismic results. We plan to conduct exploration activities in these areas. The first of these locations was in Cocke County, Tennessee which is approximately 40 miles southeast of the Swan Creek Field. In 2002, we, in conjunction with Southeast Gas & Oil Corp. of

Newport, Tennessee, drilled an approximately 6,000-foot exploratory well to the Knox formation. This well did not result in any commercial quantities of hydrocarbons. Although these and other exploratory efforts have commenced or are under consideration, there can be no assurances that any such efforts will be completed or will be commercially successful.

GOVERNMENTAL REGULATIONS

     We are subject to numerous state and federal regulations, environmental and otherwise, that may have a substantial negative effect on our ability to operate at a profit. For a discussion of the risks involved as a result of such regulations, see, "Effect of Existing or Probable Governmental Regulations on Business" below.

PRINCIPAL PRODUCTS OR SERVICES AND MARKETS

     The principal markets for our crude oil are local refining companies, local utilities and private industry end- users. The principal markets for our natural gas are local utilities, private industry end-users and natural gas marketing companies.

     Gas production from the Swan Creek Field can presently be delivered through our completed pipeline to the Powell Valley Utility District in Hancock County, Eastman and BAE in Sullivan County, as well as other industrial customers in the Kingsport area. We believe, although there can be no assurance, that we have acquired all necessary regulatory approvals and necessary property rights for the pipeline system. Our pipeline would not only provide transportation service for gas produced from our wells, but would provide transportation of gas for small independent producers in the local area as well. We also could, although there can be no assurance, sell our products to certain local towns, industries and utility districts.

     Natural gas from the Kansas Properties is delivered to Kansas-Nebraska Energy, Inc. in Bushton, Kansas. At present, crude oil is sold to the National Cooperative Refining Association in McPherson, Kansas, 120 miles from Hays. National Cooperative is solely responsible for transportation of the oil it purchases whether by truck or pipeline.

DRILLING EQUIPMENT

     On November 1, 2000, we purchased an Ingersoll Rand RD20 drilling rig and related equipment from Ratliff Farms, Inc., an affiliate of Malcolm E. Ratliff, who at that time was our Chief Executive Officer and Chairman of the Board of Directors. We also receive contract drilling services from Miller Petroleum, Inc. and Union Drilling in the Swan Creek Field. The purchase price for the drilling rig and related equipment was $995,000, which was paid by delivery of a convertible note to Ratliff Farms, Inc. The note was paid in full from the proceeds of the loan to us from Bank One in November 2001. In 2001, the drilling rig was used to drill and complete four wells in the Swan Creek field. In 2002, the drilling rig was used to drill two of the four wells we drilled that year. The drilling rig has not been used on a contract drilling basis for any other operators since it was purchased and was not used in 2003 due to lack of funds to cover drilling costs, including casing, logging, bits and cementing and due to the insufficiency of the number of our remaining employees to conduct drilling operations. We estimate that the drilling rig was used for approximately one-third of our drilling activities since the rig was purchased.

DISTRIBUTION METHODS OF PRODUCTS OR SERVICES

     Crude oil is normally delivered to refineries in Tennessee and Kansas by tank truck and natural gas is distributed and transported via pipeline.

COMPETITIVE BUSINESS CONDITIONS, COMPETITIVE POSITION IN THE INDUSTRY AND METHODS OF COMPETITION

     Our contemplated oil and gas exploration activities in the States of Tennessee and Kansas will be undertaken in a highly competitive and speculative business atmosphere. In seeking any other suitable oil and gas properties for acquisition, we will be competing with a number of other companies, including large oil and gas companies and other independent operators with greater financial resources. Management does not believe that our initial competitive position in the oil and gas industry will be significant.

     Our principal competitors in the State of Tennessee are Nami Resources, LLC, Miller Petroleum, Inc., Knox Energy Development and Penn Virginia Corporation. We believe that we are in a favorable position in the area in which our pipeline is located. Within that area, we own leases on approximately 41,088 acres.

     There are numerous producers in the area of the Kansas Properties. Some are larger with greater technological and financial resources.

     Although we do not now foresee any difficulties in procuring drilling rigs or the manpower to run them in the area of our operation, several factors, including increased competition in the area, may limit the availability of drilling rigs, rig operators and related personnel and/or equipment in the future. Such limitations would have a natural adverse effect on our operations.

     The prices of our products are controlled by the world oil market and the United States natural gas market. Thus, competitive pricing behaviors are considered unlikely; however, competition in the oil and gas exploration industry exists in the form of competition to acquire the most promising acreage blocks and obtaining the most favorable prices for transporting the product. We believe that we are well-positioned in these areas because of the transmission lines that run through and adjacent to the properties leased by us and because we hold relatively large acreage blocks in our areas of current operation.

SOURCES AND AVAILABILITY OF RAW MATERIALS

     Excluding the development of oil and gas reserves and the production of oil and gas, our operations are not dependent on the acquisition of any raw materials .

DEPENDENCE ON ONE OR A FEW MAJOR CUSTOMERS

     We presently are dependent upon a small number of customers for the sale of gas from the Swan Creek Field, principally Eastman and BAE, and other industrial customers in the Kingsport area with which we may enter into gas sales contracts.

     Natural gas from the Kansas Properties is delivered to Kansas-Nebraska Energy, Inc. in Bushton, Kansas. At present, crude oil from the Kansas Properties is being trucked and transported through pipelines to the National Cooperative Refining Association in McPherson, Kansas, 120 miles from Hays, Kansas. National Cooperative is solely responsible for transportation of products whether by truck or pipeline.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS, INCLUDING DURATION

     Royalty agreements relating to oil and gas production are standard in the industry. The amounts of our royalty payments vary from lease to lease.

NEED FOR GOVERNMENTAL APPROVAL OF PRINCIPAL PRODUCTS OR SERVICES

     Although none of the principal products offered by us require governmental approval, permits are required for drilling oil or gas wells.

     The transportation service offered by TPC is subject to regulation by the Tennessee Regulatory Authority to the extent of certain construction, safety, tariff rates and charges, and nondiscrimination requirements under state law. These requirements are typical of those imposed on regulated utilities. TPC has been granted a certificate of public convenience and necessity to operate as a pipeline utility in Hancock, Hawkins, and Claiborne counties, Tennessee. In addition, TPC was authorized to construct and operate the portion of Phase II of the pipeline to Eastman by resolution of the City of Kingsport in May, 2000. This resolution was approved by the Tennessee Regulatory Authority as required by state law. All approvals for our pipeline have been granted.

     The City of Kingsport, Tennessee has also enacted an ordinance granting to TPC a franchise for twenty years to construct, maintain and operate a gas system to import, transport, and sell natural gas to the City of Kingsport and inhabitants, institutions and businesses for domestic, commercial, industrial and institutional uses. This ordinance and the franchise agreement it authorizes also require approval of the Tennessee Regulatory Authority under state law. We will not initiate the required approval process for the ordinance and franchise agreement until such time that we can supply gas to the City of Kingsport.

Although we anticipate that regulatory approval will be granted, there can be no assurance that it will be granted, or that such approval may be granted in a timely manner, or that such approval may not be limited in some manner by the Tennessee Regulatory Authority.

EFFECT OF EXISTING OR PROBABLE GOVERNMENTAL REGULATIONS ON BUSINESS

     Exploration and production activities relating to oil and gas leases are subject to numerous environmental laws, rules and regulations. The Federal Clean Water Act requires us to construct a fresh water containment barrier between the surface of each drilling site and the underlying water table. This involves the insertion of a seven-inch diameter steel casing into each well, with cement on the outside of the casing. We have complied with this environmental regulation, the cost of which is approximately $10,000 per well.

     The State of Tennessee also requires the posting of a bond to ensure that our wells are properly plugged when abandoned. A separate $2,000 bond is required for each well drilled. We currently have the requisite amount of bonds on deposit with the State of Tennessee.

     As part of our purchase of the Kansas Properties we acquired a statewide permit to drill in Kansas. Applications under such permit are applied for and issued within one to two weeks prior to drilling. At the present time, the State of Kansas does not require the posting of a bond either for permitting or to insure that our wells are properly plugged when abandoned. All of the wells in the Kansas Properties have all permits required and we believe that we are in substantial compliance with the laws of the State of Kansas.

     Our exploration, production and marketing operations are regulated extensively at the federal, state and local levels. We have made and will continue to make expenditures in our efforts to comply with the requirements of environmental and other regulations. Further, the oil and gas regulatory environment could change in ways that might substantially increase these costs. Hydrocarbon-producing states regulate conservation practices and the protection of correlative rights. These regulations affect our operations and limit the quantity of hydrocarbons we may produce and sell. In addition, at the federal level, the Federal Energy Regulatory Commission regulates interstate transportation of natural gas under the Natural Gas Act. Other regulated matters include marketing, pricing, transportation and valuation of royalty payments.

     Our operations are subject to numerous and frequently changing laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. We own or lease, and have in the past owned or leased, properties that have been used for the exploration and production of oil and gas and these properties and the wastes disposed on these properties may be subject to the Comprehensive Environmental Response, Compensation and Liability Act, the Oil Pollution Act of 1990, the Resource
Conservation and Recovery Act, the Federal Water Pollution Control Act and analogous state laws. Under such laws, we could be required to remove or remediate previously released wastes or property contamination.

     Laws and regulations protecting the environment have generally become more stringent and, may in some cases, impose "strict liability" for environmental damage. Strict liability means that we may be held liable for damage without regard to whether we were negligent or otherwise at fault. Environmental laws and regulations may expose us to liability for the conduct of or conditions caused by others or for acts that were in compliance with all applicable laws at the time they were performed. Failure to comply with these laws and regulations may result in the imposition of administrative, civil and criminal penalties.

     While we believe that our operations are in substantial compliance with existing requirements of governmental bodies, our ability to conduct continued operations is subject to satisfying applicable regulatory and permitting controls. Our current permits and authorizations and ability to get future permits and authorizations may be susceptible, on a going forward basis, to increased scrutiny, greater complexity resulting in increased costs or delays in receiving appropriate authorizations.

     The foregoing is only a brief summary of some of the existing environmental laws, rules and regulations to which our business operations are subject, and there are many others, the effects of which could have an adverse impact on us. Future legislation in this area will no doubt be enacted and revisions will be made in current laws. No assurance can be given as to what effect these present and future laws, rules and regulations will have on our current and future operations.

RESEARCH AND DEVELOPMENT

     We have not expended any material amount in research and development activities during the last two fiscal years. Research done in conjunction with our exploration activities would consist primarily of conducting seismic surveys on the lease blocks. This work would be performed by our geology and engineering personnel and other employees and would not be expected to have a material cost of above their standard salaries.

NUMBER OF TOTAL EMPLOYEES AND NUMBER OF FULL-TIME EMPLOYEES

     We presently have 25 full time employees and no part-time employees.

PROPERTY LOCATION, FACILITIES, SIZE AND NATURE OF OWNERSHIP

     SWAN CREEK FIELD. Our Swan Creek leases are on approximately 41,088 acres in Hancock, Claiborne, Knox, Jefferson, Morgan and Union Counties in Tennessee. The initial terms of these leases vary from one to five years. Some of them will terminate unless we have commenced drilling. In 2002, we reduced the acreage comprising the Swan Creek Field from approximately 50,500 acres to the present 41,088 acres. This reduction in acreage was a result of our improved understanding of the geological and geophysical makeup of the Swan Creek Field. We believe that the acreage eliminated from the field does not have the potential to produce commercial quantities of oil or gas and that the reduction of this acreage does not affect the reserves of the Swan Creek Field. Further, the elimination of the leases for this acreage is expected to result in cost savings to us.

     Morita Properties, Inc., an affiliate of Shigemi Morita, a former Director, currently has a 25% overriding royalty in nine of our existing wells, and a 50% overriding royalty and 6% overriding royalty, respectively, in two of our other existing wells. All of these wells are located in the Swan Creek Field and all but two are presently producing wells. In addition, to those interests, Morita Properties, Inc. previously owned a 25% working interest in three of our other existing wells and 12.5% working interest in another of our wells all of which subsequently have been sold.

     An individual who is not an affiliate of us purchased 25% working interests in two other wells located in the Swan Creek Field that are presently producing wells.

     Another individual has a 29% revenue interest in a producing well located in the Swan Creek Field by virtue of having contributed her unleased acreage to the drilling unit and paying her proportionate share of the drilling costs of the well. We were obligated to allow that individual to participate on that basis in accordance with both customary industry practice and the requirements of the procedures of the Tennessee Oil and Gas Board in a forced pooling action brought by us to require the acreage to be included in the unit so that the well could be drilled. The forced pooling procedure was concluded by her contribution of acreage and agreement to pay proportionate share of drilling costs.

     We also entered into a farmout agreement with Miller Petroleum, Inc. for ten wells to be drilled in the Swan Creek Field and we have an option to award up to an additional ten future wells. All locations were to be mutually agreed upon. Net revenues, as defined, are to be 81.25% to Miller. Our subsidiary TPC will transport Miller's gas. We reserved all offset locations to wells drilled under the farmout agreement. All ten wells have been drilled under the farmout agreement. We acquired back from Miller a 50% working interest in nine of those ten wells in addition to our rights under the farmout agreement. In addition, we along with Miller have drilled two additional wells on a 50-50 basis, although we declined to exercise our option for a ten-well extension of the farmout agreement. Of the wells in which Miller owns an interest, six are presently producing.

     Other than the working interests described or referred to above, we retain all other working interests in wells drilled or to be drilled in the Swan Creek Field.

     Other working interest owners in oil and gas wells in which we have working interests are entitled to market their respective shares of production to purchasers other than purchasers with whom we have contracted. Absent such contractual arrangements being made by the working interest owners, we are authorized but are not required to provide a market for oil or gas attributable to working interest owners' production. At this time, we have not agreed to market gas for any working interest owner to customers other than our customers. If we agree to market gas for working interest owners to our customers, we will have to agree, at that time, to the terms of such marketing arrangements and it is possible that as a result of such arrangements, our revenues from such customers may be correspondingly reduced. If the working interest owners make their own arrangements to market their natural gas to other end users along the pipeline which have been served by East Tennessee Natural Gas, an interstate pipeline, such gas would be transported by TPC at published tariff rates. The current published tariff rate is for firm transportation at a demand charge of five cents per MMBtu per day plus a commodity charge of $0.80 per MMBtu. If the working interest owners do not market their production, either independently or through us, then their interest will be treated as not yet produced and will be balanced either when marketing arrangements are made by such working interest owners or when the well ceases to produce in accordance with customary industry practice.

     KANSAS PROPERTIES. The Kansas Properties contain 138 leases totaling 32,158 acres in the vicinity of Hays, Kansas. The original terms on these leases were from one to ten years and in most cases have expired. Most of these leases, however, are still in effect because they are being held by production. We maintain a 100% working interest in most wells. The leases provide for a landowner royalty of 12.5%. Some wells are subject to an overriding royalty interest from 0.5% to 9%.

     Although we do not pay any taxes on our Swan Creek Leases, we pay ad valorem taxes on our Kansas Properties. We have general liability insurance for the Kansas Properties and the Swan Creek Field.

     We lease our principal executive offices, consisting of approximately 5,647 square feet located at 603 Main Avenue, Suite 500, Knoxville, Tennessee at a rental of $4,705.83 per month and an office in Hays, Kansas at a rental of $500 per month. During 2002 and the first nine months of 2003, we closed a field office in Sneedville, Tennessee and an office in New York City we had previously leased at an aggregate rental of $3,100 per month.

RESERVE ANALYSES

     Ryder Scott Company, L.P. of Houston, Texas has performed reserve analyses of all our productive leases. Ryder Scott Company, L.P. and its employees and its registered petroleum engineers have no interest in the Company and performed these services at their standard rates. The net reserve values used hereafter were obtained from a reserve report dated February 10, 2004, which we refer to as the Report, prepared by Ryder Scott Company, L.P. as of December 31, 2003.

      The Report indicates our "TOTAL PROVEN ALL CATEGORIES" reserves for Tengasco Inc. to be as follows: net production volumes of 1,371,512 bbls of oil and 14,363.21 MMCF of Gas. The present value discounted at 10% (PV10) is stated to be $26,330,111.00. The Report indicates the "proven developed producing" reserves for Tengasco Inc. to be as follows: net production volumes of 1,059,038 bbls of oil and 5,205.709 MMCF of Gas. The present value discounted at 10%
(PV10) is stated to be $12,224,620.

     In substance, the Report used estimates of oil and gas reserves based upon standard petroleum engineering methods which include production data, decline curve analysis, volumetric calculations, pressure history, analogy, various correlations and technical factors. Information for this purpose was obtained from owners of interests in the areas involved, state regulatory agencies, commercial services, outside operators and files of Ryder Scott Company, L.P. The net reserve values in the Report were adjusted to take into account the working interests that have been sold by us in various wells in the Swan Creek Field.

      We believe that the reserve analysis reports prepared by Ryder Scott Company, L.P. for us for the Swan Creek Field and Kansas Properties provide an essential basis for review and consideration of our producing properties by all potential industry partners and all financial institutions across the country. We believe that it standard in the industry for reserve analyses of only proved developed producing reserves to be used as a basis for financing of drilling costs.

     We have not filed the reserve analysis reports prepared by Ryder Scott Company, L.P. or any other reserve reports with any Federal authority or agency other than the earlier reports with the Securities and Exchange Commission. We, however, have filed the information in the Report of our reserves with the Energy Information Service of the Department of Energy in compliance with that agency's statutory function of surveying oil and gas reserves nationwide.

      The term "Proved Oil and Gas Reserves" is defined in Rule 4-10(a)(2) of Regulation S-X as follows:

      2. Proved oil and gas reserves. Proved oil and gas reserves are the estimated quantities of crude oil, natural gas, and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices include consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

      i. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (A) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (B) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir.

      ii. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the proved classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

      iii. Estimates of proved reserves do not include the following: (A) Oil that may become available from known reservoirs but is classified separately as indicated additional reserves; (B) crude oil, natural gas, and natural gas liquids, the recovery of which is subject to reasonable doubt because of uncertainty as to geology, reservoir characteristics, or economic factors; (C) crude oil, natural gas, and natural gas liquids, that may occur in undrilled prospects; and (D) crude oil, natural gas, and natural gas liquids, that may be recovered from oil shales, coal, gilsonite and other such sources.

PRODUCTION

     The following tables summarize for the past three fiscal years the volumes of oil and gas produced to our interests, our operating costs and our average sales prices for our oil and gas. The information does not include volumes produced to royalty interests or other working interests.

                                    Tennessee

                                                    COST OF
   YEAR ENDED                                      PRODUCTION             AVERAGE
   DECEMBER 31              PRODUCTION            (PER BOE)(2)          SALES PRICE
   -----------              ----------            ------------          -----------
                        OIL           GAS                             OIL       GAS
                       (BBL)         (MCF)                           (BBL)   (PER MCF)
                   ----------------------------                   -----------------------

   2002............  15,111.54    521,834.35        $ 4.10(2)        $21.85      $3.22


   2001............  22,776.21    703,073.56        $ 0.31           $16.05      $2.55


   2000............  37,210.67      2,411.00        $ 0.69           $20.32      $2.86

Gas volumes and prices for 2000 reflect only the nominal purchases made by Hawkins County Gas Utility District upon completion of Phase I of Tengasco Pipeline Company's pipeline system.

---------------------------

(1) A "BOE" is a barrel of oil equivalent. A barrel of oil contains approximately 6 Mcf of natural gas by heating content. The volumes of gas produced have been converted into "barrels of oil equivalent" for the purposes of calculating costs of production.

(2) The increase in cost of production in 2002 was a result of this being the first full year of production in the Swan Creek Field.

                                     Kansas

                                                     COST OF
        YEAR ENDED                                  PRODUCTION           AVERAGE
       DECEMBER 31           PRODUCTION            (PER BOE)(2)        SALES PRICE
       -----------           ----------            ------------        -----------
                         OIL           GAS                           OIL       GAS
                        (BBL)         (MCF)                         (BBL)   (PER MCF)
                    ----------------------------                  -----------------------


   2002.............   105,473.54    246,510.98      $  8.71        $23.89       $2.96


   2001.............   112,495.88    278,884.66       $10.72        $23.50       $4.12


   2000.............   111,734.81    291,096.22      $  9.68        $28.06       $3.75

OIL AND GAS DRILLING ACTIVITIES

     Our oil and gas developmental drilling for the past three fiscal years are as set forth in the following tables. During the fiscal years ending December 31, 2000 and 2001 we did not drill any exploratory wells. In 2002, we drilled one exploratory well in Cocke County, Tennessee which did not result in finding commercial quantities of hydrocarbons. The information should not be considered indicative of future performance, nor should it be assumed that there is necessarily any correlation between the number of wells drilled, quantities of reserves found or economic value.

GROSS AND NET WELLS

     The following tables set forth for the fiscal years ending December 31, 2000, 2001, and 2002 the number of gross and net development wells drilled by us. The dry hole set forth in the table below is the Cocke County well referred to above. The term gross wells means the total number of wells in which we own an interest, while the term net wells means the sum of the fractional working interests we own in gross wells.

                                               Year ended December 31,
                        ----------------------------------------------------------------------
                               2002                     2001                       2000
                        --------------------    ---------------------    ---------------------
                         Gross         Net       Gross         Net        Gross          Net
                        -------      -------    -------      --------    -------       -------
TENNESSEE
Productive Wells.......   3           2.625        19          11.42        9           4.0515
Dry Holes..............   1            .50          0           0           0           0

KANSAS
Productive Wells.......   0           0             3           2.594       0           0
Dry Holes..............   0           0             0           0           0           0

PRODUCTIVE WELLS

     The following table sets information regarding the number of productive wells in which we held a working interest as of December 31, 2002. Productive wells are either producing wells or wells capable of commercial production although currently shut-in. One or more completions in the same bore hole are counted as one well.

                                Gas                               Oil
                      ------------------------       ------------------------
                         Gross          Net            Gross           Net
                      ----------     ---------       ----------     ---------
Tennessee.............     31           18.9             12           6.18

Kansas................     52          43.45            128           110.5

DEVELOPED AND UNDEVELOPED OIL AND GAS ACREAGE

     As of December 31, 2002, we owned working interests in the following developed and undeveloped oil and gas acreage. Net acres refer to our interest less the interest of royalty and other working interest owners.

                                Developed                      Undeveloped
                       --------------------------     --------------------------
                       Gross Acres      Net Acres     Gross Acres      Net Acres
                       -----------     ----------     -----------     ----------
Tennessee...........     1,840.00       1,065.38         41,088         35,952

Kansas..............     9,666.00       8,080.44         22,711        18,995.48

                                LEGAL PROCEEDINGS

     In November 2001, we signed a credit facility with Bank One, N.A. in Houston, Texas whereby Bank One extended to us a revolving line of credit of up to $35 million. The initial borrowing base under the facility was $10 million. In April 2002, we received a notice from Bank One stating that it had redetermined and reduced the then-existing borrowing base under the credit agreement by $6 million to approximately $3.1 million. Bank One demanded that we pay the $6 million within thirty days. In May 2002, we filed suit in federal court in the Eastern District of Tennessee, Northeastern Division at Greeneville to restrain Bank One from taking any steps to enforce its demand that we reduce our loan obligation or else be deemed in default and for damages resulting from the demand. We sought a jury trial and actual damages sustained by it as a result of the wrongful demand in the amount of $51 million plus punitive damages in the amount of $100 million.

     In July 2002, Bank One filed its answer and counterclaim, alleging that its actions were proper under the terms of the credit agreement and seeking to recover all amounts it alleges to be owed under the credit agreement, including principal, accrued interest, expenses and attorney's fees in the approximate amount of $9 million. Discovery has begun and a hearing have been scheduled on certain disputed discovery issues. We have continued to pay $200,000 per month of principal due under the original terms of the credit agreement, plus interest, and have reduced the principal now outstanding to approximately $4.7 million. Although the parties continue to discuss settlement of all outstanding issues, no settlement has been concluded. The Court has adjusted the procedural schedule to lead to a trial date on December 7, 2004 in the event settlement is not reached.

     In November 2002, we and our then Chief Executive Officer, Malcolm E. Ratliff, were served with a complaint filed in the United States District Court for the Eastern District of Tennessee, Knoxville, entitled PAUL MILLER V. M. E. RATLIFF AND TENGASCO, INC., DOCKET NUMBER 3:02-CV-644. The complaint seeks certification of a class action to recover on behalf of the class of all persons who purchased shares of our common stock between August 1, 2001 and April 23, 2002, damages in an amount not specified that were allegedly caused by violations of the federal securities laws, specifically Rule 10b-5 under the Securities Exchange Act of 1934 as to us and Mr. Ratliff, and Section 20(a) of that Act as to Mr. Ratliff. The complaint alleges that documents and statements made to the investing public by us and Mr. Ratliff misrepresented material facts regarding our business and finances. We believe that the allegations in the complaint are without merit. We intend to vigorously defend against all of the allegations. A full settlement of this case has been reached, subject to court approval. As of January 30, 2004, a written stipulation of settlement documenting the settlement terms has been signed by counsel for all parties. The stipulation of settlement will be presented to the court on February 27, 2004 for a determination of initial fairness and initiation of other procedures leading to a final hearing following a settlement administration period of approximately 120 days. Any settlement would be subject to court approval before becoming effective. Under the proposed settlement, we would pay into a settlement fund the amount of $37,500 including all costs of administration, and would contribute 150,000 shares of stock of Miller Petroleum, Inc. that is currently owned by us and that had been accepted in payment of an obligation owed to the us by Miller Petroleum. We would also contribute to the settlement fund our agreement to issue 300,000 warrants to purchase company stock for a period of three years from date of issue at $1 per share. The number or price of the warrants is to be adjusted to account for the additional shares sold pursuant to a rights offering or other stated events. All expenses including attorneys' fees as are awarded by the court on final hearing are to be paid out of the settlement funds. The parties stipulate the existence of a class for settlement purposes only and the existing lawsuit would be dismissed when the settlement becomes final, and the class members fully release their claims when the settlement becomes final.

     We, our former Chief Executive Officer, Malcolm E. Ratliff, and one of our attorneys, Morton S. Robson, were named as defendants in an action commenced on June 18, 1998 in the Supreme Court of the State of New York, New York County entitled MAUREEN COLEMAN, JOHN O. KOHLER, CHARLES MASSOUD, JONATHAN SARLIN, VON GRAFFENRIED A.G. AND VPM VERWATUNGS A.G., PLAINTIFFS V. TENGASCO, INC., MORTON
S. ROBSON AND MALCOLM E. RATLIFF, DEFENDANTS, INDEX NO. 603009/98. In that action, the plaintiffs, stockholders of the Company, allege that they were entitled to sell their shares of our common stock in the open market pursuant to Rule 144 promulgated under the Securities Act of 1933, but they were precluded from doing so by the defendants' purported wrongful refusal to remove the restrictive legends from their shares. The plaintiffs own in the aggregate 35,000 shares of our common stock. The plaintiffs are seeking damages in an amount equal to the difference between the amount for which they would have been able to sell their shares if the defendants had acted to remove the restrictive legends when requested and the amount they will receive on the sale of their shares. The plaintiffs are also seeking punitive damages in an amount they claim to be in excess of $500,000, together with interest, costs and disbursements of bringing the action, including reasonable attorneys fees. We do not believe that we wrongfully withheld our approval of the removal of the restrictive legends at the times such removal was requested by the stockholders. The plaintiffs have not taken any action in this matter for several years.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding our executive officers and directors.

NAME                         AGE   POSITION
----                         ---   --------
Richard T. Williams(3)(4)    52    Chairman of the Board and Chief Executive
                                   Officer
Jeffrey R. Bailey(3)(4)      46    President and Director
Mark A. Ruth                 45    Chief Financial Officer
Robert M. Carter             66    President - Tengasco Pipeline Corporation
Cary V. Sorensen             55    General Counsel, Vice President and Secretary
Stephen W. Akos(1)(2)        49    Director
Joseph Earl Armstrong(3)     46    Director
John A. Clendening(1)(2)(4)  70    Director
Robert L. Devereux(1) (2)    43    Director
Bill W. Harbert              80    Director
Peter E. Salas               49    Director
Charles M. Stivers(1)        41    Director

(1) Audit Committee, Compensation Committee and Special Committee Member
(2) Stock Option Committee Member
(3) Field Safety Committee Member
(4) Frontier Exploration Committee Member

     DR. RICHARD T. WILLIAMS has been a member of the faculty of the Department of Geological Sciences at The University of Tennessee in Knoxville, Tennessee, since 1987, after holding faculty positions at West Virginia University and the University of South Carolina since 1979. He has been engaged in reflection seismology and geophysical studies in the Appalachian Overthrust since 1980. He earned his Ph.D. in Geophysics from Virginia Tech in 1979. Dr. Williams was elected as a director effective June 28, 2002. He was appointed Chief Operating Officer on January 10, 2003, and on February 3, 2003, he was elected our Chief Executive Officer.

     JEFFREY R. BAILEY graduated in 1980 from New Mexico Institute of Mining and Technology with a B.S. degree in Geological Engineering. Upon graduation he joined Gearhart Industries as a field engineer working in Texas, New Mexico, Kansas, Oklahoma and Arkansas. Gearhart Industries later merged with Halliburton Company. In 1993 after 13 years working in various field operations and management roles primarily focused on reservoir evaluation, log analysis and log data acquisition he assumed a global role with Halliburton as a Petrophysics instructor in Fort Worth, Texas. His duties were to teach Halliburton personnel and customers around the world log analysis and competition technology and to review analytical reservoir problems. In this role Mr. Bailey had the opportunity to review reservoirs in Europe, Latin America, Asia Pacific and the Middle East developing a special expertise in carbonate reservoirs. In 1997 he became technical manager for Halliburton in Mexico focusing on finding engineering solutions to the production challenges of large carbonate reservoirs in Mexico. Mr. Bailey left Halliburton and joined us as our Chief Geological Engineer on March 1, 2002. He was elected our President on July 17, 2002 and as a director on February 28, 2003.

     MARK A. RUTH is a certified public accountant with 22 years accounting experience. He received a B.S. degree in accounting with honors from the University of Tennessee at Knoxville. He has served as a project controls engineer for Bechtel Jacobs Company, LLC; business manager and finance officer for Lockheed Martin Energy Systems; settlement department head and senior accountant for the Federal Deposit Insurance Corporation; senior financial analyst/internal auditor for Phillips Consumer Electronics Corporation; and, as an auditor for Arthur Andersen and Company. From December 14, 1998 to August 31, 1999 he served as the Company's Chief Financial Officer. On August 31, 1999 he was elected as a Vice-President of the Company and on November 8, 1999 he was again appointed as the Company's Chief Financial Office, which office he has occupied since then.

     ROBERT M. CARTER attended Tennessee Wesleyan College and Middle Tennessee State College between 1954 and 1957. For 35 years he was an owner of Carter Lumber & Building Supply Company and Carter Warehouse in Loudon County, Tennessee. He has been with us since 1995 and during that time has been involved in many phases of our business, including pipeline construction, leasing, financing and the negotiation of acquisitions. Mr. Carter was elected Vice-President in March, 1996, Executive Vice-President in April 1997 and President on March 13, 1998 until he resigned from that position on October 19, 1999. On August 8, 2000 he again was elected as President and served in that capacity until July 31, 2001. He has served as President of Tengasco Pipeline Corporation, our wholly-owned subsidiary, from June 1, 1998 to the present.

     CARY V. SORENSEN is a 1976 graduate of the University of Texas School of Law and has undergraduate and graduate degrees from North Texas State University and Catholic University in Washington, D.C. Prior to joining us in July 1999, he had been continuously engaged in the practice of law in Houston, Texas relating to the energy industry since 1977, both in private law firms and a corporate law department, most recently serving for seven years as senior counsel with the litigation department of a major Houston energy corporation before entering private practice in June 1996 and continuing a general civil law practice until June 1999. He has represented many of the major oil companies headquartered in Houston, as well as local distribution companies and electric utilities in a variety of litigation and administrative cases before state and federal courts and agencies in numerous states. These matters involved gas contracts, gas marketing, exploration and production disputes involving royalties or operating interests, land titles, oil pipelines and gas pipeline tariff matters at the state and federal levels, and general operation and regulation of interstate and intrastate gas pipelines. He has served as General Counsel of the Company since July 9, 1999.

     STEPHEN W. AKOS has over twenty years experience in the financial services industry with an expertise in fixed income securities. Since August of 2000, he has been First Vice President, Institutional Fixed Income Sales, Robert W. Baird & Co., St. Louis, Missouri. Between February 2000 and June 2000, Mr. Akos was employed at J.C. Bradford & Co., an investment bank, as a Vice President and Investment Limited Partner. Prior thereto commencing in 1993, he was a Vice President with Mercantile Bank of St. Louis and its predecessor, Mark Twain Bank. Before 1993 he was a broker, among other things, at brokerage firms Dean Witter, Shearson Lehman Hutton, Drexel Burnham Lambert, and Kidder Peabody. He received an MBA in Finance from Washington University in 1979, and a B.S. in Business Administration, Accounting, from Washington University in 1976. He was elected as a director on February 28, 2003.

     JOSEPH EARL ARMSTRONG is a resident of Knoxville, Tennessee. He is a graduate of the University of Tennessee and Morristown College where he received a Bachelor of Science Degree in Business Administration. From 1988 to the present, he has been an elected State Representative for Legislative District 15 in Tennessee. He has served as director since 1997.

     DR. JOHN A. CLENDENING received B.S (1958), M.S. (1960) and Ph. D. (1970) degrees in geology from West Virginia University. He was employed as a Palynologist-Coal Geologist at the West Virginia Geological Survey from 1960 until 1968. He joined Amoco in 1968 and remained with Amoco as a senior geological associate until 1992. Dr. Clendening has served as President and other offices of the American Association of Stratigraphic Palynologists and the Society of Organic Petrologists. From 1992 - 1998 he was engaged in association with Laird Exploration Co., Inc. of Houston, Texas, directing exploration and production in south central Kentucky. In 1999 he purchased all the assets of Laird Exploration in south central Kentucky and operates independently. While with Amoco Dr. Clendening was instrumental in Amoco's acquisition in the early 1970's of large land acreage holdings in Northeast Tennessee, based upon his geological studies and recommendations. His work led directly to the discovery of what is now our Paul Reed # 1 well. He further recognized the area to have significant oil and gas potential and is credited with discovery of the field which is now known as our Swan Creek Field. Dr. Clendening previously served as a director from September 1998 to August 2000. He was again elected as a director on February 28, 2003.

     ROBERT L. DEVEREUX graduated in 1982 from St. Louis University with a Bachelor's Degree in Business Administration with a major in finance. He received his law degree from St. Louis University in 1985. For the past eighteen years, Mr. Devereux has been actively engaged in the practice of law, specializing in commercial litigation. Since 1994, he has been a principal in the law firm of Devereux Murphy LLC located in St. Louis, Missouri. For the past eight years Mr. Devereux has also been a principal of and has served as the Chief Executive Officer of Gateway Title Company, Inc. He was elected as a director on February 28, 2003.

     BILL L. HARBERT earned a B.S. degree in civil engineering from Auburn University in 1948. In 1949 he was one of the founders of Harbert Construction Company. He managed that company's construction operations, both domestic and foreign, and served as our Executive Vice-President until 1979. From 1979 until July, 1990 he served as President and Chief Operating Officer and from July 1990 through December 1991 he served as Vice Chairman of the Board of Harbert International, Inc. He then purchased a majority of the international operations of Harbert International, Inc. and formed Bill Harbert International Construction, Inc. He served as Chairman and Chief Executive Officer of that corporation until retiring from us in 2000. Mr. Harbert's companies built pipeline projects in the United States and throughout the world. They also built many other projects including bridges, commercial buildings, waste water treatment plants, airports, including an air base in Negev, Israel and embassies for the United States government in, among other places, Tel Aviv, Hong Kong, and Baku. Mr. Harbert has also served as president (1979) and Director (1980) of the Pipe Line Contractors Association, USA and for seven years as Director, Second Vice-President and First Vice-President (2001-2002) of the International Pipe Line Contractors Association. Mr. Harbert has been active in service to a variety of business associations, charities and the arts in the Birmingham area for many years. He was elected as a director on April 2, 2002.

     PETER E. SALAS has been President of Dolphin Asset Management Corp. and associated companies since 1988. Prior to establishing Dolphin, he was with J.P. Morgan Investment Management, Inc. for ten years, becoming Co-manager, Small Company Fund and Director-Small Cap Research. He received an A.B. degree in Economics from Harvard in 1978. Mr. Salas was elected as a director on October 8, 2002.

     CHARLES M. STIVERS is a Certified Public Accountant with 18 years accounting experience. In 1984 he received a B.S. degree in accounting from Eastern Kentucky University. From 1983 through July 1986 he served as Treasurer and CEO for Clay Resource Company. From August 1986 through August 1989 he served as a senior tax and audit specialist for Gallaher and Company. From September 1989 to date he has owned and operated Charles M. Stivers, C.P.A., a regional accounting firm. Mr. Stiver's firm specializes in the oil and gas industry and has clients in eight states. The oil and gas work performed by his firm includes all forms of SEC audit work, SEC quarterly financial statement filings, oil and gas consulting work and income tax services. Mr. Stiver's firm has also represented oil and gas companies with respect to Federal and State income tax disputes in 15 states over the past 12 years. In September 2001, he was elected as a director and is the chairman of our audit committee.

Executive Compensation

     The following sets forth certain information regarding compensation awarded to, earned by or paid to, and options granted to, repriced or exercised by, the Company's Chief Executive Officers during fiscal years ended December 31, 2002, December 31, 2001 and December 31, 2000. During that period, none of the Company's other executive officers earned compensation in excess of $100,000 per annum for services rendered to us in any capacity.

Summary Compensation Table

                                                                                Securities
                                                                    Restricted  Underlying
        Name and                                     Other Annual     Stock      Options/               All Other
  Principal Position(1)    Year    Salary    Bonus   Compensation     Awards     SARS(#)     Payouts   Compensation
-------------------------  ----   ---------  -----   ------------   ----------  -----------  -------   ------------
Malcolm E.  Ratliff        2002    $80,000    $0            $0        -0-        59,062        -0-          -0-
Chief Executive Officer    2001    $80,000    $0        $1,000        -0-        52,500        -0-          -0-
                           2000    $70,000    $0          $500        -0-        52,500        -0-          -0-

--------------
(1) Malcolm E. Ratliff served as our Chief Executive Officer throughout 2002. Richard T. Williams, our current Chief Executive Officer replaced Mr. Ratliff on February 3, 2003.

OPTION GRANTS FOR FISCAL 2002

     The following table sets forth information concerning options to purchase shares of our common stock granted to the named executive officer in 2002.


                               INDIVIDUAL GRANTS
                               -----------------
                        Number of     Percent of Total                           Potential Realizable
                        Securities      Options/SARs                             Value At Assumed
                        Underlying       Granted to    Exercise or               Annual Rates of Stock
                       Options/SARs     Employees in    Base Price   Expiration  PRICE APPRECIATION(1)
NAME                   Granted (#)      Fiscal 2002       ($/Sh)        Date       5%($)    10%($)
-----                  -----------      -----------       ------        ----     -------    -------
Malcolm E.  Ratliff       6,562              4%           $2.86        8/4/05     $2,952     $6,233

------------
     (1) These options expired by their terms 90 days following the resignation on March 10, 2003 of Mr. Ratliff from our Board of Directors.

AGGREGATE OPTION EXERCISES FOR FISCAL 2002 AND YEAR END OPTION VALUES

     The following table sets forth the number of shares received upon exercise of stock options by the names executive officer during the last completed fiscal year and the aggregate options to purchase shares of our common stock held by the named executive officer at December 31, 2002.

                                                     Number of Securities (1)
                                                      Underlying Unexercised       Value (2) of Unexercised
                                                         Options/SARs at           In-the-Money Options/SARs
                          Shares                         December 31, 2002            at December 31,2002
                         Acquired     Value ($)
Name                    On Exercise   Realized (3)   Exercisable/unexercisable   Exercisable/unexercisable(4)
----                    -----------   ------------   -------------------------   ----------------------------
Malcolm E.  Ratliff         -0-            -0-              59,062/-0-                     $-0-/-0-

------------
(1) Number of shares underlying the unexercised options has been retroactively adjusted for a 5% stock dividend declared by us as of September 4, 2001.

(2) Unexercised options are in-the-money if the fair market value of the underlying securities exceeds the exercise price of the option. The fair market value of the Common Stock was $1.10 per share on December 31, 2002, as reported by The American Stock Exchange. The exercise price of the unexercised options granted to Malcolm E. Ratliff, the Chief Executive Officer of the Company, were $8.69 and $2.86 per share. As a result, the unexercised options are for purposes of this table deemed to have no value.

(3) Value realized in dollars is based upon the difference between the fair market value of the underlying securities on the date of exercise, and the exercise price of the option.

(4) These options expired by their terms 90 days following the resignation on March 10, 2003 of Mr. Ratliff from our Board of Directors.

LONG TERM INCENTIVE PLANS

     We do not have any long-term incentive programs or plans. We adopted an employee health insurance plan in August 2001. We do not presently have a pension or similar plan for our directors, executive officers or employees. Management is considering adopting a 401(k) plan and full liability insurance for directors and executive officers. However, there are no immediate plans to do so at this time.

COMPENSATION OF DIRECTORS

     The Board of Directors has resolved to compensate members of the Board of Directors for attendance at meetings at the rate of $250 per day, together with direct out-of-pocket expenses incurred in attendance at the meetings, including travel. The Directors, however, have waived such fees due to them as of this date for prior meetings.

     Members of the Board of Directors may also be requested to perform consulting or other professional services for us from time to time. The Board of Directors has reserved to itself the right to review all directors' entitlement to compensation on an ad hoc basis.

     Directors who are on our Audit, Compensation and Stock Option Committees are independent and therefore, do not receive any consulting, advisory or compensatory fees from us. However, such board members may receive fees from us for their services on those committees. The Company intends to implement a plan for the payment of those committee members for their services on an annual basis.

EMPLOYMENT CONTRACTS

     We have entered into an employment contract with our Chief Executive Officer, Richard T. Williams, for a period of two years through December 31, 2004 at an annual salary of $80,000. There are presently no other employment contracts relating to any member of management. However, depending upon our operations and requirements, we may offer long term contracts to directors, executive officers or key employees in the future.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     From time to time, we have entered into transactions with related parties. Certain of those transactions are described below. Our Board of Directors has not adopted any general policy with respect to these transactions, many of which were effected on our behalf by senior management prior to consideration by our Board of Directors in light of senior management's perceived urgency of the funding requirements, the availability of alternative sources and the terms of such transactions, which senior management viewed as at least as favorable to us as could have been obtained through arms-length negotiations with unaffiliated third parties. In each of the loans to us by Dolphin as described below, Peter Salas, a member of our Board, negotiated with our senior management as to the terms thereof and did not participate in any Board action with respect thereto.

     In 2002, Dolphin Offshore Partners, L.P., which we refer to as Dolphin and which owns more than 10% of our outstanding common stock and whose general partner, Peter E. Salas, is a director, loaned $750,000 to us to fund operating cash flow needs and to finance continued development of the Swan Creek field. Also in 2002, Michael E. Ratliff, then a director, chief executive officer and more than 10% stockholder of us, loaned us $110,000 on a non-interest bearing basis, which loan was repaid in July 2002. In 2000-2002, Mr. Ratliff, Nick Nishiwaki, then a stockholder of us, and Ed Gray, then a director of us, loaned the Company various amounts, which amounts were repaid by us using the proceeds from our line of credit with Bank One. In 2000, we paid $270,000 of consulting fees and commissions to Morita Properties, Inc., a principal of which was Shigemi Morita, who then was a director of us.

     On each of January 21, 2002 and April 9, 2002, Bill L. Harbert, who owns more than ten percent of our outstanding common stock and is now, but was not at those dates, a director, purchased from us in a private placement, 100,000 shares of our common stock, at prices of $6.32 and $4.80 per share, respectively. The proceeds from those private placements were used as working capital. The market prices of our common stock as measured by the closing prices on the American Stock Exchange on January 21 and April 9, 2002 were $7.74 and $5.80 per share, respectively. We believe that these sales were made on terms at least as favorable to us as could have been obtained through arm's length negotiations with unaffiliated third parties.

     On July 5, 2002 and July 23, 2002, Dolphin purchased from us in a private placement, 400,000 and 250,000 shares of our common stock, respectively, at a price of $2.50 per share. The proceeds from those private placements were used as working capital. The market prices of our common stock as measured by the closing prices on the American Stock Exchange on July 5 and 23, 2002 were $2.80 and $2.50 per share, respectively. We believe that these sales were made on terms at least as favorable to us as could have been obtained through arm's length negotiations with unaffiliated third parties.

     On August 8, 2002, Dolphin purchased 718,820 shares of our common stock in an open market transaction. In connection with that purchase, Dolphin entered into an agreement, which was later amended in October 2002, with Industrial Resources Corporation, which we refer to as IRC, which owns more than ten percent of our outstanding common stock and whose sole stockholder and president, Malcolm E. Ratliff, was at the time of this transaction our Chief Executive Officer and a director. Pursuant to that agreement, Dolphin granted IRC an option commencing on April 11, 2003 and expiring on May 12, 2003 to purchase up to 373,900 shares of our common stock that had been purchased by Dolphin at a price of $2.386 per share. The agreement further provided that if the option were not exercised during the option period, then IRC could then be required by Dolphin to purchase from Dolphin at price of $2.495 per share the same number of shares that had been the subject of the option. We were not a party to this agreement. As a result of IRC's default on this obligation, in June 2003, Dolphin received 400,000 shares of our common stock from an escrow account established by IRC with IRC's shares of our common stock as security for IRC's obligations to Dolphin.

     In October 2002, Dolphin in consideration of a loan to us was issued an unsecured convertible promissory note from us in the principal amount of $500,000 bearing 8% interest, with interest only payable quarterly and principal due on January 4, 2004. The principal amount of the note is convertible into our common stock at the rate of $2.88 per share. The proceeds from this loan were used to provide working capital for our operations. The market price of our common stock as measured by the closing prices on the American Stock Exchange during October 2002 ranged from $2.20 to $2.90 per share. We believe that this sale was made on terms at least as favorable to us as could have been obtained through arm's length negotiations with unaffiliated third parties.

     In December 2002, Dolphin loaned us the sum of $250,000, which funds were used to pay the principal and interest due that month from us to Bank One and to provide working capital. We issued a promissory note to Dolphin bearing interest at the rate of 12% per annum, with interest only payable quarterly and the principal balance due on January 4, 2004. The obligations under the loan are secured by an undivided 10% interest in our Tennessee and Kansas pipelines.

     In January 2003, Bill L. Harbert, a director, purchased 227,275 shares of our common stock from us in a private placement at a price of $1.10 per share. The proceeds from this sale were used by us to pay the principal and interest due that month from us to Bank One and to provide working capital. The market price of our common stock as measured by the closing price on the American Stock Exchange on January 7, 2003, the date of the transaction, was $1.20 per share. We believe that this sale was made on terms at least as favorable to us as could have been obtained through arm's length negotiations with unaffiliated third parties.

     On each of February 3, 2003 and February 28, 2003, Dolphin loaned us the sum of $250,000, which we used to pay the principal and interest due from us to Bank One for February and March 2003, respectively, and for working capital. Each of these loans is evidenced by a separate promissory note bearing interest at the rate of 12% per annum, with payments of interest only payable quarterly and the principal balance due on January 4, 2004. The obligations under the loans are secured by an undivided 10% interest in our Tennessee and Kansas pipelines.

     On May 20, 2003, Dolphin loaned us the sum of $750,000 and Jeffrey R. Bailey, our President and a director, loaned us $84,000, which aggregate amount of $834,000 we used to pay the principal and interest due from us to Bank One for June 2003 and for working capital. These loans are evidenced by separate promissory notes bearing interest at the rate of 12% per annum, with payments of interest only payable quarterly and the principal balance due on January 4, 2004. The obligations under the loans are secured by an undivided 30% and 3.36% interest, respectively, in our Tennessee and Kansas pipelines.

     On August 6, 2003, Dolphin loaned us the sum of $150,000, which we used for working capital. This loan is evidenced by a separate promissory note bearing interest at the rate of 12% per annum, with payments of interest only payable quarterly and the principal balance due on January 4, 2004. The obligations under the loan are secured by an undivided 6% interest in our Tennessee and Kansas pipelines

     From December 2002 through December 9, 2003, Dolphin acquired a total of 85% undivided interest in our Tennessee and Kansas pipelines as collateral for a series of seven loans. In the first five of these transactions, Peter E. Salas, a member of our board and the general partner and controlling person of Dolphin, negotiated the terms of the loans directly with our management, which terms were approved by our management in view of our immediate needs, financial condition and prospective alternatives and under circumstances in which Dolphin was not generally engaged in the business of lending money. These loans were made on terms that we believe were at least as favorable to us as we could have obtained through arm's length negotiations with unaffiliated third parties. Our board approved the sixth and seventh loans on December 3 and 9, 2003, in the amounts of $225,000 and $250,000, respectively, with no participation by Mr. Salas in the meeting or the vote, which was unanimous by the seven other directors present at the meeting. In addition, we have entered into a continuing security agreement, which was approved by our board with no participation by Mr. Salas in the meeting or vote, which was unanimous by the seven other directors present at the meeting, providing the terms of Dolphin's security interest collateralizing all of its loans.

     On December 24, 2003, Dolphin loaned us the sum of $1,000,000 which we used for working capital and to pay all interest and principal in full of the 1998 convertible loan to the Company refereed to as the Lutheran note then being held by several persons. This loan is evidenced by a separate promissory note bearing interest at the rate of 12% per annum, with payments of interest only payable quarterly and the principal balance payable on April 4, 2004. The obligations under the loan are secured by an undivided interest in our Tennessee and Kansas pipelines and the security agreement referred to above.

     On February 2, 2004, Dolphin loaned us the sum of $225,000 which we used for making payment of principal and interest to Bank One for February, 2004. This loan is evidenced by a separate promissory note bearing interest at the rate of 12% per annum, with payments of interest only payable quarterly and the principal balance payable on April 4, 2004. The obligations under the loan are secured by an undivided interest in our Tennessee and Kansas pipelines and the security agreement referred to above.



     From April 1 through June 30, 2003, we issued 10,363 shares of our common stock to holders of our Series A 8% Cumulative Convertible Preferred Stock in lieu of cash quarterly interest payments due to those holders, with such shares valued at the market price thereof. Also during that period, certain members of our board of directors exercised options granted to them pursuant to the Tengasco, Inc. Stock Incentive Plan and purchased the following number of shares of our common stock at the exercise price of $0.50 per share. Richard T. Williams - 10,000 shares, Bill L. Harbert - 24,000 shares and John A. Clendening
- 24,000 shares.

     In this offering Dolphin, as well as our directors (certain of whom are also officers), will have the right to purchase additional shares of common stock at the offering. Dolphin and these officers and directors will receive the same terms as the other stockholders in this rights offering. See "The Rights Offering - Effects of Rights Offering on Dolphin's Securities and Ownership."

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth information, as of February 9, 2004, concerning the beneficial ownership of our common stock by (a) each director,
(b) each executive officer named in our summary compensation table above, (c) all directors and executive officers as a group, and (d) each person known by us to beneficially own more than five percent of our common stock. Unless otherwise indicated, each of the persons named below has sole voting power and sole investment power with respect to the shares set forth opposite his or her name and has an address at c/o Tengasco, Inc. 603 Main Avenue, Knoxville, Tennessee 37902.

Name of                                         Amount Beneficially   Percent of
BENEFICIAL OWNER                                   OWNED(1)(2)         CLASS (%)
----------------                                   ------------        ---------

Stephen W. Akos.................................       47,439(1)          *

Joseph Earl Armstrong...........................       39,450(2)          *

Jeffrey R. Bailey...............................       83,125(3)          *

John A. Clendening..............................       24,000             *

Robert L. Devereux..............................       80,882(4)          *

Dolphin Offshore Partners, L.P..................    2,441,019(5)          19.8

Bill L. Harbert.................................    1,513,496(6)          12.5

Malcolm E. Ratliff..............................    2,250,487(7)          18.7

Peter E. Salas..................................    2,465,019(8)          19.9

Charles M. Stivers..............................       13,125(9)          *

Richard T. Williams.............................       73,125(10)         *

All Officers and Directors as a group...........    4,339,661             34.5

------------
* Indicates holdings of less than 1%.

(1) Consists of 14,081 shares held directly (certain of which are jointly owned with spouse); options to purchase 24,000 shares and 9,358 shares underlying convertible promissory notes owned jointly with his spouse and by a limited partnership. The shares underlying the note held by the limited partnership have been adjusted to reflect Mr. Akos' ownership interest in the limited partnership.

(2)  Consists of 4,950  shares  held  directly  and  options to purchase  34,500 shares.

(3)  Consists of 10,000  shares  held  directly  and options to purchase  73,125 shares.

(4) Consists of 34,562 shares held directly and jointly with his spouse; options to purchase 24,000 shares; 12,448 shares underlying a convertible note held jointly with his spouse; 6,753 shares owned by a limited liability company; and 3,119 shares underlying a convertible promissory note held by a limited liability company. The shares owned by the limited liability company and underlying the note held by the limited liability company have been adjusted to reflect Mr. Devereux's ownership interest in the limited liability company.

(5) Mr. Salas, a director, is the general partner and controlling person of Dolphin. The share amount indicated consists of 2,139,720 shares held by Dolphin; 10,500 shares underlying a warrant held by Dolphin; 173,611 shares underlying a convertible promissory note held by Dolphin; and 117,188 shares underlying 9,000 shares of our series B 8% cumulative convertible preferred stock held directly by Dolphin that are convertible into our common stock. The indicated amount includes 400,000 shares transferred in

     May 2003 to Dolphin from Industrial Resources Corporation, a corporation that we believe is affiliated with M.E. Ratliff, pursuant to the terms of an agreement between that corporation and Dolphin. The Company was not a party to that agreement.

(6) Consists of 1,428,942 shares held directly, 71,429 shares underlying 5,000 shares of our series A 8% cumulative convertible preferred stock held directly, which shares are convertible into our common stock, and an option to purchase 13,125 shares.

(7)  Includes  80,171 shares owned  directly by Mr.  Ratliff and 849,744  shares owned by Industrial Resources Corporation, which is controlled by Mr. Ratliff, 1,289,072 shares owned by Ratliff Farms, Inc., which is controlled by Mr. Ratliff, and 31,500 shares owned directly by a trust of which Mr. Ratliff's wife is a trustee and the children of Mr. Ratliff are the beneficiaries. The information regarding these shares was previously provided to us by Mr. Ratliff when he was our Chairman of the Board and
     Chief Executive Officer. We are not aware of any changes in the information, except for the transfer of 400,000 shares from Industrial Resources Corporation to Dolphin described in footnote 5 above.

(8) Mr. Salas, a director, is the general partner and controlling person of Dolphin. Consists of 2,139,720 shares held by Dolphin; 24,000 shares held by Mr. Salas; a warrant held by Dolphin to purchase 10,500 shares at $7.68 per share; 173,611 shares underlying a convertible promissory note held by Dolphin; and 117,188 shares underlying 9,000 shares of our series B 8% cumulative convertible preferred stock held by Dolphin, which shares are convertible into our common stock at the rate of $7.68 per share.

(9)  Consists of options to purchase 13,125 shares.

(10) Consists of 10,000 shares and options to purchase 63,125 shares.

                               THE RIGHTS OFFERING

BACKGROUND OF THE RIGHTS OFFERING

     Our Board of Directors proposed that we attempt to raise equity capital through a rights offering to all of our stockholders. The primary reason for the rights offering is to pay non-bank indebtedness in the approximate amount of up to six million dollars (including up to $3,850,000 in principal amount plus accrued interest to Dolphin with the balance of the net proceeds, if any, to be used to pay bank indebtedness to some extent and/or for working capital purposes, possibly including the drilling of wells. See "Certain Relationships and Related Transactions." The board's proposal was based upon our financial, operating and other circumstances and the limited prospects of capital-raising alternatives.

     In originally proposing and on December 23, 2003 approving the terms of the rights offering, our Board of Directors considered a number of factors, including the following:

        o the need to pay our outstanding indebtedness, including to Dolphin, and repaying certain other outstanding indebtedness, including perhaps a portion of our credit facility with Bank One and/or providing certain, albeit not necessarily sufficient, capital usable toward resuming our drilling program;

        o   the historic and then-current price of our common stock;

        o   the difficulty of refinancing our outstanding indebtedness;

        o   our recent and anticipated operating results;

        o   general conditions in the securities markets;

        o   alternatives available to us for raising capital;

        o   the amount of proceeds desired;

        o   the pricing of similar transactions;

        o   the liquidity of our stock;

        o   our business prospects;

        o the possible need to refinance all or a portion of the credit facility in light of the impediment to other capital-raising created by the dispute with Bank One;

        o   the commercial and other risks and  uncertainties  associated with a
            restructuring   or   recapitalization   and  the   impact  of  those
            alternatives on our shareholders and our creditors; and

        o the belief that the transaction was the best alternative reasonably available to us from the perspective of our public shareholders.

     The preceding discussion of the information and factors considered and given weight by our Board of Directors includes all the material factors considered by the Board of Directors in its determination to propose, and then in its determination to approve, the rights offering. In reaching its decision to propose the rights offering and its subsequent decision to approve the rights offering, our Board of Directors did not assign any relative or specific weights to the factors they considered. Individual directors may have given different weights to different factors.

     Following its proposal of a rights offering, our Board of Directors formed a special committee consisting of Stephen W. Akos, John A. Clendening, Robert L. Devereux and Charles M. Stivers. None of these directors is an employee of us nor has any personal interest in the rights offering. The special committee was charged by the Board with determining the financial and other terms and feasibility of the rights offering and making recommendations regarding such matters to the Board of Directors. Although Mr. Salas participated in our Board's preliminary discussions regarding the proposed rights offering, he did not participate in any Board discussions in connection with the receipt of the special committee's determinations and recommendations regarding the terms hereof and did not participate in any Board discussions in connection with the receipt on December 23, 2003 of the special committee's final determinations and recommendations regarding the terms hereof.

     The subscription price per share was recommended to our Board by the special committee. The special committee considered all of the factors enumerated above in making its determination. In addition, the special committee also considered its negotiations with a representative of Dolphin, of which Mr. Salas is the controlling person, regarding a subscription price at which Dolphin might participate in the offering, although Dolphin has not proposed or entered into any agreement or understanding with the special committee or us with respect to such participation.

     In connection with all of the foregoing considerations by the special committee, it received the advice of a financial advisor and counsel, each of which was engaged specifically by the special committee for these purposes. The financial advisor has not yet rendered a final written report to the special committee but did participate in the pricing negotiations or discussions between the special committee and Dolphin. However, following notification to the financial advisor of all such negotiations and discussions and the special committee's proposed terms of the offering, the financial advisor advised the special committee that those terms were fair to our stockholders from a financial point of view. The special committee's recommendations regarding subscription price per share and the other terms of the offering were finally presented to, and approved by, our Board of Directors (with Mr. Salas not participating with respect to these matters) on December 23, 2003.

     An investment in our common stock must be made according to your own evaluation of your best interests. Accordingly, our Board of Directors does not make any recommendation to you about whether you should exercise your rights. In addition, we have not retained a financial advisor to make any recommendation to you about whether you should exercise your rights.

FINANCIAL ADVISOR

     The special committee retained Mercer Capital Management, Inc. ("Mercer") to serve as its independent financial advisor in connection with the proposed rights offering. Mercer is a business valuation and financial advisory firm located in Memphis, Tennessee. Mercer is regularly engaged to provide valuation services in connection with mergers and acquisitions, corporate transaction, share repurchases, tax compliance, ESOPs and employee benefit plans and related purposes. As part of its advisory business, Mercer has experience reviewing the fairness of transactions to shareholders from a financial point of view. The special committee was introduced to Mercer by way of recommendations solicited in the Tennessee investment banking community and selected Mercer following an interview by committee members and their consideration of other prospective candidates. Factors considered by the special committee in its selection included experience (particularly with similar transactions), reputation and cost.

     In connection with this engagement, the special committee requested that Mercer evaluate the fairness of the rights offering from the financial perspective of our stockholders. Following the negotiation by the special committee of the terms of the offering, Mercer gave an oral report to the special committee, which report was supported by delivery of the preliminary written report to the effect that, based on and subject to the considerations described in its report, the rights offering is fair to our stockholders from a financial point of view. Mercer was not engaged to and did not participate in the negotiations and determinations as to the terms of the rights offering, including pricing, except that Mercer was present during one teleconference during which special committee members negotiated certain terms of the offering. Otherwise, the special committee itself conducted such negotiations and made such determinations as to terms as described above, which terms were submitted to Mercer for their review and report.

     In arriving at its conclusion, Mercer:

         o  reviewed our capital structure

         o  performed market analysis of our common stock

         o  reviewed our key business issues

         o performed a liquidation analysis, noting that our equity is not sufficient to redeem is common stock shareholders; and

         o  reviewed our financial data.

     In addition, Mercer noted the following considerations:

         o A successful offering moves Tengasco forward with a significant restructuring that improves potential for future success. The proceeds from a successful rights offering will be used to retire non-bank debt, to reduce indebtedness to Bank One, and for working capital purposes.

         o Tengasco does not have another plan to obtain long-term debt or to raise capital. Without other options, the rights offering provides the only plan for Tengasco to obtain the necessary funds to strengthen its ability to continue to operate as a going concern.

         o Each shareholder has the right to fully participate in the rights offering and avoid dilution.

         o Based on Tengasco's estimated liquidation analysis, proceeds from liquidation are not sufficient to redeem the common or preferred shareholders. The rights offering improves the potential to provide value to the shareholders.

         o By requiring approval, the Board is given certain authority to turn down oversubscription requests which could result in a change of control.

         o  The fairness of the price from a financial point of view.

         o Shareholders either accept the rights offering which requires injecting additional money into Tengasco or their position becomes diluted in ownership and in market capitalization.

         o The price per share under the rights offering is lower than the current trading price of the shares.

         o  The rights will have no value.

     The following are valuation analyses performed by Mercer in connection with preparing its preliminary report. The Asset-Based Approach and Discounted Cash Flows Analysis were each considered by Mercer and found inappropriate for Tengasco's case.

     MARKET APPROACH - TRANSACTIONS IN TENGASCO'S SHARES

     From the perspective that the rights offering occurs at $0.25 per share ($0.50 less than the then-current market price of $0.75), Mercer considered that the market price of Tengasco's shares may decline. Mercer further felt that the market is currently pricing the stock at a premium and that the current market price is not supported by the earnings expectations of Tengasco.

     MARKET APPROACH - GUIDELINE COMPANY METHOD

     The guideline company method derives common stock valuation multiples from publicly traded companies in the same general line of business as Tengasco. Mercer's initial search for comparable companies yielded a group of 124 companies (including Tengasco). These companies were divided into two categories: the 25 selected guideline companies which are comparable to Tengasco and 99 less similar companies noted as "also considered."

     The 25 selected companies were then subdivided into two groups. Group A, which was made up of seven comparable companies which have similar earnings patterns to Tengasco (i.e., they are losing money at the valuation date), and Group B, three companies which Tengasco's management indicated were directly comparable to Tengasco.

     For the group of 25 and subgroups A and B, Mercer derived indications of value for Tengasco based on the ratios of total capital/revenues and total capital/EBITDA (only subgroups A and B). The base guideline capitalization factor for each of the multiples is the average of the median multiples for each of the subgroups. Based upon its analysis, Mercer found that a minimum fundamental adjustment to the public multiples in the range of 10% - 20% is appropriate for Tengasco.

     TOTAL CAPITAL / REVENUE

     Multiplying the Tengasco's most recent revenues by the guideline company capitalization factor and then subtracting debt provides an indicated value of total equity Such method taking into account fundamental adjustments of up to 20% implies a total common equity value of $0.10 per share to $0.50 per share.

     TOTAL CAPITAL / EBITDA

     Mercer applied the same methodology in determining the total capital/EBITDA indication of value as the total capital/revenue method. EBITDA is defined as earnings before interest expenses, taxes, depreciation and amortization. Mercer found that the total capital/EBITDA indication of value does not indicate a positive equity value. In the derivation of the value, the reported EBITDA is from the trailing twelve month period ended September 30, 2003, which was the highest reported EBITDA over the period analyzed. The current EBITDA measure is due to the favorable pricing environment for oil and gas sales. Based on the capitalized EBITDA indication, the available equity is sufficient to pay down the debt but not to redeem all of the preferred stock. Thus, this method does not provide value to all of preferred shareholders or to the common shareholders.

     Under the terms of its engagement, the special committee agreed to pay Mercer an estimated professional fee of $25,000. In addition, the special committee agreed to reimburse certain out-of-pocket expenses, including the report preparation, research, travel and communication. Aside from the current engagement, no material relationship has ever existed between us (including the special committee) and either Mercer or any of its affiliates, nor has any such relationship understood to be contemplated.

THE RIGHTS

     We will distribute to each holder of record of our common stock on February 27, 2004, at no charge, one nontransferable subscription right for each share of our common stock they own. The rights will be evidenced by rights certificates. Each right will allow such holder to purchase three additional shares of our common stock at a price of $0.25 per such purchased share.

LIMITATION ON EXERCISE OF THE RIGHTS

     In no event may any subscriber purchase shares of our common stock in the offering that, when aggregated with all of the shares of our common stock otherwise owned by the subscriber and his, her or its affiliates, would immediately following the closing represent more than 50% of our issued and outstanding shares.

EXPIRATION OF THE RIGHTS OFFERING

     You may exercise your subscription privilege at any time before 5:00 p.m., New York City time, on March 18, 2004, the expiration date for the rights offering. If you do not exercise your rights before the expiration date, your unexercised rights will be null and void. We will not be obligated to honor your exercise of rights if the subscription agent receives the documents relating to your exercise after the rights offering expires, regardless of when you transmitted the documents, except when you have timely transmitted the documents under the guaranteed delivery procedures described below. We may extend the expiration date by up to 30 days by giving oral or written notice to the subscription agent on or before the scheduled expiration date. If we elect to extend the expiration of the rights offering, we will issue a press release announcing the extension no later than 9:00 a.m., New York City time, on the next business day after the most recently announced expiration date.

NO INTEREST ON SUBSCRIPTION AMOUNTS

     Once you send in your subscription certificate and payment, you cannot revoke the exercise of your rights, even if you later learn information about us that you consider to be unfavorable and even if the market price of our common stock is below the $0.25 per share subscription price, unless we amend the offering. During this period of no revocation, subscription amounts received will be held by the subscription agent until completion, expiration or termination of the rights offering, during which period the rights holders will not earn interest on those subscription amounts. Further, we may terminate the offering at any time, for any reason at our sole discretion. Circumstances under which we may terminate the rights offering include without limitation insufficient subscription levels.

SUBSCRIPTION PRIVILEGES

     BASIC SUBSCRIPTION PRIVILEGE. With your basic subscription privilege, you may purchase three shares of our common stock per right, upon delivery of the required documents and payment of the subscription price of $0.75 in the aggregate, or $0.25 per share. You must purchase all three shares underlying a right if you want to exercise that right. Fractional rights will be rounded up to the next higher whole right. The number of rights subject to the rights offering has been arbitrarily increased to 12,100,000, which number exceeds the number of outstanding shares of our common stock on the record date of 12,049,977, to cover increases resulting from rounding up. You are not required to exercise all of your rights. We will deliver to you certificates representing the shares that you purchased with your basic subscription privilege as soon as practicable after the rights offering has expired.

     OVER-SUBSCRIPTION PRIVILEGE. If you exercise your basic subscription privilege in full, you may also subscribe for additional shares that other shareholders have not purchased under their basic subscription privilege. You may purchase a percentage of the unsubscribed shares equal to the percentage of shares purchased by you under the basic subscription privilege, as compared to the total number of shares purchased by all shareholders, including you, who are exercising their oversubscription privilege. If there are not enough shares available to fill all subscriptions for additional shares, then the available shares will be allocated pro rata, in successive rounds, based on the number of shares each subscriber for additional shares has purchased under his, her or its basic subscription privilege.

     For example, if there are 900,000 available shares under the oversubscription privilege and the only oversubscribing shareholders are a 10% shareholder subscribing for 500,000 additional shares and a 5% shareholder subscribing for 500,000 additional shares, then the 10% shareholder would receive 500,000 shares and the 5% shareholder would receive the remaining
400,000 shares, as follows: the subscription agent will initially allocate 500,000 shares to the 10% shareholder and 250,000 to the 5% shareholder according to their relative 2:1 ownership percentages and, thereafter, will allocate the remaining shares to the 5% shareholder since he, she or it was the only shareholder to subscribe for these shares. We will not allocate to you more than the number of shares you have actually subscribed and paid for. As soon as practicable after the expiration date, Mellon Bank, N.A., acting as our subscription agent, will determine the number of shares that you may purchase pursuant to the oversubscription privilege.

     You are not entitled to exercise the oversubscription privilege unless you have fully exercised your basic subscription privilege. For this purpose, you would only count the shares you own in your own name, and not other shares that might, for example, be jointly held by you with a spouse, held as a custodian for someone else, or held in an individual retirement account.

     You can elect to exercise the oversubscription privilege only at the same time you exercise your basic subscription privilege in full.

     In exercising the oversubscription privilege, you must pay the full subscription price for all of the shares you are electing to purchase. If we do not allocate to you all of the shares you have subscribed for under the oversubscription privilege, we will refund to you, by mail, any payment you have made for shares which are not being made available to you, promptly after completion of this offering. Interest will not be payable on amounts refunded.

     Banks, brokers and other nominees who exercise the oversubscription privilege on behalf of beneficial owners of shares must report certain information to us and the subscription agent, Mellon Bank, N.A., and report certain other information received from each beneficial owner exercising shares. Generally, banks, brokers and other nominees must report:

        o the number of shares held on the record date on behalf of each beneficial owner;

        o the number of shares as to which the basic subscription privilege has been exercised on behalf of each beneficial owner;

        o that each beneficial owner's basic subscription privilege, held in the same capacity, has been exercised in full; and

        o   the   number   of   shares   subscribed   for,   pursuant   to   the
            oversubscription privilege, by each beneficial owner, if any.

     If you complete the portion of the subscription certificate required for you to exercise the oversubscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege as described above. You must exercise your oversubscription privilege at the same time you exercise your basic subscription privilege.

     In some circumstances, in order to comply with applicable state securities laws, we may not be able to honor your basic and/or oversubscription privileges, even if we have shares available and the above conditions are met.

NON-TRANSFERABILITY OF THE RIGHTS

     Except in the limited circumstances described below, only you may exercise the basic subscription privilege and the over-subscription privilege. You may not sell, give away or otherwise transfer the basic subscription privilege or the over-subscription privilege.

     Notwithstanding the foregoing, you may transfer your rights to any affiliate of yours and your rights also may be transferred by operation of law; for example a transfer of rights to the estate of the recipient upon the death of the recipient would be permitted. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by us prior to the expiration date of the rights offering.

METHOD OF SUBSCRIPTION--EXERCISE OF RIGHTS

     You  may  exercise  your  rights  by   delivering   the  following  to  the
subscription agent, at or prior to 5:00 p.m., New York City time, on March 18, 2004, the date on which the rights expire:

        o your properly completed and executed rights certificate with any required signature guarantees or other supplemental documentation; and

        o your full subscription price payment for each share subscribed for under your basic subscription privilege and your over-subscription privilege.

MAILING OF SUBSCRIPTION CERTIFICATES AND RECORD HOLDERS

     We are sending a subscription certificate to each record holder, together with this prospectus and related instructions to exercise the rights. In order to exercise rights, you must fill out and sign the subscription certificate and timely deliver it to the subscription agent, together with full payment for the shares to be purchased. Only the holders of record of our common stock as of the close of business as of the record date may exercise rights.

     A depository bank, trust company or securities broker or dealer which is a record holder for more than one beneficial owner of shares may divide or consolidate subscription certificates to represent shares held as of the record date by their beneficial owners, upon providing the subscription agent with certain required information.

     If you own shares held in a brokerage, bank or other custodial or nominee account, in order to exercise your rights you must promptly send the proper instruction form to the person holding your shares. Your broker, dealer, depository or custodian bank or other person holding your shares is the record holder of your shares and will have to act on your behalf in order for you to exercise your rights. We have asked your broker, dealer or other nominee holder of our common stock to contact the beneficial owner(s) thereof and provide them with instructions concerning the rights the beneficial owner(s) it represents are entitled to exercise.

PROCEDURES TO EXERCISE RIGHTS

     Please do not send subscription certificates or related forms to us. Please send the properly completed and executed form of subscription certificate with full payment to the subscription agent for this offering, Mellon Bank, N.A., or to the record holder of your shares (such as your broker, nominee or other custodial holder, if applicable).

     You should read carefully the subscription certificate and related instructions and forms which accompany this prospectus. You should contact Mellon Investor Services LLC, the information agent for this offering, at the address and telephone number listed below under the caption "The Rights Offering
- Questions and Assistance Concerning the Rights," promptly with any questions you may have.

     You may exercise your rights by delivering to the subscription agent (or to the record holder of your shares, if applicable), at the address specified below and in the instructions accompanying this prospectus, on or prior to the expiration date, the following:

        o Properly completed and executed subscription certificate(s) which evidence your rights. See "The Rights Offering - Delivery of Subscription Certificates" below, for instructions on where to send these;

        o   Any required signature guarantees; and

        o Payment in full of the subscription price for each share you wish to purchase under your basic subscription privilege and your oversubscription privilege. See "The Rights Offering - Required Forms of Payment of Subscription Price" below, for payment instructions.

REQUIRED FORMS OF PAYMENT OF SUBSCRIPTION PRICE

     The subscription price is $0.25 per share subscribed for, payable in cash. All payments must be cleared on or before the expiration date.

     If you exercise any rights, you must deliver to the subscription agent (or the record holder of your shares, if applicable) full payment in the form of a personal check, certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order, payable to Mellon Investor Services LLC (acting on behalf of Mellon Bank, N.A. as subscription agent).

     In order for you to timely exercise your rights, the subscription agent must actually receive good funds, in payment of the subscription price, before the expiration date.

     Funds paid by uncertified personal check may take at least five business days to clear. Accordingly, if you pay the subscription price by means of uncertified personal check, you should make payment sufficiently in advance of the expiration date to ensure that your check actually clears and the payment is received before such date. We are not responsible for any delay in payment by you and suggest that you consider payment by means of certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order.

DELIVERY OF SUBSCRIPTION CERTIFICATES

     All subscription certificates, payments of the subscription price and nominee holder certifications and Depository Trust Company participant oversubscription exercise forms, to the extent applicable to your exercise of rights, must be delivered to the subscription agent, Mellon Bank, N.A., as follows:

BY MAIL:                                   BY HAND:

Mellon Bank, N.A.                          Mellon Bank, N.A.
c/o Mellon Investor Services LLC           c/o Mellon Investor Services LLC
P.O. Box 3301                              120 Broadway, 13th Floor
South Hackensack, NJ 07606                 New York, New York 10271
Attention: Reorganization Dept.            Attention: Reorganization Dept

BY OVERNIGHT COURIER:
Mellon Bank, N.A.
c/o Mellon Investor Services LLC
85 Challenger Road
Overpeck Centre
Ridgefield Park, NJ 07660
Attention: Reorganization Dept.

PROHIBITION ON FRACTIONAL SHARES

     Each right entitles you to purchase three shares at the subscription price. We will accept any inadvertent subscription indicating a purchase of fractional shares, by rounding down to the nearest whole share and promptly refunding, without interest, any payment received for a fractional share.

INSTRUCTIONS TO NOMINEE HOLDERS

     If you are a broker, trustee, depository for securities or other nominee holder for beneficial owners of our common stock, we are requesting that you contact such beneficial owners as soon as possible to obtain instructions and related certifications concerning their rights. Our request to you is further explained in the suggested form of letter of instructions from nominee holders to beneficial owners accompanying this prospectus.

     To the extent so instructed, nominee holders should complete appropriate subscription certificates on behalf of beneficial owners and, in the case of any exercise of the oversubscription privilege, the related form of "Nominee Holder Certification", and submit them on a timely basis to the subscription agent, Mellon Bank, N.A., with the proper payment.

RISK OF LOSS ON DELIVERY OF SUBSCRIPTION CERTIFICATE FORMS AND PAYMENTS

     Each holder of rights bears all risks of the method of delivery, to the subscription agent, of subscription certificates and payments of the subscription price. If subscription certificates and payments are sent by mail, you are urged to send these by registered mail, properly insured, with return receipt requested, and to allow a sufficient number of days to ensure delivery, to the subscription agent, and clearance of payment prior to the expiration date.

     Because uncertified personal checks may take at least five business days to clear, you are strongly urged to pay, or arrange for payment, by means of certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order.

HOW PROCEDURAL AND OTHER QUESTIONS ARE RESOLVED

     We are entitled to resolve all questions concerning the timeliness, validity, form and eligibility of any exercise of rights. Our determination of such questions will be final and binding. We, in our reasonable discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any right because of any defect or irregularity.

     Subscription certificates will not be considered received or accepted until all irregularities have been waived or cured within such time as we determine, in our reasonable discretion. Neither we nor the subscription agent have any duty to give you notification of any state required pre-clearance or approval, nor any defect or irregularity in connection with the submission of subscription certificates or any other required document or payment, although we may elect to do so. Neither we nor the subscription agent will incur any liability for failure to give such notification.

     We reserve the right to reject any exercise of rights if the exercise does not comply with the terms of this offering, is not in proper form, or if the exercise of rights would be unlawful or materially burdensome to us.

ISSUANCE OF SHARES OF OUR COMMON STOCK

     Shares of our common stock purchased in this offering will be issued as soon as practicable after the expiration date. The subscription agent will deliver subscription payments to us only after consummation of this offering and the issuance of certificates to our shareholders that exercised rights.

FEES AND EXPENSES

     We will pay all fees charged by the subscription agent and information agent. You are responsible for paying any other commissions, fees, taxes or other expenses incurred in connection with the exercise of your subscription rights. None of the subscription agent, the information agent or us will pay these expenses.

SUBSCRIPTION AGENT

     We have appointed Mellon Bank, N.A. as subscription agent for this offering. The subscription agent's addresses for packages sent by hand, mail or overnight courier are:


BY MAIL:                                   BY HAND:

Mellon Bank, N.A.                          Mellon Bank, N.A.
c/o Mellon Investor Services LLC           c/o Mellon Investor Services LLC
P.O. Box 3301                              120 Broadway, 13th Floor
South Hackensack, NJ 07606                 New York, New York 10271
Attention: Reorganization Dept.            Attention: Reorganization Dept.

BY OVERNIGHT COURIER:

Mellon Bank, N.A.
c/o Mellon Investor Services LLC
85 Challenger Road
Overpeck Centre
Ridgefield Park, NJ 07660
Attention: Reorganization Dept.

     The subscription agent's telephone number is 800-932-6798. You should deliver your subscription certificate and payment of the subscription price only to the subscription agent, except if your shares are held on record by a broker, dealer, nominee or other custodial. We will pay the fees and expenses of the subscription agent, information agent and printer, which we estimate will total $15,000. We have also agreed to indemnify the subscription agent from any liability which it may incur in connection with the offering.


                                    IMPORTANT

     Please carefully read the instructions accompanying the subscription certificate and follow those instructions in detail. Do not send subscription certificates directly to us. You are responsible for choosing the payment and delivery method for your subscription certificate, and you bear the risks associated with such delivery. If you choose to deliver your subscription certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you mail your subscription certificate and payment a sufficient number of days prior to the record date. Because uncertified personal checks may take at least five business days to clear, we strongly urge you to pay, or arrange for payment, by means of certified or cashier's check or bank draft drawn upon a U.S. bank, or a U.S. postal money order.

QUESTIONS AND ASSISTANCE CONCERNING THE RIGHTS

     If you have any questions or need assistance concerning the procedures for exercising your subscription rights, or if you would like additional copies of this prospectus or the instructions, you should contact us or the information agent, as follows:
 -----------------------------------------------------------------------------
|                                    |                                        |
|           TENGASCO, INC.           |      MELLON INVESTOR SERVICES LLC      |
|           603 Main Avenue          |           85 Challenger Road           |
|              Suite 500             |            Overpeck Centre             |
|         Knoxville, TN 37902        |       Ridgefield Park, NJ 07660        |
|            865-523-1124            |              800-932-6798              |
|                                    |                                        |
 -----------------------------------------------------------------------------

Calculation Of Rights Exercised

     If you do not indicate the number of rights being exercised, or do not forward full payment of the total subscription price for the number of rights that you indicate are being exercised, then you will be deemed to have exercised your basic subscription privilege with respect to the maximum number of rights that may be exercised with the aggregate subscription price payment you delivered to the subscription agent. If we do not apply your full subscription price payment to your purchase of shares of our common stock, we will return the excess amount to you by mail without interest or deduction as soon as practicable after the expiration date of the rights offering.

DETERMINATIONS REGARDING THE EXERCISE OF YOUR RIGHTS

     We will decide all questions concerning the timeliness, validity, form and eligibility of your exercise of your rights and our determinations will be final and binding. We, in our sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine. We may reject the exercise of any of your rights because of any defect or irregularity. We will not receive or accept any subscription until all irregularities have been waived by us or cured by you within such time as we decide, in our sole discretion.

     Neither we nor the subscription agent will be under any duty to notify you of any defect or irregularity in connection with your submission of rights certificates and we will not be liable for failure to notify you of any defect or irregularity. We reserve the right to reject your exercise of rights if your exercise is not in accordance with the terms of the rights offering or in proper form. We will also not accept your exercise of rights if our issuance of shares of our common stock to you could be deemed unlawful under applicable law or is materially burdensome to us.

REGULATORY LIMITATION

     We will not be required to issue to you shares of common stock pursuant to the rights offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authority to own or control such shares if, at the time the subscription rights expire, you have not obtained such clearance or approval.

EXPIRATION DATE, EXTENSIONS AND TERMINATION

     We may extend the rights offering and the period for exercising your rights for up to 30 days, in our sole discretion. The rights will expire at 5:00 p.m., New York City time, on March 18, 2004, unless we decide to extend the rights offering. If the commencement of the rights offering is delayed, the expiration date will be similarly extended. If you do not exercise your basic subscription privilege prior to that time, your rights will be null and void. We will not be required to issue shares of common stock to you if the subscription agent receives your subscription certificate or your payment after that time, regardless of when you sent the subscription certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described above.

SHARES OF COMMON STOCK OUTSTANDING AFTER THE RIGHTS OFFERING

     Approximately 48.2 million shares of our common stock will be issued and outstanding after the rights offering, assuming exercise in full of all rights. Approximately 12.1 million shares of our common stock are issued and outstanding as of the date hereof.

EFFECTS OF RIGHTS OFFERING ON OUR STOCK OPTION PLANS AND OTHER PLANS

     As of February 1, 2004, there were outstanding options to purchase approximately 453,000 shares of our common stock issued or committed to be issued pursuant to stock options granted by the Company and its predecessors. None of the outstanding options has antidilution or other provisions for adjustment to exercise price or number of shares which will be automatically triggered by the rights offering. Each outstanding and unexercised option will remain unchanged and will be exercisable for the same number of shares of common stock and at the same exercise price as before the rights offering.

EFFECTS OF RIGHTS OFFERING ON OUR PREFERRED STOCK

     As of February 1, 2004, there were issued and outstanding an aggregate of 70,720 shares of our preferred stock as follows:

        o   28,679  shares  of our  Series A  Cumulative  Convertible  Preferred
            Stock, with each share having a liquidation preference of $100 and convertible into shares of our common stock at an initial conversion rate of $7.00 of liquidation preference per one share of common stock. As a result of adjustments made to date pursuant to the anti-dilution provisions of such preferred stock, the current conversion rate is $5.13 of liquidation preference per one share of common stock. Assuming that the rights offering is exercised in full, as a result of such anti-dilution provisions the conversion rate will be further reduced to $1.49 of liquidation preference per one share of common stock.

        o   27,550  shares  of our  Series B  Cumulative  Convertible  Preferred
            Stock, with each share having a liquidation preference of $100 and convertible into shares of our common stock at an initial conversion rate of $9.00 of liquidation preference per one share of common stock. As a result of adjustments made to date pursuant to the anti-dilution provisions of such preferred stock, the current conversion rate is $7.68 or $11.04 of liquidation preference per one share of common stock, depending upon when such preferred stock was issued. Assuming that the rights offering is exercised in full, as a result of such anti-dilution provisions the conversion rate will be further reduced to $3.01 or $2.11 of liquidation preference per one share of common stock, depending on when such preferred stock was issued.

        o   14,491  shares  of our  Series C  Cumulative  Convertible  Preferred
            Stock, with each share having a liquidation preference of $100 and convertible into shares of our common stock at an initial conversion rate of $5.00 of liquidation preference per one share of common stock. As a result of adjustments made to date pursuant to the anti-dilution provisions of such preferred stock, the current conversion rate is $4.69 of liquidation preference per one share of common stock. Assuming that the rights offering is exercised in full, as a result of such anti-dilution provisions the conversion rate will be further reduced to $1.38 of liquidation preference per one share of common stock.

     See "Description of Capital Stock."

EFFECTS OF RIGHTS OFFERING ON DOLPHIN'S AND/OR OUR BOARD'S SECURITIES AND OWNERSHIP.

     Discussed below, for illustrative purposes only, are scenarios which indicate the effect the rights offering and related share issuance could have on Dolphin's and/or our entire Board's relative voting and economic interest. Dolphin, which is controlled by Peter E. Salas, is discussed here in light of his the status as one of our Board members and the controlling person of

Dolphin, which is our largest stockholder and a creditor to which we owe loans in an aggregate principal amount of $3,850,000, plus accrued interest. As of the date hereof, Dolphin owns approximately 17.8% of our outstanding common stock and is deemed to beneficially own approximately 19.8% of our common stock. As of the date hereof, our entire Board of Directors as a group, including Mr. Salas, controls approximately 30.6% of our outstanding common stock and is deemed to beneficially own approximately 34.5% of our common stock.

     In the event that all shares of common stock offered in the rights offering are fully subscribed, then Dolphin would purchase 6,419,160 shares in the offering and would, immediately following closing, continue to own approximately 17.8% of our outstanding common stock and continue to be deemed to beneficially own 19.8% of our common stock. In the event that Dolphin were the only rights holder to acquire shares in the offering, then its ownership of outstanding shares would be limited by the terms of this offering to not more than 50% of all outstanding shares immediately following the closing. In the absence of this limitation, Dolphin might have been able to obtain ownership of up to approximately 79% of our outstanding shares in the event that it were the only rights holder to exercise its rights.

     In the event that all shares of common stock offered in the rights offering are fully subscribed, then our entire board of directors collectively would purchase 17,468,184 shares in the offering and would, immediately following closing, continue to own approximately 30.6% of our outstanding common stock and continue to be deemed to beneficially own approximately 34.5% of our common stock. In the event that the entire board were the only rights holders to acquire shares in the offering, then its aggregate ownership of outstanding shares would be approximately 81.9%.

OTHER MATTERS

     We are not making this rights offering in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of our common stock from rights holders who are residents of those states or other jurisdictions. We may delay the commencement of the rights offering in those states or other jurisdictions, or change the terms of the rights offering, in order to comply with the securities law requirements of those states or other jurisdictions. We may decline to make modifications to the terms of the rights offering requested by those states or other jurisdictions, in which case, if you are a resident in those states or jurisdictions, you will not be eligible to participate in the rights offering.

                          DESCRIPTION OF CAPITAL STOCK

     As of February 1, 2004, our authorized capital stock consisted of 50,000,000 shares of common stock, par value $0.001 per share, and 25,000,000 shares of preferred stock, par value $0.001 per share. As of that date, we had 12,049,977 shares of common stock outstanding and an aggregate of 70,720 shares of preferred stock outstanding. The following is a summary of the material terms of our capital stock. This summary does not purport to be complete or to contain all the information that may be important to you, and is qualified in our entirety by reference to our articles of incorporation, as amended, and bylaws, as amended. We encourage you to read the provisions of these documents to the extent they relate to your individual investment strategy.

PREFERRED STOCK

     Our articles of incorporation authorize us to issue preferred stock in one or more series having designations, rights, and preferences determined from time to time by our Board of Directors. Accordingly, subject to applicable stock exchange rules and the terms of existing preferred stock, our Board of Directors is empowered, without the approval of the holders of common stock, to issue shares of preferred stock with dividend, liquidation, conversion, voting, or other rights that could adversely affect the voting power or other rights of the holders of common stock. In some cases, the issuance of preferred stock could delay a change of control of us or make it harder to remove incumbent management. Preferred stock could also restrict dividend payments to holders of our common stock. To date, we have issued shares of preferred stock as described below.

     SERIES A 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK. We have outstanding 28,679 shares of our Series A Preferred Stock, with each share having a liquidation preference of $100. The Series A Preferred Stock has no voting rights prior to the conversion of such shares into shares of our common stock. Each $100 liquidation preference of Series A Preferred Stock is convertible at the election of the holder into shares of our common stock at an initial rate of $7.00 of liquidation preference of the Series A Preferred Stock per one share of our common stock. The conversion price will be adjusted downwards in the event of the issuance of any new shares of our common stock, or options or securities exercisable, convertible or exchangeable into new shares of our common stock, at a price per share of common stock less than $7.00, subject to further adjustment. As a result of adjustments already made to date to the initial conversion rate, the current conversion rate is $5.13 of liquidation preference of the Series A Preferred Stock per one share of our common stock. Assuming that the rights offering is exercised in full, as a result thereof the conversion rate of the Series A Preferred Stock will be further reduced to $1.49 of liquidation preference per one share of our common stock.

     The holders of the Series A Preferred Stock are entitled to a cumulative dividend at a rate of 8% of the liquidation preference per share per annum, payable quarterly on each March 31, June 30, September 30 and December 31, but only when, as and if declared by the Board of Directors out of funds legally available therefor. All accrued but unpaid dividends accrue interest after the respective payment date at a rate of 8% per annum. In the event that we fail to make any two of six consecutive quarterly dividend payments on the Series A Preferred Stock, the holders of the Series A Preferred Stock have the right to appoint directors that will constitute a majority of our board of directors. That appointed majority of our board of directors would remain until all accrued and unpaid dividends on the Series A Preferred Stock have been paid. During 2002, we failed to pay the third and fourth quarterly dividend payments on the Series A Preferred Stock. In February 2003, the holders of the Series A Preferred Stock designated four members of the board of directors, who were elected to vacancies on the board and who currently serve.

     We may redeem all, but not less than all, of the outstanding shares of Series A Preferred Stock upon the payment of the per share liquidation preference, plus accrued and unpaid dividends, subject to certain circumstances, including that our common stock has a closing sale price greater than 150% of the then conversion rate for the Series A Preferred Stock for sixty consecutive trading days prior to the date of redemption. In addition, we are required to redeem one-twentieth of the maximum number of shares of Series A Preferred Stock outstanding commencing on October 1, 2003 and each quarterly date thereafter that such shares are outstanding.

     If we adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or similar laws or upon the occurrence of specified similar events, then the holders of Series A Preferred Stock shall have a liquidation preference over all other outstanding shares of our preferred stock.

     SERIES B 8% CUMULATIVE CONVERTIBLE PREFERRED STOCK. We have outstanding 27,550 shares of our Series B Preferred Stock, with each share having a liquidation preference of $100. The Series B Preferred Stock has no voting rights prior to the conversion of such shares into shares of our common stock. Each $100 liquidation preference of Series B Preferred Stock is convertible at the election of the holder into shares of our common stock at an initial rate of $9.00 of liquidation preference of the Series B Preferred Stock per one share of our common stock. In addition, such conversion may be required by us as to all, but not less than all, of the outstanding Series B Preferred Stock in the event that our common stock has a closing sale price greater than 150% of the then conversion rate for the Series B Preferred Stock for twenty consecutive trading days prior to such forced conversion. The conversion price will be adjusted downwards in the event of the issuance of any new shares of common stock, or options or securities exercisable, convertible or exchangeable into new shares of our common stock, at a price per share of common stock less than $9.00, subject to further adjustment. As a result of adjustments already made to date to the initial conversion price, the current conversion rate is either $7.68 or $11.04 per one share of our common stock, depending upon when the Series B Preferred Stock was issued. Assuming that the rights offering is exercised in full, as a result thereof the conversion rate of the Series B Preferred Stock will be further reduced to either $3.01 or $2.11 of liquidation preference per one share of our common stock, depending on when the Series B Preferred Stock was issued.

     The holders of the Series B Preferred Stock are entitled to a cumulative dividend at a rate of 8% of the liquidation preference per share per annum, payable quarterly on each March 31, June 30, September 30 and December 31, but only when, as and if declared by the Board of Directors out of funds legally available therefor. All accrued but unpaid dividends accrue interest after the respective payment date at a rate of 8% per annum.

     We may redeem all, but not less than all, of the outstanding shares of Series B Preferred Stock upon the payment of the per share liquidation preference, plus accrued and unpaid dividends, subject to certain circumstances, including that our common stock has a closing sale price greater than 150% of the then conversion rate for the Series B Preferred Stock for sixty consecutive trading days prior to the date of redemption. In addition, we are required to redeem all of the outstanding Series B Preferred Stock at a price per share equal to the liquidation preference, plus any and all accrued and unpaid dividends, on the fifth anniversary of the first issuance of the Series B Preferred Stock, which anniversary will be in March 2005.

     If we adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or similar laws or upon the occurrence of specified similar events, then the holders of Series B Preferred Stock shall have a liquidation preference equal to the liquidation preference of all other outstanding shares of our preferred stock, other than the Series A Preferred Stock, which is senior to the Series B Preferred Stock in this respect.

     SERIES C 6% CUMULATIVE CONVERTIBLE PREFERRED STOCK. We have outstanding 14,491 shares of our Series C Preferred Stock, with each share having a liquidation preference of $100. The Series C Preferred Stock has no voting rights prior to the conversion of such shares into shares of our common stock. Each $100 liquidation preference of Series C Preferred Stock is convertible at the election of the holder into shares of our common stock at an initial rate of $5.00 of liquidation preference of the Series C Preferred Stock per one share of our common stock. In addition, such conversion may be required by us as to all, but not less than all, of the outstanding Series C Preferred Stock in the event that our common stock has a closing sale price greater than 150% of the then conversion rate for the Series C Preferred Stock for twenty consecutive trading days prior to such forced conversion. The conversion price will be adjusted downwards in the event of the issuance of any new shares of common stock, or options or securities exercisable, convertible or exchangeable into new shares of our common stock, at a price per share of common stock less than $5.00, subject to further adjustment. As a result of adjustments already made to date to the initial conversion price, the current conversion rate is $4.69 per one share of our common stock. Assuming that the rights offering is exercised in full, as a result thereof the conversion rate of the Series C Preferred Stock will be further reduced to $1.38 of liquidation preference per one share of our common stock.

       The holders of the Series C Preferred Stock are entitled to a cumulative dividend at a rate of 6% of the liquidation preference per share per annum, payable quarterly on each March 31, June 30, September 30 and December 31, but only when, as and if declared by the Board of Directors out of funds legally available therefor. All accrued but unpaid dividends accrue interest after the respective payment date at a rate of 6% per annum.

     We may redeem all, but not less than all, of the outstanding shares of Series C Preferred Stock upon the payment of the per share liquidation preference, plus accrued and unpaid dividends, subject to certain circumstances, including that our common stock has a closing sale price greater than 150% of the then conversion rate for the Series C Preferred Stock for sixty consecutive trading days prior to the date of redemption. In addition, we are required to redeem all of the outstanding Series C Preferred Stock at a price per share equal to the liquidation preference, plus any and all accrued and unpaid dividends, on the fifth anniversary of the first issuance of the Series C Preferred Stock, which anniversary will be in July 2006.

     If we adopt a plan of liquidation or of dissolution, or commence a voluntary case under the federal bankruptcy laws or similar laws or upon the occurrence of specified similar events, then the holders of Series B Preferred Stock shall have a liquidation preference equal to the liquidation preference of all other outstanding shares of our preferred stock, other than the Series A Preferred Stock, which is senior to the Series C Preferred Stock in this respect.

COMMON STOCK

     VOTING RIGHTS. Each share of our common stock is entitled to one vote in the election of Directors and other matters. A majority of shares of our voting stock constitute a quorum at any meeting of stockholders. Common stockholders are not entitled to cumulative voting rights.

     DIVIDENDS. Subject to the preferential rights of any outstanding shares of preferred stock and the restrictive terms of our credit agreement, which prohibit the payment of dividends, dividends may be paid to holders of common stock as may be declared by our Board of Directors out of funds legally available for that purpose. We do not intend to pay dividends at the present time or in the foreseeable future.

     LIQUIDATION. If we liquidate, dissolve or wind-up our business, either voluntarily or not, common stockholders will receive pro rata all assets remaining after we pay our creditors and the holders of our preferred stock as described above.

                  UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

     The following discussion is a summary of the material federal income tax consequences of the rights offering to holders of common stock that hold such stock as a capital asset for federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons, which is defined as a citizen or resident of the United States, a domestic partnership, a domestic corporation, any estate the income of which is subject to U.S. federal income taxation regardless of its source, and any trust so long as a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust.

     This discussion does not address all aspects of federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Internal Revenue Code of 1986, as amended, including holders who are dealers in securities or foreign currency, foreign persons (defined as all persons other than U.S. persons), insurance companies, tax-exempt organizations, banks, financial institutions, broker-dealers, holders who hold common stock as part of a hedge, straddle, conversion or other risk reduction transaction, or holders that acquired common stock pursuant to the exercise of compensatory stock options or warrants or otherwise as compensation.

     We have not sought, and will not seek, an opinion of counsel or a ruling from the Internal Revenue Service regarding the federal income tax consequences of the rights offering or the related share issuance. The following summary does not address the tax consequences of the rights offering or the related share issuance under foreign, state, or local tax laws. ACCORDINGLY, EACH HOLDER OF COMMON STOCK SHOULD CONSULT ITS TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES OF THE RIGHTS OFFERING OR THE RELATED SHARE ISSUANCE TO SUCH HOLDER.

     The federal income tax consequences for a holder of common stock on a receipt of subscription rights under the rights offering are as follows:

     A holder will not recognize taxable income for federal income tax purposes in connection with the receipt of subscription rights in the rights offering.

     Except as provided in the following sentence, the tax basis of the subscription rights received by a holder in the rights offering will be zero. If either (i) the fair market value of the subscription rights on the date such subscription rights are distributed is equal to at least 15% of the fair market value on such date of the common stock with respect to which the subscription rights are received or (ii) the holder elects, by attaching a statement to its federal income tax return for the taxable year in which the subscription rights are received, to allocate part of the tax basis of such common stock to the subscription rights, then upon exercise or transfer of the subscription rights, the holder's tax basis in the common stock will be allocated between the common stock and the subscription rights in proportion to their respective fair market values on the date the subscription rights are distributed. A holder's holding period for the subscription rights received in the rights offering will include the holder's holding period for the common stock with respect to which the subscription rights were received. We do not expect that the value of the rights will exceed 15% of the fair market value of the common stock with respect to which the subscription rights are received.

     A holder that allows the subscription rights received in the rights offering to expire will not recognize any gain or loss, and the tax basis of the common stock owned by such holder with respect to which such subscription rights were distributed will be equal to the tax basis of such common stock immediately before the receipt of the subscription rights in the rights offering.

     A holder will not recognize any gain or loss upon the exercise of the subscription rights received in the rights offering.

     The tax basis of the common stock acquired through exercise of the subscription rights will equal the sum of the subscription price for the common stock and the holder's tax basis, if any, in the rights as described above.

     The holding period for the common stock acquired through exercise of the subscription rights will begin on the date the subscription rights are exercised.

                              PLAN OF DISTRIBUTION

     On or about March 1, 2004, we will distribute the subscription rights, subscription certificates, and copies of this prospectus to persons that owned shares of common stock on February 27, 2004. If you wish to exercise your subscription rights and purchase shares of common stock, you should complete the subscription certificate and return it with payment for the shares, to the subscription agent, Mellon Investor Services LLC, at the address on page 63. If you have any questions, you should contact.

     We have agreed to pay the subscription agent a fee plus certain expenses, which we estimate will total approximately $15,000. We estimate that our total expenses in connection with the rights offering will be approximately $150,000.

                           TENNESSEE ANTI-TAKEOVER LAW

     The Tennessee Control Share Acquisition Act strips a purchaser's shares of voting rights any time an acquisition of shares in a Tennessee corporation brings the purchaser's voting power to one-fifth, one-third or a majority of all voting power. The purchaser's voting rights can be reinstated only after a majority vote of the other stockholders. The purchaser may demand a special meeting of stockholders to conduct such a vote. A corporation may or may not redeem the purchaser's shares if the purchaser's shares are not granted voting rights. The Tennessee Control Share Acquisition Act applies only to a Tennessee corporation that has adopted a provision in its charter or bylaws expressly declaring that the Tennessee Control Share Acquisition Act applies to it. The Tennessee Control Share Acquisition Act currently does not apply to the Company
..

     The Tennessee Investor Protection Act applies to tender offers directed at corporations that have substantial assets in Tennessee and that are either incorporated in or have a principal office in Tennessee. The Act requires an offeror making a tender offer for such a corporation to file a registration statement with the Commissioner of Commerce and Insurance. If the offeror intends to gain control of the corporation, the registration statement must indicate any plans the offeror has for the corporation. The Commissioner may require additional information material to the takeover offer and may call for hearings. The Act does not apply to an offeror if the target corporation's board of directors recommends the offer to its stockholders. We do not believe that the Act applies to us and that in any event this offering is exempt. The Tennessee Investor Protection Act also requires the offeror and the corporation to deliver to the Commissioner all solicitation materials used in connection with the tender offer. This act also prohibits fraudulent, deceptive or manipulative acts or practices by the offeror or the target corporation. The Tennessee Business Combination Act requires a five-year moratorium on transactions between certain Tennessee corporations and an "interested stockholder" (generally, a 10% or greater stockholder) unless the transaction or the stockholder's becoming an "interested stockholder" is approved by the directors before the stockholder attains the status of "interested stockholder." A corporation that would otherwise be covered by this Act may exempt itself from the Act by adopting a charter provision specifically stating the corporation's option to be exempt.

                      LIMITATION OF LIABILITY OF DIRECTORS

     [All directors are indemnified by us, both by operation of Tennessee Code Annotated Sections 48-18-501 through 509 and since 1995 by resolution of our board of directors, against liability and expenses including attorney's fees incurred by them as a result of serving on our board of directors. The statutory provisions require a finding that the conduct of the director was in good faith and in the best interest of the company and does not extend to cases where a director is found to be liable to the company itself. Such a finding may be made by uninvolved directors, a committee of the board or independent counsel.

     Tennessee Code Annotated Section 48-15-503 provides for the indemnification of directors and of corporate officers where the director or officer is successful in defense of any proceeding he or she became involved in as a result of being or having been in such position, unless the corporate charter forbids such indemnification. Our corporate charter contains no such bar or prohibition of indemnification of our directors or officers.

     Tennessee statutes further provide that the rights to indemnification of a director do not preclude other bases of indemnification, whether such rights arise by charter, bylaws, shareholder resolution, agreement or board resolution, provided there is no breach of duty of loyalty to the company, bad faith, intentional misconduct or knowing violation of law. Accordingly, our board of directors on August 17, 1995, unanimously resolved to indemnify directors and executive officers on a mandatory basis to the fullest extent of the laws referenced above for the entire period a party is subject to any possible legal action or claim by reason of having so served.

     Tennessee law permits, but does not require, insurance to be obtained to fund indemnity obligations. We do not have any such insurance.

     Holders of common stock have no preemptive, subscription, redemption, or conversion rights.

     The transfer agent and registrar for the common stock is Mellon Investor Services LLC.

                                  LEGAL MATTERS

     Certain legal matters with respect to the validity of the issuance of the shares of common stock offered by this Prospectus will be passed upon for us by Cary V. Sorensen, Esq.

                                     EXPERTS

     Our consolidated financial statements as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002 included in this Prospectus and in the Registration Statement on Form S-1 have been so included in reliance upon the reports of BDO Seidman LLP, independent certified public accountants to the extent and for the periods set forth in their reports (which contain an explanatory paragraph regarding the Company's ability to continue as a going concern), given upon the authority of said firm as experts in accounting and auditing.

     Reserve analyses and information as of December 31, 2002 and 2003, included in this Prospectus and the Registration Statement on Form S-1 have been so included in reliance on the reserve reports dated February 10, 2003, March 28, 2002, February 10, 2003 and February 10, 2004, respectively, prepared by Ryder Scott Company, L.P. of Houston, Texas.

     Information regarding Mercer Capital of Memphis, Tennessee, and said firm's engagement by and service as financial advisor to the Special Committee of our Board of Directors has been included in this Prospectus and in the Registration Statement on Form S-1 in reliance upon the information provided to us by said firm.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934. Accordingly, we file reports, proxy statements and other information with the SEC. You may read and copy any materials that we file with the SEC at the SEC's Public Reference Room at 450 Fifth Street, N.W.,
Washington, D.C. 20549 upon payment of the prescribed fees. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains an Internet site that contains reports, proxy information statements and other materials that are filed through the SEC's Electronic Data Gathering, Analysis, and Retrieval, or EDGAR, system. You can access this web site at http://www.sec.gov.

     We have filed a registration statement on Form S-1 with the SEC with respect to this rights offering. This prospectus is a part of the registration statement, but does not contain all of the information included in the registration statement. You may wish to inspect the registration statement and the exhibit to that registration statement for further information with respect to us and the securities offered in this prospectus. Copies of the registration statement and the exhibit to such registration statement are on file at the offices of the SEC and may be obtained upon payment of the prescribed fee or may be examined without charge at the public reference facilities of the SEC described above. Statements contained in this prospectus concerning the provisions of documents are necessarily summaries of the material provisions of such documents, and each statement is qualified in our entirety by reference to the copy of the applicable document filed with the SEC.

                          INDEX TO FINANCIAL STATEMENTS


   Independent Auditors' Report..............................  F-2

   Consolidated Financial Statements

       Consolidated Balance Sheets...........................  F-3 and F-4

       Consolidated Statements of Loss.......................  F-5

       Consolidated Statements of Stockholders' Equity.......  F-6 and F-7

       Consolidated Statements of Cash Flows.................  F-8 through F-10

       Notes to Consolidated Financial Statements............  F-11 through F-34

Independent Auditors' Report



Board of Directors
Tengasco, Inc. and Subsidiaries
Knoxville, Tennessee

We have audited the accompanying consolidated balance sheets of Tengasco, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the related consolidated statements of loss, stockholders' equity and cash flows for each of the three years in the period ended December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Tengasco, Inc. and Subsidiaries as of December 31, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has suffered recurring losses from operations and has an accumulated deficit of $27,776,726. Additionally, during 2002, the Company's primary lender has classified the remaining amount of $7,501,777 as immediately due and payable, resulting in a significant working capital deficiency. Such matters raise substantial doubt about the Company's ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.



/s/ BDO Seidman, LLP


Atlanta, Georgia
February 27, 2003

                           CONSOLIDATED BALANCE SHEETS

DECEMBER 31,                                            2002             2001           SEPTEMBER 30, 2003
-------------------------------------------------------------------------------------------------------------
                                                                                            (unaudited)
Assets (Note 1)

Current
Cash and cash equivalents                          $    184,130    $     393,451       $     332,185
   Investments                                           34,500          150,000              34,500
   Accounts receivable                                  730,667          661,475             795,916
   Participant receivables                               70,605           84,097              63,297
   Inventory                                            262,748          159,364             262,748
   Current portion of loan fees, net                    323,856                -             210,380
   Other                                                      -                -              67,352
--------------------------------------------------------------------------------------------------------

Total current assets                                  1,606,506        1,448,387           1,766,378

Oil and gas properties, net (on the basis
   Of full cost accounting) (Note 4)                 13,864,321       13,269,930          13,096,898


Completed pipeline facilities, net (Note 5)          15,372,843        15,039,762         15,312,212

Other property and equipment, net (Note 6)            1,685,950         1,680,104          1,482,202

Restricted cash                                               0           120,872                  0

Loan fees, net of accumulated amortization
    of $13,384 and $21,590, respectively                 40,158           496,577                  0

Other assets                                             14,613            72,613              5,213
--------------------------------------------------------------------------------------------------------

                                                    $32,584,391      $ 32,128,245      $  31,662,903
--------------------------------------------------------------------------------------------------------
                                            SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

DECEMBER 31,                                                2002            2001      SEPTEMBER 30, 2003
----------------------------------------------------------------------------------------------------------
                                                                                          (unaudited)
Liabilities and Stockholders' Equity

Current liabilities
   Current maturities of long-term debt
     (Note 1)                                          $  7,861,245     $  6,399,831      $ 6,724,998
   Accounts payable - trade                               1,396,761        1,208,164          839,553
   Accrued interest payable                                  61,141           54,138          167,227
   Accrued dividends payable (Note 9)                       254,389          112,458          470,543
   Current maturities of long term debt to related
     parties                                                      -                -        2,234,000
   Other accrued liabilities                                  31,805               -          627,016
----------------------------------------------------------------------------------------------------------
Total current liabilities                                  9,605,341       7,774,591       11,063,337

Long term debt to related parties (Note 7)                   750,000               -                -

Asset retirement obligations (Note 16)                             -               -          666,421

Long term debt, less current maturities (Note 7)           1,256,209       3,902,757          590,055
----------------------------------------------------------------------------------------------------------
Total liabilities                                         11,611,550      11,677,348       12,319,813
----------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 1 and 8)

Mandatorily  redeemable preferred stock, $.001 par
value;  authorized 25,000,000 shares (Note 9):
   Series A 8% cumulative, convertible,
     mandatorily redeemable; 28,679 and shares
     outstanding; redemption value $2,867,900              2,867,900       2,867,900        2,867,900
   Series B 8% cumulative, convertible,
     mandatorily redeemable; 27,550 shares
     outstanding; redemption value $2,755,000,
     net of related commissions                            2,591,150       2,591,150        2,591,150
   Series C 6% cumulative, convertible,
     mandatorily redeemable; 14,491 shares
     outstanding; redemption value $1,449,100,
     net of related commissions                            1,303,168               -        1,425,207
----------------------------------------------------------------------------------------------------------
Total mandatorily redeemable preferred stock               6,762,218       5,459,050        6,884,257
----------------------------------------------------------------------------------------------------------
Stockholders' equity (Notes 10 and 11)
   Common stock, $.001 par value; authorized
     50,000,000 shares; 11,459,279, 10,560,605
     And 12,018,477 shares issued, respectively               11,460          10,561           12,065
   Additional paid-in capital                             42,237,276      39,242,555       42,855,693
   Accumulated deficit                                   (27,776,726)    (24,115,382)     (30,147,538)
   Accumulated other comprehensive loss                     (115,500)              -         (115,500)
   Treasury Stock, at cost, 14,500 shares                   (145,887)       (145,887)        (145,887)
----------------------------------------------------------------------------------------------------------
Total stockholders' equity                                14,210,623      14,991,847       12,458,833
----------------------------------------------------------------------------------------------------------
                                                        $ 32,584,391    $ 32,128,245      $31,662,903
----------------------------------------------------------------------------------------------------------
                                              SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                        CONSOLIDATED STATEMENTS OF LOSS

                                                                                     NINE MONTHS ENDED JUNE 30,
YEAR ENDED DECEMBER 31,             2002             2001             2000             2003              2002
------------------------------------------------------------------------------------------------------------------
                                                                                            (unaudited)
Revenues and other income
   Oil and gas revenues          $5,437,723        $6,656,758       $5,241,076      $4,907,216       $3,859,050
   Pipeline transportation
     revenues                       259,677           296,331           -              145,472          197,333
   Interest Income                    3,078            43,597           45,905             766            2,782
------------------------------------------------------------------------------------------------------------------
Total revenues and other
   income                         5,700,478         6,996,686        5,286,981       5,053,454        4,059,165
------------------------------------------------------------------------------------------------------------------
Costs and expenses
   Production costs and
     taxes                        3,094,731         2,951,746        2,614,414       2,571,898        2,084,597
   Depreciation, depletion
     and amortization
     (Notes 4, 5 and 6)           2,413,597         1,849,963          371,249       1,887,333        1,731,182
   General and
     administrative costs         1,868,141         2,957,871        2,602,311       1,112,289        1,527,988
   Interest expense                 578,039           850,965          415,376         462,518          448,046
   Public relations                 193,229           293,448          106,195          29,131          176,098
   Professional fees                707,296           355,480          719,320         485,270          539,198
------------------------------------------------------------------------------------------------------------------
Total costs and expenses          8,855,033         9,259,473        6,828,865       6,548,439        6,507,109
------------------------------------------------------------------------------------------------------------------
Net loss before cumulative
     effect of a change in
     accounting principle        (3,154,555)       (2,262,787)      (1,541,884)     (1,494,985)      (2,447,944)
 Cumulative effect of a
     change in accounting
     principle (Note 16)            -                       -                -        (351,204)               -
------------------------------------------------------------------------------------------------------------------
Net loss                         (3,154,555)       (2,262,787)      (1,541,884)     (1,846,189)      (2,447,944)
Dividends on preferred
     Stock                         (506,789)         (391,183)      (257,557)          402,583          372,595
------------------------------------------------------------------------------------------------------------------
Net loss attributable to
     common stockholders        $(3,661,344)     $ (2,653,970)    $(1,799,441)     $(2,248,772)     $(2,820,539)
------------------------------------------------------------------------------------------------------------------
Earnings per share data:
Net loss before cumulative
     effect of a change in
     accounting principle         $  (0.29)        $    (0.22)      $   (0.17)        $  (0.13)       $   (0.22)

Cumulative effect of change
     in accounting principle              -                 -                -        $  (0.03)             -

Net loss                         $   (0.29)         $   (0.22)      $   (0.17)        $  (0.16)       $   (0.22)

Dividends on preferred stock     $   (0.04)         $   (0.04)      $   (0.02)        $  (0.03)       $   (0.04)

Net loss attributable to
     common stockholder          $   (0.33)         $   (0.26)      $   (0.19)        $  (0.19)       $   (0.26)

Weighted average shares
     Outstanding                11,062,436         10,235,253       9,253,622       11,919,477       10,933,588
------------------------------------------------------------------------------------------------------------------
                                                      SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                 CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                                                           COMMON STOCK          ADDITIONAL
                                                                      -----------------------      PAID-IN
                                                                         SHARE       AMOUNT        CAPITAL
                                                                         -----       ------        -------
Balance, January 1, 2000                                               8,532,882     $  8,533    $20,732,759
   Net loss                                                                    -            -              -
   Common stock issued on conversion of debt                              73,669           74        449,920
   Common stock issued for exercised options                              20,715           21        179,992
   Common stock issued on conversion of preferred stock                    8,818            9         49,991
   Stock option awards for professional services                               -            -        242,000
   Common stock issued in private placements, net of related expense     654,098          654      4,245,054
   Stock issued for services                                               5,376            5         41,993
   Dividends on convertible redeemable preferred stock                         -            -              -
------------------------------------------------------------------------------------------------------------
Balance, December 31, 2000                                             9,295,558        9,296     25,941,709
   Net loss                                                                    -            -              -
   Common stock issued with 5% stock dividend (Note 10)                  498,016          498      6,374,111
   Common stock issued on conversion of debt                              93,069           93        523,157
   Common stock issued for exercised options                             274,932          275      2,340,725
   Common stock issued on conversion of preferred stock                   12,347           13         70,988
   Common stock issued for services                                       10,000           10         69,990
   Common stock issued in private placements, net of
     related expense                                                     374,733          374      3,899,624
   Common stock issued as a charitable donation                            1,950            2         22,251
   Treasury stock purchased                                                    -            -              -
   Dividends on convertible redeemable preferred stock                         -            -              -
------------------------------------------------------------------------------------------------------------
Balance, December 31, 2001                                            10,560,605       10,561     39,242,555
   Net loss                                                                    -            -              -
   Comprehensive loss
     Net loss                                                                  -            -              -
     Other comprehensive loss                                                  -            -              -
     Comprehensive loss                                                        -            -              -
   Common stock issued in private placements, net of
     related expenses                                                    850,000          850      2,676,150
   Common stock issued on conversion of debt                              20,592           20        119,980
   Common stock issued in purchase of equipment                           19,582           20        149,980
   Common stock issued for services                                        8,500            9         48,611
   Dividends on convertible redeemable preferred stock                         -            -              -
------------------------------------------------------------------------------------------------------------
Balance, December 31, 2002                                            11,459,279      $11,460    $42,237,276
   Net loss (unaudited)                                                        -            -              -
   Common stock issued in private placement net of
     related expenses (unaudited)                                        227,275          227        249,773
   Common stock issued for exercised options (unaudited)                  94,000           94         46,906
   Common stock issued in conversion of debt (unaudited)                  60,528           61         69,538
   Common stock issued for preferred dividend in arrears (unaudited)     154,824          154        170,155
   Common stock issued for charity (unaudited)                             3,571            4          5,710
   Accretion of issue cost on preferred stock (unaudited)               -                          -
   Common stock issued for services (unaudited)                           55,000           55         69,945
   Common stock issued for litigation settlement (unaudited)              10,000           10          6,390
   Dividends on convertible redeemable preferred stock (unaudited)             -            -              -
   Cumulative effect of a change in accounting principle (unaudited)           -            -              -
------------------------------------------------------------------------------------------------------------
   Balance, September 30, 2003 (unaudited)                            12,064,477       12,065     42,855,693
------------------------------------------------------------------------------------------------------------

   ACCUMULATED
      OTHER                                                     TREASURY STOCK
  COMPREHENSIVE       ACCUMULATED      COMPREHENSIVE   -------------------------------
  INCOME (LOSS)         DEFICIT            LOSS            SHARES           AMOUNT           TOTAL
  -------------       -----------      -------------   -------------- ----------------
   $          -      $(13,287,362)                              -        $               $ 7,453,930
                                                                                 -
              -        (1,541,884)                              -                -        (1,541,884)
              -                 -                               -                -           449,994
              -                 -                               -                -           180,013
              -                 -                               -                -            50,000
              -                 -                               -                -           242,000
              -                 -                               -                -         4,245,708
              -                 -                               -                -            41,998
              -          (257,557)                              -                -          (257,557)
-------------------------------------------------------------------------------------------------------
              -       (15,086,803)                              -                -        10,864,202
                       (2,262,787)                              -                -        (2,262,787)
              -        (6,374,609)                              -                -                 -
              -                 -                               -                -           523,250
              -                 -                               -                -         2,341,000
              -                 -                               -                -            71,001
                                -                               -                -            70,000

              -                 -                               -                -         3,899,998
              -                 -                               -                -            22,253
              -                 -                          14,500         (145,887)         (145,887)
              -          (391,183)                              -                -          (391,183)
-------------------------------------------------------------------------------------------------------
              -       (24,115,382)                         14,500         (145,887)       14,991,847
              -        (3,154,555)                              -                -        (3,154,555)

              -                 -         (3,154,555)           -                -                 -
       (115,500)                -           (115,500)           -                -          (115,500)
                                     ----------------
              -                 -         (3,270,055)           -                -                 -

                                -                               -                -         2,677,000
                                -                               -                -           120,000
                                -                               -                -           150,000
                                -                               -                -            48,620
              -          (506,789)                              -                -          (506,789)
-------------------------------------------------------------------------------------------------------
       (115,500)     $(27,776,726)                         14,500        $(145,887)      $14,210,623
              -        (1,494,985)                              -                -        (1,494,985)
              -                 -                               -                -           250,000
              -                 -                               -                -            47,000
              -                 -                               -                -            69,599
              -                 -                               -                -           170,309
              -                 -                               -                -             5,714

              -          (122,040)                              -                -          (122,040)
              -                 -                               -                -            70,000
              -                 -                               -                -             6,400
              -          (402,583)                              -                -          (402,583)
              -          (351,204)                              -                -          (351,204)
-------------------------------------------------------------------------------------------------------
      $(115,500)     $(30,147,538)                         14,500        $(145,887)      $12,458,833
-------------------------------------------------------------------------------------------------------
                                           SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                      CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                         NINE MONTHS ENDED
                                                                                           SEPTEMBER 30,
YEARS ENDED DECEMBER 31,               2002            2001             2000            2003             2002
-------------------------------------------------------------------------------------------------------------------
                                                                                            (unaudited)
Operating activities:
   Net loss                        $(3,154,555)    $(2,262,787)      $(1,541,884)   $(1,494,985)     $(2,447,944)
   Adjustments to reconcile net
    loss to net cash used in
   operating activities:
       Cumulative effect of
         change in accounting
         principle                           -               -                 -              -                -
       Depreciation, depletion
         and amortization            2,413,597       1,849,963           371,249      1,887,333        1,731,182
       Charitable donation and
         services paid in stock or
         stock options                       -               -                 -        122,714           48,620
       Compensation and
         services paid in stock
         options, stock warrants
         and common stock               48,620          92,253           284,000              -                -
       Gain on sale of equipment             -        (132,943)                -              -                -
       Changes in assets and
           liabilities:
         Accounts receivable           (69,192)          3,814          (301,421)       (65,249)         (41,340)
         Participant receivables        13,492               -                 -          7,308                -
         Inventory                    (103,384)         91,981             8,408              -                -
         Other assets                   58,000               -                 -              -                -
         Accounts payable -
           Trade                       188,597         191,702           364,553       (557,208)          (5,021)
         Accrued interest
           Payable                       7,003          (2,519)          135,435        106,086           (9,581)
         Other accrued liabilities      31,805         (52,640)         (140,955)       595,211                -
         Other                               -               -                 -        (57,952)               -
-------------------------------------------------------------------------------------------------------------------
Net cash provided by (used in)
operating activities                  (566,017)       (221,176)         (820,615)       543,258         (724,084)
-------------------------------------------------------------------------------------------------------------------
Investing activities:
   Additions to other property
     and equipment                    (214,897)       (285,722)       (1,276,783)             -         (154,526)
   Net additions to oil and gas
     Properties                     (1,982,529)     (4,821,883)       (1,456,996)       (45,312)      (1,796,600)
   Additions to pipeline              (841,750)     (4,213,095)       (6,834,196)      (341,369)        (739,162)
facilities
   Decrease (increase) in
     restricted cash                   120,872        (120,872)          625,000              -          120,872
   Other                                28,367          32,888             6,112              -           19,432
-------------------------------------------------------------------------------------------------------------------
Net cash used in investing
activities                          (2,889,937)     (9,408,684)       (8,936,863)      (386,681)      (2,549,984)
-------------------------------------------------------------------------------------------------------------------

                                                                                          NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
YEARS ENDED DECEMBER 31,               2002            2001             2000            2003             2002
-------------------------------------------------------------------------------------------------------------------
                                                                                              (unaudited)
Financing activities:
   Proceeds from exercise of
     Options                       $         -      $ 2,341,000    $     180,013                -             -
   Proceeds from borrowings          2,063,139       10,442,068        6,493,563        1,484,000     1,703,103
   Repayments of borrowings         (2,378,273)      (8,833,325)      (1,720,856)      (1,742,522)   (2,129,259)
   Net proceeds from issuance of
     common stock                    2,677,000        3,900,000        4,245,700          250,000     2,677,000
   Proceeds from private
     placements of convertible
     redeemable preferred stock,
     net                             1,303,168        1,591,150        2,000,000                -     1,303,168
   Dividends on convertible
redeemable preferred stock            (364,858)        (357,503)        (257,557)               -      (350,859)
   Purchase of treasury stock                -         (145,887)               -                -             -
   Payment of loan fees                (53,543)        (518,167)               -                -             -
-------------------------------------------------------------------------------------------------------------------
Net cash provided by financing
activities                           3,246,633        8,419,336       10,940,863           (8,522)    3,203,156
-------------------------------------------------------------------------------------------------------------------
Net change in cash and cash
equivalents                           (209,321)      (1,210,524)       1,183,385          148,055       (70,912)

Cash and cash equivalents,
beginning of year                      393,451        1,603,975          420,590          184,130       393,451
-------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents, end
of period                          $    184,130    $    393,451     $  1,603,975         $332,185      $322,539
-------------------------------------------------------------------------------------------------------------------
Supplemental disclosure of non-
     cash investing and financing
     activities:
     During 2001, the Company
       issued a 5% stock
       dividend of 498,016
       shares                      $         -      $ 6,374,609     $           -      $        -   $         -
     During 2001 and 2000, the
       Company converted
       preferred stock to
       common stock                $         -      $    71,000     $      50,000      $        -   $         -
     During 2002, 2001 and
       2000, respectively,
       the Company issued
       common stock on
       conversion of debt          $   120,000      $   523,250     $      450,000     $    69,599  $    120,000
     During 2002, 2001 and
       2000, respectively,
       the Company issued
       common stock and
       stock options for
       services received and
       charitable contributions
       made                        $     48,620    $     92,253     $      284,000     $   122,714  $     48,620
     During 2001, the Company
       sold equipment
       for equity investments      $         -     $    150,000     $           -      $         -  $    150,000
     During 2002, the Company
       purchased equipment
       by issuing common stock     $    150,000    $          -     $           -      $   150,000  $          -

                                                                                          NINE MONTHS ENDED
                                                                                            SEPTEMBER 30,
YEARS ENDED DECEMBER 31,               2002            2001             2000            2003             2002
-------------------------------------------------------------------------------------------------------------------
                                                                                              (unaudited)
     During 2003, the Company
       issued stock for preferred
       dividends in arrears        $         -     $          -     $           -       $  170,309     $        -
     During 2003, the Company
       incurred accretion of issue
       cost on preferred stock     $         -     $          -     $           -       $ (122,040)    $        -
     During 2003, the Company
       declared dividends on
       preferred stock             $         -     $          -     $           -       $ (402,583)    $        -
--------------------------------------------------------------------------------------------------------------------
                                                        SEE ACCOMPANYING NOTES TO CONSOLIDATED FINANCIAL STATEMENTS.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
            (Amounts presented relating to September 30, 2003 and the
          nine months ended September 30, 2003 and 2002 are unaudited)

1.  GOING CONCERN             The accompanying consolidated financial statements
    UNCERTAINTY               have been prepared in conformity  with  accounting
                              principles generally accepted in the United States
                              of America, which contemplate  continuation of the
                              Company as a going concern and assume  realization
                              of assets and the  satisfaction  of liabilities in
                              the  normal   course  of  business.   The  Company
                              continues to be in the early stages of its oil and
                              gas related  operating  history as it endeavors to
                              expand its operations  through the continuation of
                              its drilling  program in the Tennessee  Swan Creek
                              Field.  Accordingly,   the  Company  has  incurred
                              continuous losses through these operating stages and had an accumulated deficit of $27,776,726 and a working capital deficit of $7,998,835, as of December 31, 2002, and an accumulated deficit of $30,147,538 and a working capital deficit of $9,296,959, as of September 30, 2003. During 2002,
                              the Company was informed by its primary lender that the entire amount of its outstanding credit facility was immediately due and payable, as provided for in the Credit Agreement (see Note 7).
                              These circumstances raise substantial doubt about the Company's ability to continue as a going concern.

                              The Company has disputed its obligation to make this payment and is attempting to resolve the dispute or to obtain alternative refinancing arrangements to repay this current obligation. There can be no assurance that the Company will be successful in its plans to obtain the financing necessary to satisfy their current obligations.


2.   SUMMARY OF               ORGANIZATION
     SIGNIFICANT ACCOUNTING
     POLICIES                 Tengasco,  Inc. (the  "Company"),  a publicly held
                              corporation,  was organized  under the laws of the
                              State of Utah on April 18,  1916,  as Gold Deposit
                              Mining   and   Milling   Company.    The   Company
                              subsequently changed its name to Onasco Companies, Inc.

                              Effective May 2, 1995, Industrial Resources Corporation, a Kentucky corporation ("IRC"), acquired voting control of the Company in exchange for approximately 60% of the assets of IRC. Accordingly, the assets acquired, which included certain oil and gas leases, equipment, marketable securities and vehicles, were recorded at IRC's historical cost. The transaction was accomplished through the Company's issuance of 4,000,000 shares of its common stock and a $450,000, 8% promissory note payable to IRC. The promissory note was converted into 83,799 shares of Tengasco, Inc. common stock in December 1995.

                              The Company changed its domicile from the State of Utah to the State of Tennessee on May 5, 1995 and

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)

                              its name was changed from "Onasco Companies, Inc." to "Tengasco, Inc."

                              The Company's principal business consists of oil and gas exploration, production and related property management in the Appalachian region of eastern Tennessee and in the state of Kansas. The Company's corporate offices are in Knoxville, Tennessee. The Company operates as one reportable business segment, based on the similarity of activities.

                              During 1996, the Company formed Tengasco Pipeline Corporation ("TPC"), a wholly-owned subsidiary, to manage the construction and operation of a 65-mile gas pipeline as well as other pipelines planned for the future. During 2001, TPC began transmission of natural gas through its pipeline to customers of Tengasco.

                              BASIS OF PRESENTATION

                              The consolidated financial statements include the accounts of the Company, Tengasco Pipeline Corporation and Tennessee Land and Mineral, Inc. All significant intercompany balances and transactions have been eliminated.

                              USE OF ESTIMATES

                              The accompanying financial statements are prepared in conformity with accounting principles generally accepted in the United States of America which require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. The actual results could differ from those estimates.

                              REVENUE RECOGNITION

                              The Company recognizes revenues at the time of exchange of goods and services.

                              CASH AND CASH EQUIVALENTS

                              The Company considers all investments with a maturity of three months or less when purchased to be cash equivalents.

                              INVESTMENT SECURITIES

                              Investment securities available for sale are reported at fair value, with unrealized gains and losses, when material, reported as a separate component of stockholders' equity, net of the related tax effect. Other comprehensive losses of

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              $115,500 were recorded during the year ended December 31, 2002 resulting from a decrease in the fair value of the securities.

                              INVENTORY

                              Inventory consists primarily of crude oil in tanks and is carried at market value.

                              OIL AND GAS PROPERTIES

                              The Company follows the full cost method of accounting for oil and gas property acquisition, exploration and development activities. Under this method, all productive and nonproductive costs incurred in connection with the acquisition of, exploration for and development of oil and gas reserves for each cost center are capitalized. Capitalized costs include lease acquisitions, geological and geophysical work, delay rentals and the costs of drilling, completing and equipping oil and gas wells. Gains or losses are recognized only upon sales or dispositions of significant amounts of oil and gas reserves representing an entire cost center. Proceeds from all other sales or dispositions are treated as reductions to capitalized costs.

                              The capitalized costs of oil and gas properties, plus estimated future development costs relating to proved reserves and estimated costs of plugging and abandonment, net of estimated salvage value, are amortized on the unit-of-production method based on total proved reserves. The costs of unproved properties are excluded from amortization until the properties are evaluated, subject to an annual assessment of whether impairment has occurred. These reserves were estimated by Ryder Scott Company, Petroleum Consultants in 2000, 2001 and 2002.

                              The capitalized oil and gas property, less accumulated depreciation, depletion and amortization and related deferred income taxes, if any, are generally limited to an amount (the ceiling limitation) equal to the sum of: (a) the present value of estimated future net revenues computed by applying current prices in effect as of the balance sheet date (with consideration of price changes only to the extent provided by contractual arrangements) to estimated future production of proved oil and gas reserves, less estimated future expenditures (based on current costs) to be incurred in developing and producing the reserves using a discount factor of 10% and assuming continuation of existing economic conditions; and (b) the cost of investments in unevaluated properties excluded from the costs being amortized. No ceiling writedown was recorded in 2002, 2001 or 2000.

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              PIPELINE FACILITIES

                              Phase I of the pipeline was completed during 1999. Phase II of the pipeline was completed on March 8, 2001. Both phases of the pipeline were placed into service upon completion of Phase II. The pipeline is being depreciated over its estimated useful life of 30 years, beginning at the time it was placed in service.

                              OTHER PROPERTY AND EQUIPMENT

                              Other property and equipment are carried at cost. The Company provides for depreciation of other property and equipment using the straight-line method over the estimated useful lives of the assets which range from five to ten years.

                              IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF

                              Management believes that carrying amounts of all of the Company's long-lived assets will be fully recovered over the course of the Company's normal future operations. Accordingly, the accompanying financial statements reflect no charges or allowances for impairment.

                              STOCK-BASED COMPENSATION

                              Statement of Financial Accounting Standards No. 123, ("SFAS 123"), "Accounting for Stock-Based Compensation" was implemented in January 1996. As permitted by SFAS 123, the Company has continued to account for stock compensation to employees by applying the provisions of Accounting Principles Board Opinion No. 25. If the accounting provisions of SFAS 123 had been adopted, net loss and loss per share would have been as follows:

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)

                                                                          Nine Months Ended   Nine Months Ended
                            2002            2001              2000        September 30, 2003  September 30, 2002
---------------------------------------------------------------------------------------------------------------
                                                                             (unaudited)         (unaudited)
 Net loss attributable
     to common
     shareholders
     as reported             $(3,661,344)   $(2,653,970)    $(1,799,441)        $(2,248,772)   $(2,820,539)
 Stock based
     compensation                (77,821)      (257,328)      2,253,011             (47,209)      (202,846)
 Pro forma                   $(3,739,165)    (2,911,298)     (4,052,452)        $(2,295,981)   $(3,023,335)
---------------------------------------------------------------------------------------------------------------
 Basic and diluted loss
     per share
 As reported                 $     (0.33)       $ (0.26)    $     (0.19)           $(0.19)          $(0.26)
 Pro forma                         (0.34)         (0.28)          (0.44)           $(0.19)          $(0.28)
---------------------------------------------------------------------------------------------------------------

                              ACCOUNTS RECEIVABLE

                              Senior management reviews accounts receivable on a monthly basis to determine if any receivables will potentially be uncollectible. We include any accounts receivable balances that are determined to be uncollectible, along with a general reserve, in our overall allowance for doubtful accounts. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. Based on the information available to us, we believe no allowance for doubtful accounts as of December 31, 2002 is necessary. However, actual write-offs may occur.

                              INCOME TAXES

                              The Company accounts for income taxes using the "asset and liability method." Accordingly, deferred tax liabilities and assets are determined based on the temporary differences between the financial reporting and tax bases of assets and liabilities, using enacted tax rates in effect for the year in which the differences are expected to reverse. Deferred tax assets arise primarily from net operating loss carryforwards. Management evaluates the likelihood of realization of such assets at year end reserving any such amounts not likely to be recovered in future periods.

                              CONCENTRATION OF CREDIT RISK

                              Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. At times, such cash in banks is in excess of the FDIC insurance limit.

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              The Company's primary business activities include oil and gas sales to several customers in the states of Tennessee and Kansas. The related trade receivables subject the Company to a concentration of credit risk within the oil and gas industry.

                              The Company has entered into contracts to supply two manufacturers with natural gas from the Swan Creek field through the Company's pipeline. These customers are the Company's primary customers of natural gas sales. Additionally, the Company sells a majority of its crude oil primarily to two customers, one each in Tennessee and Kansas. Although management believes that customers could be replaced in the ordinary course of business, if the present customers were to discontinue business with the Company, it could have a significant adverse effect on the Company's projected results of operations.

                              LOSS PER COMMON SHARE

                              Basic loss per share is computed by dividing loss available to common shareholders by the weighted average number of shares outstanding during each year. Shares issued during the year are weighted for the portion of the year that they were outstanding. Diluted loss per share does not differ from basic loss per share since the effect of all common stock equivalents is anti-dilutive. Basic and diluted loss per share are based upon 11,062,436 shares for the year ended December 31, 2002, 10,235,253 shares for the year ended December 31, 2001, and 9,253,622 shares for the year ended December 31, 2000.

                              Basic and diluted loss per share are based upon 11,919,477 and 10,933,588 weighted average shares outstanding for the nine months ended September 30, 2003 and 2002, respectively. Diluted loss per share does not consider approximately 1,473,000, 1,473,000, 943,000 and 1,001,000 potential weighted average common shares for the nine months ended September 30, 2003 and the years ended December 31, 2002, 2001 and 2000, respectively, related primarily to common stock options and convertible preferred stock and debt. These shares were not included in the computation of the diluted loss per share amount because the Company was in a net loss position and, thus, any potential common shares were anti-dilutive. All share and per share amounts have been adjusted to reflect the 5% stock dividend.

                              FAIR VALUES OF FINANCIAL INSTRUMENTS

                              Fair values of cash and cash equivalents, investments and short-term debt approximate their carrying values due to the short period of time to maturity. Fair values of long-term debt are based

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              on quoted market prices or pricing models using current market rates, which approximate carrying values.

                              RECENT ACCOUNTING PRONOUNCEMENTS

                              A reporting issue has arisen regarding the application of certain provisions of SAFS No. 141 and SFAS No. 142 to companies in the extracting industries including oil and gas companies. The issue is whether SFAS No. 142 regulates registrants to classify the costs of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as intangible assets in the balance sheet, apart from other capitalized oil and gas property owned and provide specific footnote disclosures. Historically, the Company had included the costs of such mineral rights associated with extracting oil and gas as a component of oil and gas properties. If it is ultimately determined that SFAS No. 142 requires oil and gas companies to classify cost of mineral rights held under lease or other contractual arrangement associated with extracting oil and gas as a separate intangible asset line item on the balance sheet, the Company would be required to reclassify approximately $453,000 at September 30, 2003 and $346,000 at
                              December 31, 2002, respectively, out of oil and gas properties and into a separate intangible asset line item. The Company's cash flows and results of operations would not be affected since such intangible assets would continue to be depleted and amortized for impairment in accordance with full cost accounting rules. Further, the Company does not believe the classification of the cost of mineral rights associated with extracting oil and gas as
                              intangible   assets   would  have  any  impact  on
                              compliance   with   covenants   under   its   debt
                              agreements.

                              In June 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 143, "Accounting for Asset Retirement Obligations "SFAS No. 143 addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement cost. This statement requires companies to record the present value of obligations associated with the retirement of tangible long-lived assets in the periods in which it is incurred. The liability is capitalized as part of the related long-lived assets carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. The Company's asset retirement obligations relate primarily to the plugging, dismantlement, removal site reclamation and similar activities of its oil and gas properties. Prior to adoption of this statement, such obligations were accrued ratably over the productive lives of the assets through its depreciation, depletion and amortization for oil and gas properties without recording a separate liability for such amounts. The impact of

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              applying this statement as of January 1, 2003 and September 30, 2003 is discussed in footnote 10.

                              In April 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of SFAS No. 4, 44, 64, Amendment of SFAS No. 13, and Technical Corrections" ("SFAS 145"). SFAS 4, which was amended by SFAS 64, required all gains and losses from the extinguishment of debt to be aggregated and, if material, classified as an extraordinary item, net of related income tax effect. As a result of SFAS 145, the criteria in Accounting Principles Board opinion 30 will now be used to classify those gains and losses. SFAS 13 was amended to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. The adoption of SFAS 145 will not have a current impact on the Company's consolidated financial statements.

                              In July 2002, FASB issued SFAS No. 146, Accounting for Cost Associated with Exit or Disposal Activities. The standard requires companies to recognize cost associated with exit or disposal activities when they are incurred rather than at the date of commitment to an exit or disposal plan. Examples of cost covered by the standard include lease termination costs and certain employee severance costs that are associated with restructuring, discontinued operation, plant closing, or other exit or disposal activity. Previous accounting guidance was provided by EITF Issue No. 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)." Statement 146 replaces Issue 94-3. Statement 146 is to be applied prospectively to exit or disposal activities initiated after December 31, 2002. The Company does not currently have any plans for exit or disposal activities, and therefore does not expect this standard to have a material effect on the Company's consolidated financial statements upon adoption.

                              In November 2002, the FASB issued FASB Interpretation ("FIN") No. 45. "Guarantor's Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others", which clarifies
                              disclosure       and       recognition/measurement
                              requirements  related to certain  guarantees.  The
                              disclosure requirements are effective for financial statements issued after December 15, 2002 and here cognition/measurement requirements are effective on a prospective basis for guarantees issued or modified after December 31, 2002. The application of the requirements of FIN 45 did not have an impact on the Company's financial position or results of operations.

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              In December 2002, the FASB issued SFAS No. 148, Accounting for Stock-Based compensation -- Transition and Disclosure -- an amendment of FASB Statement No. 123 ("Statement 148"). This amendment provides two additional methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. Additionally, more prominent disclosures in both annual and interim financial statements are required for stock-based employee compensation. The transition guidance and annual disclosure provisions of Statement 148 are effective for fiscal years ending after December 15, 2002. The interim disclosure provisions are effective for financial reports containing financial statements for interim periods beginning after December 15, 2002. The adoption of Statement 148 did not have a material impact on the Company's consolidated financial statements.

                              In January 2003, the FASB issued FASB Interpretation No. (FIN) 46, "Consolidation of Variable Interest Entities." This interpretation of Accounting Research Bulletin No. 51 "Consolidated Financial Statements" consolidation by business enterprises of variable interest entities, which possess certain characteristics. The Interpretation requires that if a business enterprise has a controlling financial interest in a variable interest entity, the assets, liabilities, and results of the activities of the variable interest entity must be included in the consolidated financial statements with those of the business enterprise. This Interpretation applies immediately to variable interest entities created after January 31, 2003 and to variable interest entities in which an enterprise obtains an interest after that date. The Company does not have any ownership in any variable interest entities.

                              In May 2003, the FASB issued Statement No. 150, "Accounting for Certain Financial Instruments with Characteristics of both Liabilities and Equity". SFAS No. 150 requires three types of freestanding financial instruments to be classified as liabilities in statements of financial position. One type is mandatory redeemable shares, which the issuing company is obligated to buy back in exchange for cash or other assets. A second type, which includes put options and forward purchase contracts, involves instruments that do or may require the issuer to buy back some of its shares in exchange for cash or other assets. The third type of instrument is obligations that can be settled with shares, the monetary value of which is fixed, tied solely or predominately to a variable such as a market index, or varies inversely with the value of the issuer's shares. The majority of the guidance in SFAS No. 150 is effective for all financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. In accordance with SFAS No. 150, the Company adopted this standard on July 1, 2003. Adoption of SFAS

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              No.  150 did not  have a  material  impact  on the
                              Company's   consolidated  financial  position  and
                              results of operations.

                              RECLASSIFICATIONS

                              Certain prior year amounts have been reclassified to conform with current year presentation.

3.  RELATED  PARTY            During 2002 the Company  received  debt  financing
    TRANSACTIONS              from  a  director   totaling   $750,000   to  fund
                              operating cash flow needs and to finance continued
                              development  of the  Swan  Creek  field.  Interest
                              incurred  on this debt was  approximately  $15,000
                              for the year ended December 31, 2002. See Note 7.

                              During 2002, the Company borrowed $110,000 from a former director. The advance was non-interest bearing and was repaid in July 2002.

                              During 2001, the Company repaid all principal and interest due to related parties, using the proceeds from the line of credit with Bank One. Interest incurred to related parties was approximately $15,000, $546,000 and $135,000 for the years ended December 31, 2002, 2001 and 2000, respectively.

                              During  2001,   the  Company   converted  debt  of
                              $200,000 payable to a director into 42,017 shares of common stock.

                              During 2000, the Company paid approximately $270,000 in consulting fees and commissions on equity transactions to a member of the Board of Directors.

                              On February 3, 2003 and February 28, 2003, Dolphin Offshore Partners, LP which owns more than 10% of the Company's outstanding common stock and whose general partner, Peter E. Salas, is a Director of the Company, loaned the Company the sum of $250,000 on each such date (cumulatively, $500,000) which the Company used to pay the principal and interest due to Bank One for February and March 2003 and for working capital needs. On May 20, 2003 an additional loan of $834,000 was loaned by a combination of Dolphin ($750,000) and Jeffrey R. Bailey who is a Director and President ($84,000) of the Company. On August 6, 2003 an additional loan of $150,000 was loaned by Dolphin. Each of these loans is evidenced by a separate promissory note each bearing interest at the rate of 12% per annum, with payments of interest only payable quarterly and the principal balance payable on January 4, 2004. Each of the February and March 2003 promissory notes is secured by an undivided 10% interest in the Company's pipelines. The May 20, 2003 loans provides Dolphin with a 30% interest and Bailey with a 3.36% interest in the Company's pipelines. The August note provides Dolphin with a 6%

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)

                              interest in the Company's pipelines.

4.  OIL AND GAS               The   following   table  sets  forth   information
    PROPERTIES                concerning the Company's oil and gas properties:

                  DECEMBER 31,                           2002          2001
                 --------------------------------------------------------------
                  Oil and gas properties, at cost     $17,099,753   $15,117,224
                  Accumulation depreciation,
                      depletion and amortization       (3,235,432)   (1,847,294)
                  --------------------------------------------------------------
                  Oil and gas properties, net         $13,864,321   $13,269,930
                  --------------------------------------------------------------

                              During the years ended December 31, 2002, 2001 and 2000, the Company recorded depletion expense of approximately $1,388,000, $1,342,000 and $197,000, respectively.

5.  PIPELINE FACILITIES       In  1996,  the  Company  began  construction  of a
                              65-mile gas pipeline (1) connecting the Swan Creek
                              development  project  to a gas  purchaser  and (2)
                              enabling  the Company to develop gas  distribution
                              business  opportunities in the future.  Phase I, a
                              30-mile portion of the pipeline,  was completed in
                              1998.  Phase II of the pipeline,  the remaining 35
                              miles,  was completed in March 2001. The estimated
                              useful  life  of  the  pipeline  for  depreciation
                              purposes  is  30  years.   The  Company   recorded
                              approximately $220,000 and $509,000, respectively in depreciation expense related to the pipeline for the years ended December 31, 2002 and 2001. No depreciation expense was recorded in 2000 as the pipeline was not yet complete.

                              In January 1997, the Company entered into an agreement with the Tennessee Valley Authority ("TVA") whereby the TVA allows the Company to bury the pipeline within the TVA's transmission line rights-of-way. In return for this right, the Company paid $35,000 and agreed to annual payments of approximately $6,200 for 20 years. This agreement expires in 2017 at which time the parties may renew the agreement for another 20 year term in consideration of similar inflation-adjusted payment terms.

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


6.  OTHER PROPERTY            Other  property  and  equipment  consisted  of the
    AND EQUIPMENT             following:

                DECEMBER 31,                               2002         2001
                ----------------------------------------------------------------
                Machinery and equipment                $1,887,190   $1,737,189
                Vehicles                                  675,411      610,510
                Other                                      63,734       63,739
                ----------------------------------------------------------------
                                                        2,626,335    2,411,438

                Less accumulated depreciation            (940,385)    (731,334)
                ----------------------------------------------------------------
                Other property and equipment - net     $1,685,950   $1,680,104
                ----------------------------------------------------------------


7.  LONG TERM DEBT            Long-term debt to unrelated  entities consisted of
                              the following:

                                                                      September
                DECEMBER 31,                     2002        2001     30, 2003
                ----------------------------------------------------------------
                                                                     (unaudited)
                Revolving  line of  credit
                with a bank,  due November
                2004.  The loan  agreement
                provides for  increases or
                decreases to the borrowing
                base as  changes in proved
                oil  and gas  reserves  or
                other  production   levels
                arise.   Borrowings   bear
                interest   at  the  bank's
                prime   rate  plus   0.25%
                (4.5%  at   December   31,
                2002).  Collateralized  by
                the oil and gas properties
                and the related operations
                and revenues.                $7,501,777  $9,101,777  $5,701,777

                Unsecured  note payable to
                an    institution,    with
                $65,000 principal payments
                due  quarterly   beginning
                January 1, 2000; remaining
                balance due October  2004;
                with   interest    payable
                monthly  at 8% per  annum.
                Note is  convertible  into
                common    stock   of   the
                Company at a rate of $6.25
                per share of common stock.      480,000     720,000     300,000

                Convertible  notes payable
                to five  individuals;  due
                January     2004,     with
                interest payable quarterly
                at 8% per annum. Notes are
                convertible   into  common
                stock of the  Company at a
                rate of $3.00 per share of
                common stock.                   650,000           -     650,000

                Unsecured  note payable to
                an institution  due May 1,
                2004,     with    interest
                payable  annually at 4.75%
                per annum.                            -           -     297,171

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                Note    payable    to    a
                financial     institution,
                with   $1,773    principal
                payments    due    monthly
                beginning  January 7, 2002
                through  December 7, 2006.
                Interest     is    payable
                monthly    commencing   on
                January  7,  2002  at 7.5%
                per    annum.    Note   is
                guaranteed   by  a   major
                shareholder     and     is
                collateralized  by certain
                assets of the Company.           73,335      87,500      61,202

                Installment  notes bearing
                interest  at the  rate  of
                3.9% to  11.95%  per annum
                collateralized by vehicles
                and equipment with monthly
                payments         including
                interest of  approximately
                $10,000     due    various
                periods through 2006.           412,342     393,311     304,904
                ----------------------------------------------------------------

                Total long term debt          9,117,454  10,302,588   7,315,054

                Less current maturities      (7,861,245) (6,399,831) (6,724,999)
                ----------------------------------------------------------------

                Long   term   debt,   less
                current maturities          $ 1,256,209  $3,902,757     590,055
                ----------------------------------------------------------------

                              The Company is subject to certain financial (ratio) covenants and restrictions on indebtedness, dividend payments, financial guarantees, business combinations, reporting requirements and other related items on the revolving line of credit with a bank. As of
                              December 31, 2002, the Company is not in compliance with all covenants. During 2002, as a result of ongoing negotiations to refinance or repay the debt, the bank declared all amounts immediately due and payable. The Company is presently paying $200,000 per month. As a result of ongoing negotiations with Bank One, management has reclassified the loan fees associated with this note to a current asset as it is likely that these fees will be fully amortized in 2003.

                              Long-term debt to related parties consisted of the following:

                                                                      September
                DECEMBER 31,                     2002        2001     30, 2003
                ----------------------------------------------------------------
                                                                     (unaudited)
                Unsecured  note payable to
                a  director   due  January
                2004,     with    interest
                payable  quarterly  at  8%
                per    annum.    Note   is
                convertible   into  common
                stock of the  Company at a
                rate of $2.88 per share of
                common stock.                 $500,000   $        -  $  500,000

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                Notes    payable    to   a
                director due January 2004,
                with   interest    payable
                quarterly   at   12%   per
                annum.  Note is secured by
                10% of the pipeline.           250,000           -    1,734,000
                ----------------------------------------------------------------
                Total  long  term  debt to
                related Parties                750,000           -    2,234,000

                Less current maturities              -           -   (2,234,000)
                ----------------------------------------------------------------
                Long term debt to  related
                parties,    less   current
                maturities                    $750,000   $       -   $       -
                ----------------------------------------------------------------

                              The aggregate maturities of long term debt due to related parties and others as of December 31, 2002, are as follow:

                                 Year                           Amount
                              -------------------------------------------------

                                 2003                        $7,861,245
                                 2004                         1,720,463
                                 2005                           101,468
                                 2006                           101,803
                                 Thereafter                      82,470
                              -------------------------------------------------
                                                             $9,867,454
                              -------------------------------------------------


8.  COMMITMENTS AND           The Company is a party to lawsuits in the ordinary
    CONTINGENCIES             course of its business.  While the damages  sought
                              in some of these actions are material, the Company does not believe that it is probable that the outcome of any individual action will have a material adverse effect, or that it is likely that adverse outcomes of individually insignificant actions will be significant enough, in number or magnitude, to have a material adverse effect in the aggregate on its financial statements.

                              In the ordinary course of business the Company has entered into various equipment and office leases which have remaining terms ranging from one to four years. Approximate future minimum lease payments to be made under noncancellable operating leases are as follows:

                                  Year                          Amount
                              -------------------------------------------------
                                  2003                        $  60,158
                                  2004                           59,210
                                  2005                           56,970
                                  2006                              500
                              -------------------------------------------------
                                                               $176,838
                              -------------------------------------------------


                              Office  rent  expense was  approximately  $84,000,

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              $91,000  and  $86,000  for each of the three years
                              ended   December   31,   2002,   2001  and   2000,
                              respectively.

9. CUMULATIVE CONVERTIBLE Shares of both Series A and B Preferred Stock are REDEEMABLE PREFERRED or will be immediately convertible into shares of
    STOCK                     Common  Stock.  Each $100  liquidation  preference
                              share of preferred stock is convertible at a rate of $7.00 for the Series A per share of common stock. For the Series B, the conversion rate is the average market price of the Company's common stock for 30 days before the sale of the Series B preferred stock with a minimum conversion price of $9.00 per share. The conversion rate is subject to downward adjustment if the Company subsequently issues shares of common stock for consideration less than $7.00 and $9.00 for the Series A and Preferred Stock, respectively, per share. The conversion prices will be adjusted prospectively for stock dividends and splits.

                              The holders of both the Series A and Series B Preferred Stock are entitled to a cumulative dividend of 8% per quarter. However, the payment of the dividends on the Series B Preferred Stock is subordinate to that of the Series A Preferred Stock. In the event that the Company does not make any two of six consecutive quarterly dividend payments, the holders of the Series A Preferred Stock may appoint those directors which would constitute of majority of the Board of Directors. In such a scenario, the holders of the Preferred Shares would be entitled to elect a majority of the Board of Directors until all accrued and unpaid dividends have been paid.

                              The Company failed to pay the 3rd and 4th quarterly dividend payments of the Series A preferred stock during 2002. As a result, in February 2003, the Series A shareholders exercised their rights to place four new members on the Board of Directors. As of September 30, 2003, cumulative accrued and unpaid dividends on the Series A and B Preferred Stock amounted to $405,334.

                              The Company may redeem both of the Series A and B Preferred Stock upon payment of $100 per share plus any accrued and unpaid dividends. Further, with respect to the Series A Preferred Stock, commencing on October 1, 2003 and at each quarterly date thereafter while the Series A Preferred Stock is outstanding, the Company is required to redeem one-twentieth of the maximum number of Series A Preferred Stock outstanding. With respect to the Series B Preferred Stock, on the fifth anniversary after issuance (March 2005), the Company is required to redeem all outstanding Series B Preferred Stock.

                              During 2002, the Board of Directors authorized the sale of up to 50,000 shares of Series C Preferred Stock at $100 per share. The Company issued 14,491 shares, resulting in net proceeds after commissions of $1,303,168. The Series C Preferred

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              Stock accrues a 6% cumulative dividend on the outstanding balance, payable quarterly. As of September 30, 2003, cumulative accrued and unpaid dividends on the Series C Preferred Stock amounted to $65,209. These dividends are subordinate to the dividends payable to the Series A and Series B Preferred Stock holders. This stock is convertible into the Company's common stock at the average stock trading price 30 days prior to the closing of the sales of all the Series C Preferred Stock being offered or $5.00 per share, whichever is greater. The Company is required to redeem any remaining Series C Preferred Stock and any accrued and unpaid dividends in July 2006.

10.  STOCK DIVIDEND           On August 1,  2001,  the  Company  paid a 5% stock
                              dividend distributable on October 1, 2001 to shareholders of record of the Company's common stock on September 4, 2001. Based on the number of common shares outstanding on the record date, the Company issued 498,016 new shares. All references in the accompanying financial statements to the number of common shares and per share amounts are based on the increased number of shares giving retroactive effect to the stock dividend.

11.  STOCK OPTIONS            In  October  2000,  the  Company  approved a Stock
                              Incentive  Plan.  The  Plan  is  effective  for  a
                              ten-year period commencing on October 25, 2000 and
                              ending on October 24, 2010.  The aggregate  number
                              of shares of Common Stock as to which  options and
                              Stock  Appreciation   Rights  may  be  granted  to
                              Employees   under  the  plan   shall  not   exceed
                              1,000,000.  Options  are not  transferable,  fully
                              vest  after  two  years  of  employment  with  the
                              Company,  are  exercisable  for three months after
                              voluntary   resignation  from  the  Company,   and
                              terminate immediately upon involuntary termination
                              from the  Company.  The  purchase  price of shares
                              subject to this  Nonqualified  Stock  Option  Plan
                              shall be  determined  at the time the  options are
                              granted, but are not permitted to be less than 85%
                              of the Fair  Market  Value of such  shares  on the
                              date of grant.  Furthermore,  an  employee  in the
                              plan may not, immediately prior to the grant of an
                              Incentive Stock Option hereunder, own stock in the
                              Company  representing more than ten percent of the
                              total  voting power of all classes of stock of the
                              Company   unless  the  per  share   option   price
                              specified  by the  Board for the  Incentive  Stock
                              Options granted such and Employee is at least 110% of the Fair Market Value of the Company's stock on the date of grant and such option, by its terms, is not exercisable after the expiration of five years from the date such stock option is granted.

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              Stock option activity in 2002, 2001 and 2000 is summarized below:

                               2002                            2001                         2000
                     --------------------------     --------------------------    -------------------------
                                    WEIGHTED                      WEIGHTED                      WEIGHTED
                                    AVERAGE                       AVERAGE                       AVERAGE
                                    EXERCISE                      EXERCISE                      EXERCISE
                        SHARES       PRICE             SHARES      PRICE            SHARES       PRICE
-----------------------------------------------------------------------------------------------------------

Outstanding,
  beginning
  of year                516,028      $9.23           1,017,450    $  8.54           530,250      $6.91
 Granted                 160,742       2.86              78,750      12.39           855,451       8.69
 Exercised                     -       -               (256,772)      8.69           (21,751)      8.69
 Expired/canceled              -       -               (323,400)      7.85          (346,500)      6.91
                     -------------                  -------------                -------------
Outstanding,
  end of year            676,770       7.71             516,028       9.23         1,017,450       8.54
-----------------------------------------------------------------------------------------------------------
Exercisable,
  end of year            676,770      $7.71             474,889    $  9.21           930,258      $8.49
-----------------------------------------------------------------------------------------------------------

                              The share information disclosed above has been adjusted to reflect the 5% stock dividend declared during 2001. See note 10 above.

                              The following table summarizes information about stock options outstanding at December 31, 2002:

               ------------------------------------------------   --------------
                                    OPTIONS                          OPTIONS
                                  OUTSTANDING                      EXERCISABLE
               ------------------------------------------------   --------------
                                                    WEIGHTED
                                                    AVERAGE
                   WEIGHTED                        REMAINING
                   AVERAGE                        CONTRACTUAL
                EXERCISE PRICE        SHARES      LIFE (YEARS)        SHARES
               ------------------------------------------------   --------------

                  $    2.86          160,742           2.67            160,742
                  $    8.69          437,278           0.85            437,278
                  $   14.44           21,000           1.13             21,000
                  $   11.05           47,250           1.30             47,250
                  $   12.70           10,500           1.71             10,500
                                ----------------
        Total     $    7.71          676,770                           676,770
        ------------------------------------------------------------------------

                              The weighted average fair value per share of options granted during 2002, 2001 and 2000 is $1.45, $3.62, and $3.41 respectively, calculated using the Black-Scholes Option-Pricing model.

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              No compensation expense related to stock options were incurred in 2002, 2001 or 2000. The Company issued 70,715 options to non-employees and non-directors in 2000. The expense of $242,000 for these options has been included in professional fees expense because the options were issued to providers of such services. The expense was calculated using a fair market value of the options based on the Black-Scholes option-pricing model assumptions discussed below.

                              For employees, the fair value of stock options used to compute pro forma net loss and loss per share disclosures is the estimated present value at grant date using the Black-Scholes option-pricing model with the following weighted average assumptions for 2002, 2001 and 2000; Expected volatility of 74.2% for 2002, 50% for 2001 and 50% for 2000; a risk free interest rate of 3.67% in 2002, 3.67% in 2001 and 5.86% in 2000;
                              and an expected option life of 3 years for 2002, 2001 and 2000.

12.  INCOME TAXES             The Company had no taxable income during the three
                              year period ended December 31, 2002.

                              A reconciliation of the statutory U.S. Federal income tax and the income tax provision included in the accompanying consolidated statements of loss is as follows:

DECEMBER 31,                         2002               2001           2000
--------------------------------------------------------------------------------
Statutory rate                             34%              34%             34%
Tax benefit at statutory rate     $(1,073,000)     $  (769,000)    $  (452,500)
State income tax benefit             (189,000)        (136,000)        (75,500)
Other                                       -                -          24,000
Increase in deferred tax asset
  Valuation allowance               1,262,000          905,000         504,000
--------------------------------------------------------------------------------
Total income tax provision        $         -      $         -     $         -
--------------------------------------------------------------------------------

DECEMBER 31,                         2002               2001           2000
--------------------------------------------------------------------------------
Net operating loss carryforward   $ 7,139,000      $ 5,877,000     $ 4,972,000
Capital loss carryforward             263,000          263,000         263,000
--------------------------------------------------------------------------------
                                    7,402,000        6,140,000       5,235,000

Valuation allowance                (7,402,000)      (6,140,000)     (5,235,000)
--------------------------------------------------------------------------------
Net deferred taxes                $         -      $         -     $         -
--------------------------------------------------------------------------------

                              The Company recorded a valuation allowance at December 31, 2002, 2001 and 2000 equal to the excess of deferred tax assets over deferred tax liabilities as management is unable to determine

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              that these tax benefits are more likely than not to be realized. Potential future reversal of the portion of the valuation allowance relative to deferred tax asset resulting from the exercise of stock options will be recorded as additional paid in capital realized As of December 31, 2002, the Company had net operating loss carryforwards of approximately $18,217,000, which will expire between 2010 and 2022, if not utilized.

13.  SUPPLEMENTAL CASH        The Company paid approximately $571,000,  $853,500
     FLOW INFORMATION         and $544,000 for interest in 2002,  2001 and 2000,
                              respectively.      The     Company     capitalized
                              approximately $148,000 and $128,000 of this amount in 2001 and 2000, respectively. No interest was capitalized during 2002. The Company paid no income taxes in 2002, 2001 and 2000.

14.  QUARTERLY DATA AND       The  following  table sets  forth,  for the fiscal
     SHARE INFORMATION        periods indicated, selected consolidated financial
     (UNAUDITED)              data.

                                                                      FISCAL YEAR ENDING DECEMBER 31, 2003
----------------------------------------------------------------------------------------------------------
                                           First           Second           Third            Fourth
                                          Quarter          Quarter         Quarter           Quarter
----------------------------------------------------------------------------------------------------------

Revenues                                 $1,971,603       $1,482,390     $ 1,599,461         -
Net Income (loss)                          (659,350)        (678,592)       (508,247)        -
Net Income (loss) attributable to
   common Stockholders                     (793,545)        (812,786)       (642,441)        -
Earnings (loss) per common share

   Basic and diluted                     $    (0.07)     $     (0.07)    $     (0.05)        -
----------------------------------------------------------------------------------------------------------

                                                                      FISCAL YEAR ENDED DECEMBER 31, 2002
----------------------------------------------------------------------------------------------------------
                                           First            Second            Third           Fourth
                                          Quarter           Quarter          Quarter          Quarter
----------------------------------------------------------------------------------------------------------

Revenues                                $ 1,176,482      $  1,297,668       $1,507,308       $1,719,020
Net loss                                   (818,341)         (858,197)        (721,879)        (756,138)
Net loss attributable to common
   Stockholders                            (930,799)         (984,139)        (856,074)        (890,332)
----------------------------------------------------------------------------------------------------------
Loss per common share
   Basic and diluted                    $     (0.09)     $      (0.09)      $    (0.08)      $    (0.07)
----------------------------------------------------------------------------------------------------------

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                                                                       FISCAL YEAR ENDED DECEMBER 31, 2001
----------------------------------------------------------------------------------------------------------
                                           First            Second            Third           Fourth
                                          Quarter           Quarter          Quarter          Quarter
----------------------------------------------------------------------------------------------------------

Revenues                                 $1,448,318       $1,863,068          $2,583,758     $1,101,542
Net loss                                   (368,768)        (336,034)           (378,597)    (1,179,388)
Net loss attributable to common
   Stockholders                            (447,546)        (423,523)           (491,055)    (1,291,846)
----------------------------------------------------------------------------------------------------------
Loss per common share
   Basic and diluted                     $    (0.05)      $    (0.04)         $    (0.05)    $    (0.12)
----------------------------------------------------------------------------------------------------------

                              Third quarter 2001 results reflect the effect on depletion expense that resulted from a decrease in reserve estimates provided in a study performed by Ryder Scott Company, L.P. and issued August 10, 2001. The amount recorded during this quarter was $562,000 higher than the quarterly estimates made by management during the first three quarters as a result of a change in estimate arising from new information provided in the Ryder Scott Company, L.P. Report. Amounts disclosed above differ from those filed with the SEC during the third quarter of 2001 as a result of an error in recording this change in estimate to depletion at the time of the filing. Management amended the September 30, 2001 SEC Form 10-Q filing during 2002.

15.  SUPPLEMENTAL OIL AND     Information  with respect to the Company's oil and
     GAS INFORMATION          gas  producing  activities  is  presented  in  the
                              following tables. Estimates of reserve quantities, as well as future production and discounted cash flows before income taxes, were determined by Ryder Scott Company, L.P. as of December 31, 2002,
                              2001 and 2000.

                              OIL AND GAS RELATED COSTS

                              The following table sets forth information concerning costs related to the Company's oil and gas property acquisition, exploration and development activities in the United States during the years ended December 31, 2002, 2001 and 2000:

                                        2002            2001            2000
          ----------------------------------------------------------------------

          Property acquisition
            Proved                 $         -     $         -      $         -
            Unproved                         -               -            5,702
          Less - proceeds from
            sales of properties       (100,000)       (750,000)      (1,176,411)
          Development costs          2,082,529       5,571,883        2,627,705
          ----------------------------------------------------------------------
                                   $ 1,982,529     $ 4,821,883      $ 1,456,996
          ----------------------------------------------------------------------

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              RESULTS OF OPERATIONS FROM OIL AND GAS PRODUCING ACTIVITIES

                              The following table sets forth the Company's results of operations from oil and gas producing activities for the years ended:

          December 31,                     2002          2001            2000
          ----------------------------------------------------------------------

          Revenues                     $ 5,437,723    $ 6,656,758   $ 5,241,076
          Production costs and taxes    (3,094,731)    (2,951,746)   (2,614,414)
          Depreciation, depletion
              and amortization          (1,388,138)    (1,342,000)     (197,000)
          ----------------------------------------------------------------------
          Income from oil and gas
               producing activities    $   954,854    $ 2,363,012   $ 2,429,662
          ----------------------------------------------------------------------

                              In the presentation above, no deduction has been made for indirect costs such as corporate overhead or interest expense. No income taxes are reflected above due to the Company's tax loss carryforwards.

                              OIL AND GAS RESERVES (UNAUDITED)

                              The following table sets forth the Company's net proved oil and gas reserves at December 31, 2002, 2001 and 2000 and the changes in net proved oil and gas reserves for the years then ended. Proved reserves represent the estimated quantities of crude oil and natural gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in the future years from known reservoirs under existing economic and operating conditions. The reserve information indicated below requires substantial judgment on the part of the reserve engineers, resulting in estimates which are not subject to precise determination. Accordingly, it is expected that the estimates of reserves will change as future production and development information becomes available and that revisions in these estimates could be significant. Reserves are measured in barrels (bbls) in the case of oil, and units of one thousand cubic feet (Mcf) in the case of gas.

                                                    OIL (BBLS)         GAS (MCF)
          ----------------------------------------------------------------------
          Proved reserves:

          Balance, January 1, 2000                   3,227,203       74,795,287
            Discoveries and extensions                  56,103        1,059,147
            Revisions of previous estimates         (1,309,366)     (27,998,986)
            Production                                (159,035)        (315,577)
          ----------------------------------------------------------------------
          Balance, December 31, 2000                 1,814,905       47,539,871
            Discoveries and extensions                  62,254        4,915,431
            Revisions of previous estimates           (672,443)     (25,263,634)
            Production                                (148,041)      (1,311,466)
          ----------------------------------------------------------------------
          Balance, December 31, 2001                 1,056,675       25,880,202
            Discoveries and extensions                  34,968          937,000
            Revisions of previous estimates            542,229          786,430
            Production                                (157,973)      (1,004,899)
          ----------------------------------------------------------------------
          Proved reserves at, December 31, 2002      1,475,899       26,598,733
          ----------------------------------------------------------------------

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


          Proved developed producing
            reserves at, December 31, 2002           1,108,293        6,592,711
          ----------------------------------------------------------------------
          Proved developed producing
            reserves at, December 31, 2001             767,126        7,157,183
          ----------------------------------------------------------------------
          Proved developed producing
            reserves at, December 31, 2000           1,553,759        2,888,769
          ----------------------------------------------------------------------

                              Of the Company's total proved reserves as of December 31, 2002 and 2001 and 2000, approximately 37%, 36% and 21%, respectively, were classified as proved developed producing, 19%, 26% and 34%, respectively, were classified as proved developed non-producing and 44%, 37% and 45%, respectively, were classified as proved undeveloped. All of the Company's reserves are located in the continental United States.

                              STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS (UNAUDITED)

                              The standardized measure of discounted future net cash flows from the Company's proved oil and gas reserves is presented in the following table:

                                                  AMOUNTS IN THOUSANDS
                                       -----------------------------------------
          December 31,                     2002           2001         2000
          ----------------------------------------------------------------------

          Future cash inflows             $152,180     $  78,296     $ 505,733
          Future production
              costs and taxes              (41,870)      (26,083)      (41,689)
          Future development costs         (11,348)       (6,384)       (8,225)
          Future income tax expenses             -             -      (122,881)
          ----------------------------------------------------------------------
          Net future cash flows             98,962        45,829       332,938

          Discount at 10% for
              timing of cash flows         (52,314)      (24,095)      (97,195)
          ----------------------------------------------------------------------
          Discounted future net
              cash flows from
              proved reserves            $  46,648     $  21,734     $ 235,743
          ----------------------------------------------------------------------

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              The following unaudited table sets forth the changes in the standardized measure of discounted future net cash flows from proved reserves during 2002, 2001 and 2000:

                                                     AMOUNTS IN THOUSANDS
                                          --------------------------------------
                                              2002         2001         2000
          ----------------------------------------------------------------------

          Balance, beginning of year       $   21,734    $ 235,743    $ 100,882
          Sales, net of production costs
            and taxes                          (2,343)      (3,705)      (2,627)
          Discoveries and extensions            1,686        4,167        1,778
          Changes in prices and
            production costs                   20,586     (299,527)     360,082
          Revisions of quantity                 6,120      (33,449)    (186,289)
            estimates
          Development costs incurred                             -        1,236
          Interest factor - accretion
            of discount                         2,173       32,198       13,355
          Net change in income taxes                -       86,237      (53,572)
          Changes in future
            development costs                  (4,860)       2,666       (3,237)
          Changes in production rates
            and other                           1,552       (2,596)       4,135
          ----------------------------------------------------------------------
          Balance, end of year              $  46,648   $   21,734    $ 235,743
          ----------------------------------------------------------------------

                              Estimated  future  net  cash  flows  represent  an
                              estimate of future net revenues from the production of proved reserves using current sales prices, along with estimates of the operating costs, production taxes and future development and abandonment costs (less salvage value) necessary to produce such reserves. The average prices used at December 31, 2002, 2001 and 2000 were $27.25,
                              $17.03 and $25.62 per barrel of oil and $4.01, $2.33 and $9.66 per MCF of gas, respectively. No deduction has been made for depreciation, depletion or any indirect costs such as general corporate overhead or interest expense.

                              Operating costs and production taxes are estimated based on current costs with respect to producing gas properties. Future development costs are based on the best estimate of such costs assuming current economic and operating conditions. The estimates of reserve values include estimated future development costs that the company does not currently have the ability to fund. If the company is unable to obtain additional funds, it may not be able to develop its oil and natural gas properties as estimated in its December 31, 2002 reserve report.

                              Income tax expense is computed based on applying the appropriate statutory tax rate to the excess of future cash inflows less future production and development costs over the current tax basis of the properties involved, less applicable carryforwards, for both regular and alternative minimum tax.

            (Amounts presented relating to September 30, 2003 and the nine months ended September 30, 2003 and 2002 are unaudited)


                              The future net revenue information assumes no escalation of costs or prices, except for gas sales made under terms of contracts which include fixed and determinable escalation. Future costs and prices could significantly vary from current amounts and, accordingly, revisions in the future could be significant.

16. CUMULATIVE EFFECT OF A Effective January 1, 2003, the Company implemented CHANGE IN ACCOUNTING the requirements of Statement of Financial
     PRINCIPLE                Accounting   Standards   No.   143   (SFAS   143),
                              "Accounting  for  Asset  Retirement  Obligations".
                              Among other things,  SFAS 143 requires entities to
                              record a liability and  corresponding  increase in
                              long-lived   assets  for  the  present   value  of
                              material    obligations    associated   with   the
                              retirement of tangible long-lived assets. Over the
                              passage of time,  accretion  of the  liability  is
                              recognized   as  an  operating   expense  and  the
                              capitalized  cost is depleted  over the  estimated
                              useful  life of the related  asset.  Additionally,
                              SFAS 143 requires that upon initial application of
                              these  standards,  the  Company  must  recognize a
                              cumulative   effect  of  a  change  in  accounting
                              principle   corresponding   to   the   accumulated
                              accretion  and  depletion  expense that would have
                              been  recognized had this standard been applied at
                              the time the  long-lived  assets were  acquired or
                              constructed.   The  Company's   asset   retirement
                              obligations relate primarily to the plugging, dismantling and removal of wells drilled to date.

                              Using a credit-adjusted risk free rate of 12%, an estimated useful life of wells ranging from 30-40 years, and estimated plugging and abandonment costs ranging from $5,000 per well to $10,000 per well, the Company has recorded a non-cash charge related to the cumulative effect of a change in accounting principle of $351,204 in its statement of loss. Oil and gas properties were increased by $260,191, which represents the present value of all future obligations to retire the wells at January 1, 2003, net of accumulated depletion on this cost through that date. A corresponding obligation totaling $611,395 has also been recorded as of January 1, 2003.

                              For the nine month period ended September 30, 2003, the Company recorded accretion and depletion expenses of $77,952 associated with this liability and its corresponding asset. These expenses are included in depletion, depreciation, and amortization in the consolidated statements of loss. Had the provisions of this statement been reflected in the financial statements for the year ended December 31, 2002, an asset retirement obligation of $476,536 would have been recorded as of January 1, 2002.

                              The  following  is  a  roll-forward   of  activity
                              impacting the asset retirement obligation for the nine months ended September 30, 2003:

                                Balance, January 1, 2003:           $611,395

                                Accretion expense through
                                  September 30, 2003                  55,026
                                                                    --------
                                Balance, September 30, 2003         $666,421
                                                                    ========